Exhibit 4.1

Execution Version

INDENTURE

Dated as of November 30, 2021

Among

COVERT MERGECO, INC.,

to be merged with and into

COVANTA HOLDING CORPORATION,

as Issuer

the Guarantors from time to time party hereto

and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

4.875% SUSTAINABILITY-LINKED SENIOR NOTES DUE 2029

TABLE OF CONTENTS

Page

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

ARTICLE 2

THE NOTES

ARTICLE 3

REDEMPTION

i

ARTICLE 4

COVENANTS

ARTICLE 5

SUCCESSORS

SECTION 5.01.	Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets	118
SECTION 5.02.	Assumption	120

ARTICLE 6

DEFAULTS AND REMEDIES

ARTICLE 7

TRUSTEE

		Page

SECTION 7.10.	Eligibility; Disqualification	131
SECTION 7.11.	Preferential Collection of Claims Against Issuer	131
SECTION 7.12.	Certain Tax Matters	131

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

ARTICLE 10

GUARANTEES

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01.	Satisfaction and Discharge	141
SECTION 11.02.	Application of Trust Money	142

ARTICLE 12

[RESERVED]

Page

ARTICLE 13

MISCELLANEOUS

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Certificate of Transfer
Exhibit C	Form of Certificate of Exchange
Exhibit D	Form of Supplemental Indenture to be Delivered by Subsequent Guarantors

INDENTURE, dated as of November 30, 2021, by and among Covert Mergeco, Inc. (“Merger Sub”), Covanta Holding Corporation, a Delaware corporation (“Covanta”), the Guarantors (as defined herein) from time to time party hereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). As used herein, the term “Issuer” shall refer to, (i) prior to the consummation of the Merger (as defined herein), Merger Sub and not any of its Subsidiaries and (ii) from and after the consummation of the Merger, Covanta and not any of its Subsidiaries.

W I T N E S S E T H:

WHEREAS, Merger Sub has duly authorized the creation of an issue of $300,000,000 aggregate principal amount of 4.875% Sustainability-Linked Senior Notes due 2029 (the “Initial Notes”);

WHEREAS, Merger Sub, Covanta and the Guarantors has duly authorized the execution and delivery of this Indenture; and

WHEREAS, on the date hereof, upon consummation of the Merger, Merger Sub will merge with and into Covanta, with Covanta continuing as the surviving entity and assuming the obligations of Merger Sub under this Indenture by operation of law and pursuant to this Indenture, and upon consummation of the Merger, (i) Covanta hereby expressly assumes all of Merger Sub’s Obligations under the Notes and this Indenture on the terms and subject to the conditions set forth in this Indenture, and hereby agrees to be bound by all other applicable provisions of this Indenture applicable to the Issuer and to perform all of the obligations and agreements of the Issuer under this Indenture, (ii) Covanta is hereby substituted for, and may exercise every right and power of, Merger Sub and the Issuer, as applicable, under this Indenture with the same effect as if Covanta had been named as the initial Issuer in this Indenture, and Covanta is a successor corporation under this Indenture, and (iii) each of the Guarantors party hereto will hereby become parties to this Indenture, following which, each Guarantor shall fully and unconditionally guarantee on a senior unsecured basis, jointly and severally, all of the Issuer’s Obligations under this Indenture and the Notes, on the terms and subject to the conditions set forth in this Indenture, including but not limited to Article 10 hereof.

NOW, THEREFORE, Merger Sub, Covanta, the Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders.

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.01. Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Assets” means (1) any property or other assets used or useful in a Similar Business, (2) the Capital Stock of a Person that becomes a Restricted Subsidiary of the Issuer as a result of the acquisition of such Capital Stock by the Issuer or another Restricted Subsidiary or (3) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary of the Issuer; provided, however, that any Restricted Subsidiary described in clause (2) or (3) above is engaged in a Similar Business.

“Additional Notes” means additional Notes (other than the Initial Notes) issued under this Indenture in accordance with Sections 2.01 and 4.09, as part of the same series as the Initial Notes.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. No Person shall be an “Affiliate” of Holdings or any Subsidiary thereof solely because it is an unrelated operating portfolio company of a Sponsor. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent” means any Registrar or Paying Agent.

“Alternate Offer” has the meaning set forth in Section 4.14(a).

“Applicable Percentage” means 100%; provided that the Applicable Percentage shall be (1) 50% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom the Consolidated Secured Debt Ratio would be less than or equal to 2.30 to 1.00 but greater than 1.80 to 1.00, or (2) 0.00% if, on a pro forma basis after giving effect to such Asset Sale and the use of proceeds therefrom, the Consolidated Secured Debt Ratio would be less than or equal to 1.80 to 1.00.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at December 1, 2024 (such redemption price being set forth in the table appearing in Section 3.07(c) under the column “Percentage (x) prior to the Step-up Date, and (y) on or following the Step-up Date, if two Sustainability Performance Targets have been satisfied as of the Testing Date and have been certified to such on or prior to the Certification Date”), plus (ii) all required remaining scheduled interest payments due on such Note through December 1, 2024 (excluding accrued but unpaid interest to the Redemption Date) (calculated, with respect to the Notes, at a rate equal to the Original Interest Rate per annum), computed by the Issuer on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

Calculation of the Applicable Premium will be made by the Issuer and shall not be a duty or obligation of the Trustee.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (a “Disposition”); or

(2) the sale of Equity Interests of any Restricted Subsidiary (other than Preferred Stock of Restricted Subsidiaries issued in compliance with Section 4.09), whether in a single transaction or a series of related transactions and whether effected pursuant to a Division or otherwise;

in each case, other than:

(a) the Disposition of all or substantially all of the assets of the Issuer or any Restricted Subsidiary in a manner permitted pursuant to Section 5.01 or any Disposition that constitutes a Change of Control Triggering Event pursuant to this Indenture;

(b) Dispositions (including of Equity Interests issued by any Restricted Subsidiary) among the Issuer and/or any Restricted Subsidiary (upon voluntary liquidation or otherwise);

(c) (i) the liquidation or dissolution of any Restricted Subsidiary if the Issuer determines in good faith that such liquidation or dissolution is in the best interests of the Issuer or such Restricted Subsidiary, is not materially disadvantageous to the Holders, and the Issuer or any Restricted Subsidiary receives any assets of the relevant dissolved or liquidated Restricted Subsidiary, (ii) any merger, amalgamation, dissolution, liquidation or consolidation, the purpose of which is to effect (A) any Disposition referred to in clauses (d) through (jj) of this definition or (B) any Permitted Investment or any Investment permitted under Section 4.07; and (iii) the conversion of the Issuer or any Restricted Subsidiary into another form of entity (and solely with respect to the Issuer, organized in the U.S., any state thereof or the District of Columbia), so long as such conversion does not adversely affect the Note Guarantees, taken as a whole;

(d) (i) Dispositions of inventory or other assets in the ordinary course of business, consistent with past practice or consistent with industry norm (including on an intercompany basis among the Issuer and its Restricted Subsidiaries), (ii) the conversion of accounts receivable for notes receivable or other Dispositions of accounts receivable in connection with the collection or compromise thereof and (iii) the leasing, assignment, subleasing, licensing or sublicensing of any real or personal property (including the provision of software under an open source license) in the ordinary course of business, consistent with past practice or consistent with industry norm;

(e) Dispositions of surplus, obsolete, damaged, used or worn out property or other property (including IP Rights) that, in the reasonable judgment of the Issuer, is (i) no longer used or useful in its business (or in the business of any Restricted Subsidiary of the Issuer) or (ii) otherwise economically impracticable to maintain;

(f) Dispositions of cash, Cash Equivalents, and/or Investment Grade Assets and/or other assets that were Cash Equivalents or Investment Grade Assets when the relevant original Investment was made;

(g) Dispositions, mergers, amalgamations, consolidations or conveyances that constitute (i) Permitted Investments (other than pursuant to clause (j) of the definition thereof), (ii) Permitted Liens or (iii) Restricted Payments permitted to be made, and that are made, under Section 4.07 (other than Section 4.07(b)(ix));

(h) any Specified Asset Sale;

(i) to the extent that (i) the relevant property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property;

(j) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, buy/sell and/or put/call arrangements between joint venture or similar parties set forth in the relevant joint venture arrangements and/or similar binding arrangements;

(k) Dispositions of (i) accounts receivable, or participations therein, and related assets in the ordinary course of business, consistent with past practice or consistent with industry norm (including any discount and/or forgiveness thereof and sales to factors or similar third parties) or in connection with the collection or compromise thereof and (ii) Receivables Assets, participations therein or the Equity Interests in a Subsidiary, all or substantially all of the assets of which are receivables, or participations therein, and related assets pursuant to any Permitted Receivables Financing;

(l) Dispositions and/or terminations of leases, subleases, licenses or sublicenses (including the provision of software under any open source license), (i) the Disposition or termination of which will not materially interfere with the business of the Issuer and its Restricted Subsidiaries or (ii) that relate to closed facilities or the discontinuation of any product or business line;

(m) (i) any termination of any lease, assignment, sublease, license or sublicense in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) in the ordinary course of business, consistent with past practice or consistent with industry norm or otherwise if the Issuer determines in good faith that such action is in the best interests of the Issuer and the Restricted Subsidiaries, taken as a whole, and is not materially disadvantageous to the Holders;

(n) Dispositions of property subject to foreclosure, casualty, eminent domain, expropriation, forced dispositions or condemnation proceedings (including in lieu thereof or any similar proceeding), and transfers of any property that have been subject to a casualty event to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(o) Dispositions or consignments of equipment, inventory or other assets (including leasehold interests in real property) with respect to facilities that are temporarily not in use, held for sale or closed (or otherwise in connection with the closing or sale of any facility);

(p) the consummation of the Transactions (including the Merger);

(q) Dispositions of non-core assets (including Equity Interests) and sales of real estate assets acquired in a transaction after the Issue Date that the Issuer determines in good faith will not be used or useful for the continued operation of the Issuer or any of its Restricted Subsidiaries or any of their respective businesses;

(r) exchanges or swaps, including, without limitation, transactions covered by Section 1031 of the Code (or any comparable provision of any foreign jurisdiction), of assets so long as any such exchange or swap is made for fair value (as reasonably determined by the Issuer) for like assets;

(s) [reserved];

(t) (i) licensing, sub-licensing and cross-licensing arrangements involving any technology, intellectual property, other IP Rights or other general intangibles of the Issuer or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm or that is immaterial; and (ii) Dispositions, abandonments, cancellations or lapses of IP Rights, or issuance or registration, or applications for issuance or registration, of IP Rights, which, in the reasonable business judgment of the Issuer, are not material to the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole, or are no longer economically practicable or commercially reasonable to maintain;

(u) terminations or unwinds of Derivative Transactions and Banking Services;

(v) any Disposition of Equity Interests of, or sale of Indebtedness or other securities of, an Unrestricted Subsidiary (or a Restricted Subsidiary that owns an Unrestricted Subsidiary so long as such Restricted Subsidiary owns no assets other than the Equity Interests of such Unrestricted Subsidiary);

(w) Dispositions of real estate assets and related assets in the ordinary course of business, consistent with past practice or consistent with industry norm of the Issuer and/or its Restricted Subsidiaries in connection with relocation activities for directors, officers, employees, members of management, managers, partners or consultants of any Parent Company, the Issuer and/or any Restricted Subsidiary;

(x) Dispositions made to comply with any order of any governmental authority or any applicable Requirements of Law (including, without limitation, the Dispositions of any assets (including Equity Interests) made to obtain the approval of any applicable antitrust authority in connection with any acquisition);

(y) any merger, consolidation, Disposition or conveyance the sole purpose of which is to reincorporate or reorganize (i) any Domestic Subsidiary in the U.S., any state thereof or the District of Columbia and/or (ii) any Foreign Subsidiary in the U.S. or any other jurisdiction;

(z) any sale of motor vehicles and information technology equipment purchased at the end of an operating lease and resold thereafter;

(aa) other Dispositions of property or assets, or issuance or sale of Equity Interests of any Restricted Subsidiary, with an aggregate fair market value per fiscal year of the Issuer not exceeding (at the time of the relevant Disposition) the greater of $80.0 million and 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period, which amount, if not used in such fiscal year, may be carried forward to succeeding fiscal years;

(bb) the Specified Asset Sale;

(cc) any Disposition made in connection with the undertaking or consummation of any IPO Reorganization Transactions and any transaction related thereto or contemplated thereby and any tax restructuring;

(dd) any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including asset securitizations permitted hereby;

(ee) any Disposition of Equity Interests of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Issuer or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale of acquisition;

(ff) any sale of property or assets, if the acquisition of such property or assets was financed with Excluded Contributions and the proceeds of such sale are used to make a Restricted Payment pursuant to clause (2) of Section 4.07(a) or Section 4.07(b)(iii);

(gg) any Disposition of non-revenue producing assets to a Person who is providing services related to such assets, the provision of which have been or are to be outsourced by the Issuer or any Restricted Subsidiaries to such Person;

(hh) other Dispositions (including those of the type otherwise described herein) involving assets having a fair market value of not more than the greater of $55.0 million and 10.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period (measured at the time of contractually agreeing to such Disposition);

(ii) the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law; and

(jj) any sale, conveyance, transfer or other disposition to effect the formation of any Restricted Subsidiary that has been formed upon the consummation of a Division; provided that any Disposition or other allocation of assets (including any equity interests of such Subsidiary) in connection therewith is otherwise not prohibited under this Indenture.

In the event that a transaction (or any portion thereof) meets the criteria of a permitted Asset Sale (or constitutes a permitted exception to the definition of “Asset Sale”) and would also be a permitted Restricted Payment or Permitted Investment, the Issuer, in its sole discretion, will be entitled to divide and classify such transaction (or a portion thereof) as an Asset Sale (or a permitted exception thereto) and/or one or more of the types of permitted Restricted Payments or Permitted Investments.

“Asset Sale Offer” has the meaning set forth in Section 4.10(b).

“Banking Services” means each and any of the following bank services: commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers, board of directors, manager or managing member of such Person or the functional equivalent of the foregoing, (c) in the case of any partnership, the board of directors, board of managers, manager or managing member of a general partner of such Person or the functional equivalent of the foregoing and (d) in any other case, the functional equivalent of the foregoing. In addition, the term “director” means a director or functional equivalent thereof with respect to the relevant Board of Directors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuer and its Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Issuer and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Restricted Subsidiary of the Issuer that is subject to regulation as an insurance company (and any Restricted Subsidiary thereof).

“Cash Equivalents” means, as at any date of determination,

(a) United States dollars, Australian Dollars, Canadian Dollars, Euros, Japanese Yen, New Swedish Krona, Pounds Sterling, Swiss Francs, any national currency of any member nation of the European Union, Yuan or such other currencies held by the Issuer and its Restricted Subsidiaries from time to time in the ordinary course of business, consistent with past practice or consistent with industry norm;

(b) (i) readily marketable securities issued or directly and unconditionally guaranteed or insured by the US government or any agency or instrumentality thereof, the obligations of which are backed by the full faith and credit of the U.S., in each case having average maturities of not more than 24 months from the date of acquisition thereof, (ii) readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any member nation of the European Union) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) with average maturities of 24 months or less from the date of acquisition thereof and (iii) repurchase agreements and reverse repurchase agreements relating to any of the foregoing;

(c) readily marketable direct obligations issued by any state, commonwealth or territory of the U.S., any political subdivision or taxing authority thereof or any public instrumentality of any of the foregoing, in each case having average maturities of not more than 24 months from the acquisition thereof and having, at the time of acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(d) commercial paper having average maturities of not more than 24 months from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency) and variable or fixed rate notes issued by any financial institution meeting the qualifications specified in clause (e) below;

(e) deposits, money market deposits, time deposit accounts, certificates of deposit or bankers’ acceptances (or similar instruments) maturing within 24 months after such date and overnight bank deposits, in each case issued or accepted by any lender under the Senior Credit Facilities or by any commercial bank or other financial institution having capital and surplus of not less than $100,000,000 in the case of U.S. banks or other U.S. financial institutions and $100,000,000 (or the dollar equivalent thereof as of the date of determination) in the case of non-U.S. banks and other non-U.S. financial institutions and, in each case, repurchase agreements and reverse repurchase agreements relating thereto;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any financial institution meeting the qualifications specified in clause (e) above;

(g) marketable short-term money market and similar highly liquid funds having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(h) investments with average maturities of 24 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time either S&P or Moody’s is not rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(i) Indebtedness or Preferred Stock issued by Persons with a rating of at least A from S&P or at least A2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency) with average maturities of 24 months or less from the date of acquisition;

(j) shares of any money market mutual fund that has (i) substantially all of its assets invested in the types of investments referred to in clauses (a) through (i) above, (ii) net assets of not less than $100,000,000 and (iii) a rating of at least A-2 from S&P or at least P-2 from Moody’s (or, if at any time either S&P or Moody’s is not rating such fund, an equivalent rating from another nationally recognized statistical rating agency);

(k) instruments equivalent to those referred to in clauses (a) through (j) above and clauses (l) and (m) below comparable in credit quality and tenor to those referred to in such clauses and customarily used by companies for cash management purposes in any jurisdiction outside the U.S. in which any Subsidiary operates;

(l) investments, classified in accordance with GAAP as current assets of Holdings, the Issuer or any Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (e) above and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (k) of this definition;

(m) investment funds investing at least 90% of their assets in the types of investments referred to in clauses (a) through (l) above; and

(n) solely with respect to any Captive Insurance Subsidiary, any investment that such Captive Insurance Subsidiary is not prohibited to make in accordance with applicable law.

The term “Cash Equivalents” shall also include (x) investments of the type and maturity described in clauses (a) through (n) above of foreign obligors, which Investments or obligors (or the parent companies thereof) have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (y) other short-term Investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management in investments that are analogous to the investments described in clauses (a) through (n) above and in this paragraph.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clause (a) above; provided that such amounts are converted into any currency listed in clause (a) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents under this Indenture regardless of the treatment of such items under GAAP.

“Certification Date” means the date that is five (5) Business Days prior to the Step-up Date.

“Change of Control” means the occurrence of one or more of the following events after the Issue Date (and excluding, for the avoidance of doubt, the Transactions):

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of the Issuer (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) representing more than 50% of the total voting power of all of the outstanding Voting Stock of the Issuer, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors having a majority of the aggregate votes on the Board of Directors of the Issuer.

Notwithstanding anything to the contrary in this definition or any provision of Rule 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) to be acquired by such Person or group pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) solely as a result of veto or approval rights in any joint venture agreement, shareholder agreement, investor rights agreement or other similar agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Issuer owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group (other than Permitted Holders) will not be deemed to beneficially own Voting Stock of another Person as a result of its ownership of Equity Interests or other securities of such other Person’s parent (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock of such Person’s parent, (iv) the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner and (v) for the avoidance of doubt, the consummation of the Specified Asset Sale shall be deemed to not result in a Change of Control.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Ratings Event.

“Charge” means any fee, loss, charge, expense, cost, accrual or reserve of any kind (in each case, if applicable, as defined under GAAP).

“Clearstream” means Clearstream Banking, S.A.

“Closing Date Securitization” means the Receivables Financing evidenced by (a) that certain Originator Purchase and Sale Agreement, dated as of December 6, 2019, by and among the originators party thereto, as sellers, and Covanta, as purchaser, as may be amended, amended and restated, supplemented or modified from time to time, (b) that certain Covanta Purchase and Sale Agreement, dated as of December 6, 2019, by and between Covanta, as seller, and CVA Finance LLC, as purchaser, as may be amended, amended and restated, supplemented or modified from time to time, (c) that certain Receivables Purchase Agreement, dated as of December 6, 2019, by and among CVA Finance LLC, as seller, Covanta, individually and as initial servicer, the Closing Date Securitization Agent and the financial institutions from time to time party thereto as members of the applicable purchaser groups, as amended by the Extension Amendment, dated as of December 3, 2020, and the Second Amendment and Joinder Agreement, dated as of December 15, 2020, and as may be further amended, amended and restated, supplemented or modified from time to time and (d) the subordinated notes, intercreditor agreements or other collateral disclaimers and releases, performance guarantees and agreements entered into in connection therewith or pursuant thereto.

“Closing Date Securitization Agent” means Credit Agricole Corporate and Investment Bank, as administrative agent for each purchaser group party to the Closing Date Securitization, together with any successor agent thereunder.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

“Consolidated EBITDA” means, with respect to any Person for any Test Period, the sum of:

(a) Consolidated Net Income of such Person for such period; plus

(b) without duplication and, other than with respect to clauses (b)(vii), (xiii) and (xv) of this definition of “Consolidated EBITDA,” to the extent already deducted (and not added back) or not included in arriving at such Consolidated Net Income, the sum of the following amounts:

(i) Fixed Charges and, to the extent not reflected in such Fixed Charges, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, and bank and letter of credit fees, debt rating monitoring fees and costs of surety bonds in connection with financing activities, together with items excluded from the definition of “Consolidated Interest Expense” pursuant to clauses (a) through (n) thereof;

(ii) taxes paid and any provision for taxes, including income, capital, profit, revenue, federal, state, foreign, provincial, franchise, unitary, excise and similar taxes, property taxes, foreign withholding taxes and foreign unreimbursed value added taxes (including (x) penalties and interest related to any such tax or arising from any tax examination, (y) pursuant to any tax sharing arrangement or as a result of any tax distribution and (z) in respect of repatriated funds) of such Person paid or accrued during such period, any net tax expense associated with any adjustment made pursuant to clauses (a) through (w) of the definition of “Consolidated Net Income” and (without duplication) any payments to a Parent Company pursuant to Section 4.07(b)(i)(A) or Section 4.07(b)(i)(B) in respect of such taxes;

(iii) (A) depreciation and (B) amortization (including, without limitation, capitalized fees and costs, including in respect of any Permitted Receivables Financing, and amortization of goodwill, software, internal labor costs, deferred financing fees or costs, original issue discount resulting from the issuance of Indebtedness at less than par and other debt issuance costs, commissions, fees and expenses, other intangible assets (including intangible assets established through purchase accounting of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP), customer acquisition costs, capitalized expenditures (including Capitalized Software Expenditures) and incentive payments, conversion costs, and contract acquisition costs);

(iv) any non-cash Charge (provided that (x) to the extent that any such non-cash Charge represents an accrual or reserve for any potential cash item in any future period, (A) such Person may elect not to add back such non-cash Charge in the current period and (B) to the extent such Person elects to add back such non-cash Charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA (as a deduction in calculating net income or otherwise) to such extent in such period and (y) any non-cash Charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period, shall be excluded);

(v) (A) any Charge incurred as a result of, in connection with or pursuant to any management equity plan, profits interest or stock option plan, phantom equity plan or any other management or employee benefit plan or agreement, any severance agreement, any pension plan (including any post-employment benefit scheme to which the relevant pension trustee has agreed), any stock subscription or shareholder agreement, any employee benefit trust, any employee benefit scheme or any similar equity plan or agreement (including any deferred compensation arrangement), including any payment made to option holders in connection with, or as a result of, any distribution being made to, or share repurchase from, a shareholder, which payments are being made to compensate option holders as though they were shareholders at the time of, and entitled to share in, such distribution or share repurchase and (B) any Charge incurred in connection with the rollover, acceleration or payout of Equity Interests held by directors, officers, managers and/or employees (or any Immediate Family Member thereof) of such Person or any of its Restricted Subsidiaries or Parent Companies or any Equityholding Vehicle;

(vi) Public Company Costs;

(vii) the aggregate amount of Consolidated Net Income for such period attributable to non-controlling interests and/or minority interests of third parties in any non-Wholly-Owned Subsidiary, excluding cash distributions in respect thereof to the extent already included in Consolidated Net Income;

(viii) the amount of any contingent payments in connection with the licensing of intellectual property or other assets;

(ix) the amount of management, monitoring, consulting, transaction and advisory fees, indemnities and related expenses (including any termination fees payable in connection with the early termination of management and monitoring agreements) actually paid by or on behalf of, or accrued by, such Person or any of its Subsidiaries (A) to any Investor (and/or any Affiliate thereof and/or related management company) to the extent not prohibited by this Indenture and/or (B) prior to the Issue Date;

(x) the amount of fees, Charges, expense reimbursements and indemnities paid to directors, including directors of Holdings or any other Parent Company (but excluding, for the avoidance of doubt, the portion, if any, of such amount that is attributable to the ownership or operations of any Parent Company other than the Issuer and/or its Subsidiaries);

(xi) the amount of any Charge incurred or accrued in connection with sales of Receivables Assets in connection with any Permitted Receivables Financing;

(xii) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715, and any other items of a similar nature;

(xiii) adjustments permitted or required by Article 11 of Regulation S-X of the Securities Act;

(xiv) expenses consisting of internal software development costs that are expensed during the period but could have been capitalized under alternative accounting policies in accordance with GAAP;

(xv) with respect to any joint venture that is not a Subsidiary of the Issuer or that is accounted for by the equity method of accounting, an amount equal to the proportion of those items described in clauses (i), (ii) and (iii) above relating to such joint venture corresponding to such Person and its Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), except to the extent such joint venture’s Consolidated Net Income is excluded from such Person’s Consolidated Net Income;

(xvi) maintenance expense incurred at client-owned facilities that would have been capitalized under the Issuer’s fixed asset policy but for the application of FASB ASC 853 – Service Concession Arrangements that are capitalized during such period; and

(xvii) decreases in unbilled service accounts receivable (calculated net of any increases in unbilled service accounts receivable); plus

(c) without duplication and to the extent not included in Consolidated Net Income for such period, cash actually received (or any netting arrangement resulting in reduced cash expenditures) during such period, so long as the non-cash gain relating to the relevant cash receipt or netting arrangement was deducted in the calculation of Consolidated EBITDA pursuant to clause (f) below for any previous period and not added back; plus

(d) without duplication, the amount of “run rate” cost savings (including any savings, if applicable, expected to result from the elimination of Public Company Costs), cost rationalization programs, operating expense reductions, revenue enhancements, synergies and operating improvements (including the entry into material contracts and arrangements and pricing improvements or increases) (collectively, “Run Rate Benefits”) related to the Transactions or any acquisition, Investment, disposition, incurrence, repayment or refinancing of Indebtedness, Restricted Payment, Subsidiary designation, operating improvement, tax restructuring or other restructuring, cost savings initiative and/or any similar transaction or initiative (any such operating improvement, restructuring, cost savings initiative or other transaction, action or initiative, a “Run Rate Initiative”) projected by the Issuer in good faith to be realized as a result of actions that have been taken (or with respect to which substantial steps have been taken) or initiated or are expected to be taken or initiated (in the good faith determination of the Issuer), including any cost savings, expenses and Charges (including restructuring and integration charges) in connection with, or incurred by or on behalf of, the Issuer or any of its Restricted Subsidiaries (i) with respect to the Transactions (including actions initiated or taken in part prior to the Issue Date and actions identified in any quality of earnings report prepared by nationally recognized financial advisors) and (ii) with respect to any other Run Rate Initiative whether initiated before, on or after the Issue Date (which Run Rate Benefits shall be added to Consolidated EBITDA until fully realized and calculated on a pro forma basis as though such Run Rate Benefits had been realized on the first day of the relevant period), in each case net of the amount of actual benefits realized from such actions; provided that (A) such cost savings are reasonably identifiable (for the avoidance of doubt, whether or not permitted to be added back under the rules and regulations of the SEC) and (B) no Run Rate Benefits shall be added pursuant to this clause (d) to the extent duplicative of any Charges relating to such Run Rate Benefits that increased Consolidated Net Income pursuant to clause (d) of the definition thereof (it being understood and agreed that “run rate” shall mean the full recurring benefit that is associated with any action taken or initiated or that is expected to be taken); plus

(e) the aggregate amount of “run rate” income that would have been earned pursuant to Customer Contracts entered into on or prior to the last day of such period (net of actual income earned pursuant to such Customer Contracts during such period) as estimated by the Issuer in good faith as if such Customer Contract had been entered into at the beginning of such period and determined assuming the contracted pricing for such Customer Contract was applicable (at the highest contracted rate and calculated based on an assumed margin determined by the Issuer to be a reasonable good faith estimate of the actual costs associated with such Customer Contract) during the entire Test Period; minus

(f) without duplication, any amount that, in the determination of such Consolidated Net Income for such period, has been included for any non-cash income or non-cash gain, all as determined in accordance with GAAP (provided that if any non-cash income or non-cash gain represents an accrual or deferred income in respect of potential cash items in any future period, such Person may determine not to deduct the relevant non-cash gain or income in the then-current period); minus

(g) without duplication, the amount of any cash payment made during such period in respect of any non-cash accrual, reserve or other non-cash Charge that is accounted for in a prior period and that was added to Consolidated Net Income of the Issuer to determine Consolidated EBITDA of the Issuer for such prior period and that does not otherwise reduce such Consolidated Net Income for the current period; plus

(h) add-backs and adjustments (i) of the nature used in connection with the calculations of “Adjusted EBITDA” (or similar pro forma non-GAAP measures) as set forth in the section titled “Summary—Summary Historical and Pro Forma Consolidated Financial Information” in the Offering Memorandum, to the extent such add-backs and adjustments, without duplication, continue to be applicable to such period and (ii) of the type set forth in any quality of earnings analysis prepared by independent registered public accountants of recognized national standing or any other accounting firm reasonably acceptable to the Issuer; plus

(i) an amount equal to any net increase in deferred revenue at the end of such period from the deferred revenue at the end of the previous period; plus

(j) without duplication, an amount equal to any net decrease in deferred revenue at the end of such period from the deferred revenue at the end of the previous period.

Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for any period shall be calculated on a pro forma basis.

“Consolidated Interest Expense” means, cash interest expense (including that attributable to Financing Leases), net of cash interest income of the Issuer and the Restricted Subsidiaries with respect to all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries to the extent included in the calculation of Consolidated Total Debt, including all commissions, discounts and other cash fees and Charges owed with respect to letters of credit and bankers’ acceptance financing and net costs (less net cash payments in connection therewith) under Hedge Agreements and any Restricted Payments on account of Disqualified Stock made pursuant to Section 4.07(b)(xiv), but in any event excluding, for the avoidance of doubt, (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, amortization of deferred financing costs, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest expense and any capitalized interest, whether paid or accrued (including as a result of the effects of purchase accounting or pushdown accounting), (b) any capitalized interest, whether paid in cash or otherwise, and any other non-cash interest expense, whether paid in cash or accrued, (c) any one-time cash costs associated with breakage in respect of Hedge Agreements for interest rates, (d) commissions, discounts, yield, make-whole premium and other fees and Charges (including any interest expense) incurred in connection with any Permitted Receivables Financing, (e) all non-recurring interest expense or “additional interest,” “special interest” or “liquidation damages” for failure to timely comply with registration rights obligations, (f) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto and with respect to the Transactions or any other acquisition or Investment, all as calculated on a consolidated basis in accordance with GAAP, (g) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (h) penalties and interest relating to taxes, (i) accretion or accrual of discounted liabilities not constituting Indebtedness, (j) any interest expense attributable to a Parent Company resulting from push down accounting, (k) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, (l) any expensing of bridge, arrangement, structuring, commitment or other financing fees or closing payments related to the Transactions or any transaction after the Issue Date, (m) any lease, rental or other expense, in connection with Non-Financing Lease Obligations or (n) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facility.

For purposes of this definition, interest on obligations in respect of Financing Leases shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such obligations in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP).

“Consolidated Net Income” means, with respect to any Person (the “Subject Person”) for any Test Period, an amount equal to the net income (loss), determined in accordance with GAAP, attributable to such Person and its Restricted Subsidiaries on a consolidated basis, but excluding (and excluding the effect of), without duplication:

(a) (i) the income of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, except to the extent of the amount of dividends or distributions or other payments (including any ordinary course dividend, distribution or other payment) paid in cash or Cash Equivalents (or to the extent converted into cash or into Cash Equivalents) to the Subject Person or any of its Restricted Subsidiaries by such Person during such period or (ii) the loss of any Person (other than a Restricted Subsidiary of the Subject Person) in which any other Person (other than the Subject Person or any of its Restricted Subsidiaries) has an interest, other than to the extent that the Subject Person or any of its Restricted Subsidiaries has contributed cash or Cash Equivalents to such Person in respect of such loss during such period;

(b) [reserved];

(c) any gain or Charge from (A) any extraordinary or exceptional items and/or (B) any non-recurring or unusual item (including any non-recurring or unusual accruals or reserves in respect of any extraordinary, exceptional, non-recurring or unusual items) and/or (C) any Charge associated with and/or payment of any actual or prospective legal settlement, fine, judgment or order;

(d) any Charge attributable to the development, undertaking and/or implementation of any Run Rate Initiatives (including in connection with any integration, restructuring, strategic initiative or transition, any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, any facility/location opening and/or pre-opening, any inventory optimization program and/or any curtailment), any business optimization Charge (including related to rate changes, new product or service introductions and other strategic or cost savings initiatives), any duplicative running costs, any restructuring Charge (including any such Charge related to the Transactions, any Charge relating to any tax restructuring and/or any acquisitions after the Issue Date and adjustments to existing reserves and whether or not classified as a restructuring expense on the consolidated financial statements), any Charge relating to the closure or consolidation of any facility or location and/or discontinued operations (including but not limited to severance, rent termination costs, contract termination costs, moving costs and legal costs), any systems implementation Charge, any severance Charge, any Charge relating to entry into a new market, any Charge relating to any strategic initiative (including any multi-year strategic initiative), any signing Charge, any retention or completion bonus, any other recruiting, signing and retention Charges, any expansion and/or relocation Charge, any Charge associated with any curtailments or modification to any pension and post-retirement employee benefit plan (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments thereof), any software or other intellectual property development Charge, any Charge associated with new systems design, any implementation Charge, any startup Charge, any Charge in connection with new operations and platforms, any consulting Charge and/or any business development Charge;

(e) Transaction Costs and any Charges associated with the rollover, acceleration or payout of equity interests held by directors, officers, management and/or employees of Covanta or any of its direct or indirect Subsidiaries or Parent Companies in connection with the Transactions and any other payments contemplated by the Transaction Agreement as in effect on the Issue Date;

(f) any Charge (including any transaction or retention bonus or similar payment or any amortization thereof for such period) incurred in connection with the consummation of any transaction (including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed), including any issuance or offering of Equity Interests (including in connection with any Qualifying IPO), any disposition, any spin-off transaction, any recapitalization, any acquisition, merger, consolidation or amalgamation, any option buyout or any incurrence, repayment, refinancing, amendment or modification of Indebtedness (including any amortization or write-off of debt issuance or deferred financing costs, premiums and prepayment penalties) or any similar transaction and/or any Investment, including any acquisition, and/or “growth” capital expenditure including, in each case, any earn-out or other contingent consideration obligation expense or purchase price adjustment, integration expense or nonrecurring merger costs incurred during such period as a result of any such transactions, in each case whether or not successful (including, for the avoidance of doubt, the effects of expensing all transaction-related expenses in accordance with FASB Accounting Standards Codification Topic 805 and gains or losses associated with FASB Accounting Standards Codification Topic 460) and any adjustments of any of the foregoing, including such Charges related to (i) the Transactions and (ii) any amendment or other modification of the Notes, the Existing Notes, the Senior Credit Facilities or other Indebtedness;

(g) the amount of any Charge that is actually reimbursed (or reimbursable by one or more third parties pursuant to indemnification or reimbursement provisions or similar agreements or insurance); provided that the relevant Person in good faith expects to receive reimbursement for such Charge within the next four fiscal quarters (it being understood that to the extent any reimbursement amount is not actually received within such four fiscal quarters, such reimbursement amount shall be deducted in calculating Consolidated Net Income in the next succeeding fiscal quarter);

(h) any net gain or Charge (less all fees and expenses chargeable thereto) with respect to (i) any disposed, abandoned, divested and/or discontinued asset, property or operation (including asset retirement costs, but other than (A) at the option of the Issuer, any asset, property or operation pending the disposal, abandonment, divestiture and/or termination thereof and (B) dispositions of inventory in the ordinary course of business), (ii) any location that has been closed during such period and/or (iii) any returned or surplus assets outside the ordinary course of business;

(i) any net income or Charge that is established, adjusted and/or incurred, as applicable, and attributable to the early extinguishment of Indebtedness, any Hedge Agreement or other derivative instrument (including deferred financing costs written off and premiums paid);

(j) any Charge that is established, adjusted or incurred, as applicable, as a result of the Transactions or of any acquisition or other Investment, in each case, in accordance with GAAP (including any adjustment of estimated payouts on existing earn-outs) or changes as a result of the adoption or modification of accounting policies during such period;

(k) (i) the effects of adjustments (including the effects of such adjustments pushed down to the relevant Person and its Subsidiaries) resulting from the application of acquisition method, purchase and/or recapitalization accounting in relation to the Transactions or any consummated acquisition or similar transaction or recapitalization accounting or the amortization or write-off of any amounts thereof, net of taxes including adjustments in component amounts required or permitted by GAAP (including, without limitation, in the inventory, property and equipment, lease, software, goodwill, intangible asset, in-process research and development, Deferred Revenue, advanced billing and debt line items thereof) and/or (ii) at the election of the Issuer with respect to any fiscal quarter, and subject to the last paragraph of the definition of “GAAP,” the cumulative effect of any change in accounting principles or standards (effected by way of either a cumulative effect adjustment or a retroactive application, in each case, in accordance with GAAP) and/or any change resulting from the adoption or modification of accounting principles, standards and/or policies (including any impact resulting from an election by the Issuer to apply IFRS or other accounting changes) and any costs, charges, losses, fees or expenses in connection with the implementation or tracking of such changes or modifications;

(l) (i) any compensation Charge and/or any other Charge arising from the granting, rollover, acceleration or payment of any stock-based awards, partnership interest-based awards and similar awards or arrangements (including with respect to any profits interest relating to membership interests or partnership interests in any limited liability company or partnership, and including any stock option, profits interest, restricted stock or equity incentive payments) and the granting, rollover, acceleration or payment of any stock appreciation or similar right, management equity plan, employee benefit plan or agreement, stock option plan and/or similar arrangement (including any repricing, amendment, modification, substitution or change of any such stock option, stock appreciation right, profits interest or similar arrangement) and (ii) the amount of payments made to option, phantom equity or profits interests holders of such Person, any of its Parent Companies or any Equityholding Vehicle in connection with, or as a result of, any distribution made to equity holders of such Person, its Parent Companies or any Equityholding Vehicle, which payments are being made to compensate such option, phantom equity or profits interests holders as though they were equity holders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case, to the extent permitted under this Indenture (including expenses relating to distributions made to equity holders of such Person, any of its Parent Companies or any Equityholding Vehicle resulting from the application of FASB Accounting Standards Codification Topic 718);

(m) amortization of intangible assets;

(n) any impairment charge or asset write-off or write-down (including related to intangible assets (including goodwill), long-lived assets, and investments in debt and equity securities);

(o) solely for the purpose of determining the amount available under clause (2)(ii) of Section 4.07(a), the net income in such period of any Restricted Subsidiary (other than any Guarantor) that, as of the date of determination, is subject to any restriction on its ability to pay dividends or make other distributions, directly or indirectly, by operation of its organizational documents or any agreement, instrument, judgment, decree, order or Requirements of Law applicable thereto (other than (A) any restriction that has been waived or otherwise released, (B) any restriction set forth in this Indenture, the agreements governing the Existing

Notes or the documents related to the Senior Credit Facilities, and the documents relating to any Refinancing Indebtedness in respect of any of the foregoing and/or (C) restrictions arising pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to Holders than the encumbrances and restrictions contained in this Indenture, the agreements governing the Existing Notes or the documents related to the Senior Credit Facilities (as determined by the Issuer in good faith)); it being understood and agreed that Consolidated Net Income will be increased by the amount of any payments made in cash (or converted into cash) or in Cash Equivalents to the Issuer or any Restricted Subsidiary (other than the Restricted Subsidiary that is subject to the relevant restriction) in respect of any such income;

(p) (i) any realized or unrealized gain or loss in respect of (A) any obligation under any Hedge Agreement as determined in accordance with GAAP and/or (B) any other derivative instrument pursuant to FASB Accounting Standards Codification Topic 815-Derivatives and Hedging or any other financial instrument pursuant to FASB Accounting Standards Codification Topic 825 and (ii) any realized or unrealized foreign currency exchange gain or loss (including any currency re-measurement of Indebtedness or other balance sheet items, any net gain or loss resulting from Hedge Agreements for currency exchange risk associated with the foregoing or any other currency related risk) and any gain or loss resulting from revaluation of intercompany balances (including Indebtedness and other balance sheet items);

(q) any deferred tax expense associated with any tax deduction or net operating loss arising as a result of the Transactions, or the release of any valuation allowance related to any such item;

(r) any reserves, accruals or non-cash Charges related to adjustments to historical tax exposures, including social security, federal unemployment, state unemployment and state disability taxes deducted in the calculation of net income during such period (provided, in each case, that the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income for the period in which such cash payment was made);

(s) any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of net income exceed the net amounts paid in cash related to workers’ compensation programs in that period;

(t) any net income or Charge attributable to deferred compensation plans or trusts;

(u) income or expense related to changes in the fair value of contingent liability in connection with earn-out obligations, purchase price adjustments and similar liabilities in connection with the Transactions or any acquisition or Investment permitted under this Indenture;

(v) any non-cash interest expense or non-cash interest income, in each case, to the extent that there is no associated cash disbursement or receipt; and

(w) effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates).

In addition, to the extent not already included in Consolidated Net Income, Consolidated Net Income shall include (i) the amount of proceeds received or due from business interruption insurance in an amount representing the earnings for the applicable period that such proceeds are intended to replace and reimbursement of expenses and charges that are covered by indemnification, insurance and other reimbursement provisions, including to the extent such insurance proceeds or reimbursement relate to events or periods occurring prior to the Issue Date (whether or not received during such period so long as such Person in good faith expects to receive the same within the next four fiscal quarters; it being understood that to the extent such proceeds are not actually received within the next four fiscal quarters, such proceeds shall be deducted in calculating Consolidated Net Income for such fiscal quarters) and (ii) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period.

For the purpose of clause (2)(ii) of Section 4.07(a) only, there shall be excluded from Consolidated Net Income any income arising from the sale or other disposition of Restricted Investments, from repurchases or redemptions of Restricted Investments, from repayments of loans or advances that constituted Restricted Investments or from any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries, in each case to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (2)(v), (2)(vi) or (2)(vii) of Section 4.07(a).

“Consolidated Secured Debt” means, as to any Person at any date of determination, the aggregate principal amount of Consolidated Total Debt of such Person (excluding Consolidated Total Debt of any Subsidiary of the Issuer that is not a Guarantor) outstanding on such date that is secured by a Lien, excluding obligations in respect of Financing Leases, purchase money Indebtedness, equipment financing or similar arrangements, obligations in respect of Permitted Receivables Financing and obligations that are secured solely by Liens on cash and Cash Equivalents of such Person.

“Consolidated Secured Debt Ratio” means the ratio, as of any date of determination, of (a) Consolidated Secured Debt (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) as of the last day of the Test Period then most recently ended on or prior to such date of determination to (b) Consolidated EBITDA (excluding Consolidated EBITDA of any Excluded Project Subsidiary in the Development Stage) for the Test Period most recently then ended, in each case of the Issuer and its Restricted Subsidiaries on a consolidated basis. “Consolidated Total Assets” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the applicable Person at such date (assuming, for such purpose, that such Person’s only Subsidiaries are its Restricted Subsidiaries).

“Consolidated Total Debt” means, as to any Person at any date of determination, an amount equal to the sum of (1) the aggregate principal amount of all third party debt for borrowed money (including letter of credit drawings that have not been reimbursed within ten Business Days and the outstanding principal balance of all Indebtedness of such Person represented by notes, bonds and similar instruments), obligations in respect of Financing Leases and purchase money Indebtedness (but excluding, for the avoidance of doubt, (a) undrawn letters of credit, (b) Hedging Obligations, (c) all undrawn amounts under revolving credit facilities (except to the extent of any Elected Amounts), (d) all obligations relating to Permitted Receivables Financings and (e) Performance Guaranties) and (2) the aggregate amount of all outstanding Disqualified Stock of such Person and all Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case of such Person and its Restricted Subsidiaries on such date, on a consolidated basis and determined in accordance with GAAP (excluding, in any event, the effects of any discounting of Indebtedness resulting from the application of purchase or pushdown accounting in connection with the Transactions or any acquisition, Investment or other similar transaction); provided that “Consolidated Total Debt” shall be calculated (i) net of all unrestricted cash and Cash Equivalents of such Person and its Restricted Subsidiaries at such date of determination, (ii) net of Restricted Cash of all Restricted Subsidiaries (excluding Restricted Cash of any Excluded Project Subsidiary in the Development Stage) at such date of determination and (iii) to exclude any obligation, liability or indebtedness of such Person if, upon or prior to the maturity thereof, such Person has irrevocably deposited with the proper Person in trust or escrow the necessary funds (or evidence of indebtedness) for the payment, redemption or satisfaction of such obligation, liability or indebtedness, and thereafter such funds and evidences of such obligation, liability or indebtedness or other security so deposited are not included in the calculation of cash and Cash Equivalents. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Debt shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the Board of Directors or senior management of such Person.

“Consolidated Total Debt Ratio” means the ratio, as of any date of determination, of (a) Consolidated Total Debt (excluding Indebtedness of any Excluded Project Subsidiary in the Development Stage) outstanding as of the last day of the Test Period then most recently ended on or prior to such date of determination to (b) Consolidated EBITDA (excluding Consolidated EBITDA of any Excluded Project Subsidiary in the Development Stage) for the Test Period most recently then ended, in each case of the Issuer and its Restricted Subsidiaries on a consolidated basis.

“Construction Capital Expenditures” means capital expenditures incurred by (i) an Excluded Project Subsidiary for the purpose of developing or constructing a new Project or making additions or improvements to an existing Project or (ii) by any other Restricted Subsidiary for the purpose of developing or constructing a new Project or making additions or improvements to an existing Project.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in respect of such primary obligations in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(b) to advance or supply funds:

(i) for the purchase or payment of any such primary obligation, or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Control” has the meaning specified in the definition of “Affiliate.”

“Corporate Trust Office” means the principal corporate trust office of the Trustee, at which at any particular time its corporate trust business in relation to this Indenture shall be administered, which office at the date of execution of this Indenture is located at U.S. Bank National Association, EP-MN-WS3C, 60 Livingston Avenue, Saint Paul, MN 55107, except that with respect to presentation of the Notes for payment or for registration of transfer or exchange, such term shall mean the office or agency of the Trustee at which, at any particular time, its corporate agency business in relation to this Indenture shall be conducted.

“Covanta UK&I Entity” means any Person incorporated in the United Kingdom, Channel Islands or Republic of Ireland in which Covanta or any of its Affiliates owns, directly or indirectly, 10% or more of the securities or other ownership interests of such Person prior to the consummation of the Specified Asset Sale.

“Credit Facility” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other Indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 4.09) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Customer Contracts” means contracts entered into by the Issuer or any of its Restricted Subsidiaries for the sale, lease and/or other provision of products, goods and services by the Issuer or any such Restricted Subsidiary.

“date of determination” means the applicable date of determination for the specified ratio, amount or percentage.

“Debt Facility” means, with respect to the Issuer or any Restricted Subsidiary, one or more debt facilities (including, without limitation, the Senior Credit Facilities) or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or issuances of debt securities evidenced by notes, debentures, bonds or similar instruments, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time (and whether or not with the original administrative agent and lenders or another administrative agent or agents or other lenders and whether provided under the Senior Credit Facilities or any other credit or other agreement or indenture).

“Debt Fund Affiliate” means any Affiliate of a Sponsor (other than a natural person, Holdings, the Issuer or any of their Subsidiaries) that is a bona fide debt fund or investment vehicle that is engaged in, or advises (or whose general partner or manager advises (as appropriate)) funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course.

“Declined Proceeds” means the aggregate amount of any Net Proceeds that are declined by the Holders of the Notes or holders of Pari Passu Indebtedness in connection with any Asset Sale Offer or Advance Offer made by the Issuer or any Restricted Subsidiary in accordance with Section 4.10.

“Default” means any event that is, or after notice or lapse of time or both would become, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured prior to becoming an Event of Default.

“Deferred Revenue” means, at any date, the amount set forth opposite the caption “deferred revenue” (or any like caption or included in any other caption, including current and non-current designations) on a consolidated balance sheet at such date; provided that such balance shall be determined excluding the effects of acquisition method accounting.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c), substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary under this Indenture and having become such pursuant to the applicable provision of this Indenture.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, excluding, for the avoidance of doubt, any investment property (within the meaning of the UCC) or any account evidenced by an instrument (within the meaning of the UCC).

“Derivative Instrument,” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets (including, without limitation, a physical short position) to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of any securities of the Issuer and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”). For the avoidance of doubt, the term “Derivative Instrument” shall not include any Notes.

“Derivative Transaction” means (a) any interest-rate transaction, including any interest-rate swap, basis swap, forward rate agreement, interest rate option (including a cap, collar or floor), and any other instrument linked to interest rates that gives rise to similar credit risks (including when-issued securities and forward deposits accepted), (b) any exchange-rate transaction, including any cross-currency interest-rate swap, any forward foreign-exchange contract, any currency option, and any other instrument linked to exchange rates that gives rise to similar credit risks, (c) any equity derivative transaction, including any equity-linked swap, any equity-linked option, any forward equity-linked contract, and any other instrument linked to equities that gives rise to similar credit risk and (d) any commodity (including precious metal) derivative transaction, including any commodity-linked swap, any commodity-linked option, any forward commodity-linked contract, and any other instrument linked to commodities that gives rise to similar credit risks; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants of the Issuer or its Subsidiaries shall constitute a Derivative Transaction.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is designated as Designated Non-Cash Consideration pursuant to an Officer’s Certificate, setting forth the basis of such valuation (which amount shall be reduced by the amount of cash or Cash Equivalents received in connection with a subsequent sale or conversion of such Designated Non-Cash Consideration to cash or Cash Equivalents). A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for, in each case, cash or Cash Equivalents in compliance with Section 4.10.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any Parent Company (in each case other than Disqualified Stock) that is issued for cash (other than to the Issuer or a Restricted Subsidiary or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock pursuant to an Officer’s Certificate on the issuance date thereof, the cash proceeds of which shall be excluded from the calculation set forth in clause (2) of Section 4.07(a).

“Designs” means any and all and any part of the following: (a) all design patents and intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith; (b) all reissues, extensions or renewals thereof; (c) all income, royalties, damages and payments now or hereafter due or payable with respect thereto, including, without limitation, damages, claims, and payments for past and future infringements thereof; (d) all rights to sue for past, present, and future infringements of the foregoing and (e) all rights corresponding to any of the foregoing.

“Development Stage” means, with respect to any Excluded Project Subsidiary, the period prior to the first anniversary of the commencement of its commercial operations.

“Development Subsidiary” means, solely for the purpose of excluding such Subsidiary from the Issuer’s or any of its Restricted Subsidiaries’ obligations to comply with the covenant described under Section 4.15 with respect to such Subsidiary, a Restricted Subsidiary established by the Issuer or any of its Restricted Subsidiaries for the sole purpose of developing or bidding on a prospective Project; provided that (i) such Subsidiary shall have no assets other than cash and intercompany Indebtedness permitted hereunder, (ii) any governmental approvals such Subsidiary has obtained in connection with such Project and the agreements to which it is party are, in each case, granted to it or entered into by it in the ordinary course of business, consistent with past practice or consistent with industry norm and are necessary for it to develop or bid on prospective Projects and (iii) such Subsidiary’s activities shall be limited solely to those actions necessary to develop or bid on prospective Projects. At such time, if any, as such Subsidiary shall incur any Indebtedness (other than intercompany Indebtedness permitted hereunder), grant any Liens securing Indebtedness or make any Investment, Restricted Payment or Restricted Debt Payment or carry on any activity other than that expressly permitted by sub-clause (iii) above, such Subsidiary shall cease to be a Development Subsidiary.

“Disposition” shall have the meaning specified in the definition of “Asset Sale.”

“Disqualified Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable (other than for

Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than for Qualified Capital Stock and cash in lieu of fractional shares of such Capital Stock), in whole or in part, on or prior to the date that is 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such redemption is in part, only such part coming into effect prior to the date that is 91 days following such maturity date shall constitute Disqualified Stock), (b) is or becomes convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock that would constitute Disqualified Stock, in each case at any time on or prior to the date that is 91 days following the maturity date of the Notes at the time such Capital Stock is issued, (c) contains any mandatory repurchase obligation or any other repurchase obligation at the option of the holder thereof (other than for Qualified Capital Stock), in whole or in part, which may come into effect prior to the date that is 91 days following the maturity date of the Notes at the time such Capital Stock is issued (it being understood that if any such repurchase obligation is in part, only such part coming into effect prior to the date that is 91 days following the maturity date of the Notes shall constitute Disqualified Stock) or (d) provides for the scheduled payments of dividends in cash on or prior to the date that is 91 days following the maturity date of the Notes at the time such Capital Stock is issued; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem or purchase such Capital Stock upon the occurrence of any change of control, Qualifying IPO, any disposition, asset sale (including pursuant to any casualty or condemnation event or eminent domain) or any similar event, occurring prior to the date that is 91 days following the maturity date of the Notes at the time such Capital Stock is issued shall not constitute Disqualified Stock if such Capital Stock provides that the issuer thereof will not redeem or purchase any such Capital Stock pursuant to such provisions prior to the date on which the Notes are no longer outstanding.

Notwithstanding the preceding paragraph, (A) if such Capital Stock is issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants (or by any Immediate Family Member of the foregoing) of Holdings, the Issuer or any Restricted Subsidiary, or by any such plan to such directors, officers, employees, members of management, managers, members, partners, independent contractors or consultants (or by any Immediate Family Member of the foregoing), such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations and (B) no Capital Stock held by any future, present or former employee, director, officer, manager, member of management, member, partner, independent contractor or consultant (or by any Immediate Family Member of the foregoing or any Equityholding Vehicle) of the Issuer (or any Parent Company or any Subsidiary) shall be considered Disqualified Stock solely because such stock is redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement that is established by the laws of the jurisdiction of organization of any of the foregoing Persons), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Dividing Person” shall have the meaning specified in the definition of “Division.”

“Domestic Subsidiary” means any Restricted Subsidiary that is organized or existing under the laws of the United States, any state thereof or the District of Columbia.

“DTC” means The Depository Trust Company.

“Elected Amount” has the meaning set forth Section 1.06(h).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any cash equity contribution to the Issuer or public or private sale or issuance of common equity or Preferred Stock of the Issuer or any Parent Company (including a SPAC IPO but excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer or any Parent Company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale or issuance that constitutes an Excluded Contribution.

“Equityholding Vehicle” means any Parent Company and any equityholder thereof through which current, former or future officers, directors, employees, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing) of Holdings, the Issuer or any of their Subsidiaries or Parent Companies hold Equity Interests of such Parent Company.

“Euroclear” means Euroclear Bank, SA/NV, as operator of the Euroclear system.

“Event of Default” has the meaning set forth under Section 6.01(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended (with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Excluded Contribution” means the aggregate amount of cash or Cash Equivalents or the fair market value of other assets received by the Issuer or any of its Restricted Subsidiaries after the Issue Date from:

(a) contributions in respect of Qualified Capital Stock of the Issuer or any of its Restricted Subsidiaries (other than any amounts received from the Issuer or any of its Restricted Subsidiaries),

(b) the sale of Qualified Capital Stock of the Issuer (other than (i) to the Issuer or any Restricted Subsidiary of the Issuer, (ii) pursuant to any management equity plan or stock option plan or any other management or employee benefit plan, (iii) with the proceeds of any loan or advance made pursuant to clauses (h) or (i) of the definition of “Permitted Investments” or (iv) Designated Preferred Stock), to the extent designated as an Excluded Contribution pursuant to an Officer’s Certificate on or promptly after the date on which the relevant capital contribution (or addition to capital as a result of any consolidation, merger or similar transaction with the Issuer or any Restricted Subsidiary) is made or the relevant proceeds are received, as the case may be, and which have not been applied in reliance on clause (2) of Section 4.07(a) or to make a Restricted Payment pursuant to Section 4.07(b)(ii)(B) or 4.07(b)(ii)(xxix)(A), and

(c) dividends, distributions, other Returns, fees and other payments from any Unrestricted Subsidiaries or joint ventures or Investments in entities that are not Restricted Subsidiaries.

“Excluded Project Subsidiary” means, at any time, any Restricted Subsidiary that (i) becomes a Restricted Subsidiary of the Issuer after the Issue Date and is an obligor or otherwise bound with respect to Indebtedness that constitutes Non-Recourse Debt and that is not an obligor with respect to any other Indebtedness that is not permitted pursuant to Section 4.09, and (ii) has been designated by an Officer’s Certificate as an Excluded Project Subsidiary dedicated to the operation of one or more Projects that has been and is to be financed only with equity contributions in cash and Non-Recourse Debt (and not any other Indebtedness) (except to the extent such other Indebtedness is permitted pursuant to Section 4.09).

The Board of Directors or senior management of the Issuer may designate any Restricted Subsidiary that complies with the requirements above to be an Excluded Project Subsidiary. The Board of Directors or senior management of the Issuer may designate any Excluded Project Subsidiary to be a Restricted Subsidiary that is not an Excluded Project Subsidiary, provided that if any existing Non-Recourse Debt of such Excluded Project Subsidiary ceases to constitute. Non-Recourse Debt upon such designation or thereafter, such Indebtedness will be deemed incurred at the time it ceases to be Non-Recourse Debt.

“Existing Notes” means (i) 5.875% Senior Notes due 2025, (ii) 6.000% Notes due 2027, (iii) 5.000% Senior Notes due 2030, (iv) Niagara Area Development Corporation’s Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018A and Niagara Area Development Corporation (New York) Solid Waste Disposal Facility Refunding Revenue Bonds (Covanta Project), Series 2018B, (v) National Finance Authority’s National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2020A and National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2020B, (vi) National Finance Authority’s National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018A, National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018B and National Finance Authority Resource Recovery Refunding Revenue Bonds (Covanta Project), Series 2018C, (vii) Pennsylvania Economic Development Financing Authority’s Pennsylvania Economic Development Financing Authority Solid Waste Disposal Revenue Bonds, Series 2019A (Covanta Project) (Green Bonds) and (viii) Virginia Small Business Financing Authority’s Virginia Small Business Financing Authority Solid Waste Disposal Revenue Bonds (Covanta Project), Series 2018A-1.

“External Verifier” means a qualified provider of third-party assurance or attestation services appointed by the Issuer or one of the Issuer’s Subsidiaries to review the Issuer’s performance in connection with achieving the Sustainability Performance Targets.

“fair market value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined in good faith by the Issuer.

“Financing Lease” means, as applied to any Person, any obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and any successor to its rating agency business.

“Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA (excluding Consolidated EBITDA of any Excluded Project Subsidiary in the Development Stage) of the Issuer and its Restricted Subsidiaries for the Test Period most recently then ended, to (b) (i) Fixed Charges (excluding Fixed Charges of any Excluded Project Subsidiary in the Development Stage) for the period of four consecutive fiscal quarters then most recently ended for which internal financial statements are available on or prior to the date of such determination (or, if the most recently ended fiscal quarter as of such date of determination is (x) the first fiscal quarter ending after the Issue Date, for the most recently ended fiscal quarter for which such financial statements are internally available multiplied by four (4), (y) the second fiscal quarter ending after the Issue Date, for the period of two consecutive fiscal quarters for which such financial statements are internally available multiplied by two (2) or (z) the third fiscal quarter ending after the Issue Date, for the period of three consecutive fiscal quarters for which such financial statements are internally available multiplied by four thirds (4/3)), in each case of the Issuer and its Restricted Subsidiaries on a consolidated basis.

“Fixed Charges” means, as to the Issuer and its Restricted Subsidiaries at any date of determination, on a consolidated basis, for any period, the sum of (without duplication):

(1) Consolidated Interest Expense for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock of the Issuer and its Restricted Subsidiaries made during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock of the Issuer and its Restricted Subsidiaries made during such period.

“Foreign Subsidiary” means any Restricted Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“GAAP” means, at the election of the Issuer, (i) the accounting standards and interpretations adopted by the International Accounting Standards Board, as in effect from time to time (“IFRS”) if the Issuer’s financial statements are at such time prepared in accordance with IFRS or (ii) generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect from time to time (“U.S. GAAP”); provided that (a) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to (x) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Issuer or any Subsidiary at “fair value,” as defined therein and (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification, International Accounting Standard or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (b) any calculation or determination in this Indenture that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter and (c) neither IFRS nor U.S. GAAP shall include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies (unless the Issuer or a Parent Company is a Public Company).

For avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Consolidated Net Income and Consolidated EBITDA of such Person or business shall not be excluded from the calculation of Consolidated Net Income or Consolidated EBITDA, respectively, until such disposition shall have been consummated, unless the Issuer elects to exclude it.

If there occurs or has occurred a change in generally accepted accounting principles and such change would cause a change in the method of calculation of any standard, term or measure used in this Indenture (an “Accounting Change”), then the Issuer may elect, as evidenced by a written notice of the Issuer to the Trustee, that such standard, term or measure shall be calculated as if such Accounting Change had not occurred; provided, that, the Issuer may elect to effect in its discretion changes in accounting policy regarding the capitalization of fixed assets in accordance with GAAP. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not (1) be treated as an incurrence of Indebtedness or (2) have the effect of rendering invalid any Restricted Payment, Investment, Restricted Debt Payment or other action made prior to the date of such election pursuant to Section 4.07, any incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 4.09 or any incurrence of Liens pursuant to Section 4.12 (or any other action conditioned on compliance with a financial ratio or test) if such Restricted Payment, Investment, Restricted Debt Payment, incurrence or other action was valid under this Indenture on the date made, incurred or taken, as the case may be.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii), which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b) or 2.06(d).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantor” means Parent Guarantor and each Subsidiary of the Issuer that executes this Indenture as a Guarantor on the Issue Date and each other Affiliate of the Issuer that thereafter guarantees the Notes in accordance with the terms of this Indenture, until, in each case, such Person is released from its Note Guarantee in accordance with the terms of this Indenture.

“Hedge Agreement” means (a) any agreement with respect to any Derivative Transaction between the Issuer, any Guarantor or any Restricted Subsidiary and any other Person, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedging Obligations” means the obligations of the Issuer, any Guarantor or any Restricted Subsidiary under any Hedge Agreement.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holdings” means (i) Covert Intermediate, Inc., a Delaware corporation, or (ii) at the election of the Issuer, any other Person or Persons (a “New Holdings”) that is a Subsidiary of (or are Subsidiaries of) Holdings or of any Parent Company of Holdings (or the previous New Holdings, as the case may be) (the “Previous Holdings”) but not the Issuer; provided that such New Holdings shall not be substituted for Previous Holdings unless (a) such New Holdings directly (or indirectly through the Issuer or any Guarantor) owns 100.0% of the Capital Stock of the Issuer and assume all of the obligations of Previous Holdings under this Indenture and the Notes pursuant to a supplemental indenture or other applicable documents or instruments, (b) New Holdings shall be an entity organized or existing under the laws of the U.S., any state thereof or the District of Columbia, (c) the New Holdings shall expressly assume all the obligations of the Previous Holdings under this Indenture pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Trustee and (d) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default or material tax liability to the Holders of the Notes (unless required hereunder). Upon the consummation of any substitution referred to in the previous sentence, reference to “Holdings” in this Indenture shall be meant to refer to the “New Holdings.”

“IFRS” means the international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Member” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs, legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Indebtedness” as applied to any Person means, without duplication:

(a) all indebtedness for borrowed money;

(b) all obligations with respect to Financing Leases;

(c) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments to the extent the same would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(d) any obligation of such Person to pay the deferred purchase price of property or services (excluding (i) any earn-out obligation, purchase price adjustment or similar obligation, unless such obligation has not been paid within 60 days after becoming due and payable and becomes a liability on the balance sheet of such Person in accordance with GAAP, (ii) any such obligations incurred under the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder, (iii) accrued expenses or current trade or other ordinary course payables or liabilities incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (including on an intercompany basis) and (iv) obligations resulting from take-or-pay contracts entered into in the ordinary course of business and other liabilities associated with customer prepayments and deposits), which purchase price is (A) due more than six months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument;

(e) all Indebtedness of others that is secured by any Lien on any asset owned or held by such Person regardless of whether the Indebtedness secured thereby has been assumed by such Person or is non-recourse to the credit of such Person provided that the amount of Indebtedness of any Person for purposes of this clause (e) shall be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the fair market value of the property encumbered thereby;

(f) the face amount of any letter of credit or bankers’ acceptances issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings;

(g) the guarantee by such Person of the Indebtedness of another;

(h) all obligations of such Person in respect of any Disqualified Stock; and

(i) all net obligations of such Person in respect of any Derivative Transaction, including any Hedge Agreement, whether or not entered into for hedging or speculative purposes; provided that in no event shall any obligation under any Derivative Transaction be deemed “Indebtedness” for any calculation of the Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Fixed Charge Coverage Ratio or any other financial ratio under this Indenture.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third person (including any partnership in which such Person is a general partner and any unincorporated joint venture in which such Person is a joint venture) to the extent such Person would be liable therefor under applicable Requirements of Law or any agreement or instrument by virtue of such Person’s ownership interest in such Person, (A) except to the extent the terms of such Indebtedness provided that such Person is not liable therefor and (B) only to the extent the relevant Indebtedness is of the type that would be included in the calculation of Consolidated Total Debt; provided that, notwithstanding anything herein to the contrary, the term “Indebtedness” shall not include, and shall be calculated without giving effect to, (x) the effects of Accounting Standards Codification Topic 815 or International Accounting Standard 39 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness (it being understood that any such amounts that would have constituted Indebtedness under this Indenture but for the application of this proviso shall not be deemed an incurrence of Indebtedness under this Indenture) and (y) the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivative created by the terms of such Indebtedness (it being understood that any such amount that would have constituted Indebtedness under this Indenture but for the application of this sentence shall not be deemed to be an incurrence of Indebtedness under this Indenture). The amount of Indebtedness issued at a discount to its initial principal amount shall be calculated based on the initial stated principal amount thereof without giving effect to any such discount. For all purposes hereof, the Indebtedness of the Issuer and its Restricted Subsidiaries shall exclude (i) intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness among the Issuer and its Restricted

Subsidiaries having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) any deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (iv) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (v) Indebtedness of any Parent Company appearing on the balance sheet of the Issuer solely by reason of push down accounting under GAAP, (vi) accrued expenses and royalties, (vii) asset retirement obligations and obligations in respect of performance bonds, reclamation and workers’ compensation claims, retirement, post-employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (viii) any payments contemplated by the Transaction Agreement (as in effect on the Issue Date), (ix) liabilities associated with customer prepayments and deposits and other accrued obligations (including transfer pricing), in each case incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, (x) Non-Financing Lease Obligations or other obligations under or in respect of straight-line leases, operating leases or Sale and Lease-Back Transactions (except to the extent resulting in a Financing Lease), (xi) customary obligations under employment agreements and deferred compensation arrangements, (xii) Contingent Obligations incurred in the ordinary course of business, consistent with industry practice or consistent with industry norm, (xiii) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business, consistent with past practice or consistent with industry norm, (xiv) any liability for taxes and (xv) surety bonds and other credit support arrangements entered into in connection with the Transactions and/or with respect to or in replacement of Covanta’s existing arrangements and/or in the usual course of business, or consistent with past practices or industry standard.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm of nationally recognized standing.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Interest Payment Date” means June 1 and December 1 of each year to stated maturity, commencing on June 1, 2022.

“Investment” means (a) any purchase or other acquisition by the Issuer or any of its Restricted Subsidiaries of any of the securities of any other Person (other than the Issuer or any Guarantor), (b) the acquisition by purchase or otherwise (other than any purchase or other acquisition of inventory, materials, supplies and/or equipment in the ordinary course of business) of all or substantially all the business, property or fixed assets of any other Person or any division or line of business or other business unit of any other Person and (c) any loan, advance (other than, in the case of the Issuer and its Restricted Subsidiaries, intercompany liabilities arising from their cash management and accounting operations and intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) or any advance to any current or former employee, officer, director, member of management, manager, member, partner, consultant or independent contractor of the Issuer, any Restricted Subsidiary or any Parent Company for moving, entertainment and travel expenses, drawing accounts and similar expenditures, in each case in the ordinary course of business, consistent with practice or consistent with industry norm of the Issuer and/or its Subsidiaries) or capital contribution by the Issuer or any of its Restricted Subsidiaries to any other Person.

The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor as a repayment of principal or a return of capital, and any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payments to be deducted do not, in the aggregate, exceed the remaining principal amount of such Investment and without duplication of amounts increasing clause (2) of Section 4.07(a)), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Issuer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a Return in respect of such Investment (without duplication of amounts increasing clause (2) of Section 4.07(a)), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment (except that the amount of any Investment constituting an acquisition shall be the acquisition consideration), plus (A) the cost of all additions thereto minus (B) the amount of any portion of such Investment that has been repaid to the investor as a Return in respect of such Investment (without duplication of amounts increasing clause (2) of Section 4.07(a)), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

If the Issuer or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Issuer or any Restricted Subsidiary in such Person remaining after giving effect thereto shall not be deemed to be an Investment at such time.

“Investment Grade Assets” means (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries, (c) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution and (d) corresponding instruments in countries other than the U.S. customarily utilized for high quality investments.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or Fitch or the equivalent investment grade credit rating from any other nationally recognized rating agency.

“Investment Grade Securities” means (a) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents), (b) debt securities or debt instruments issued by an entity organized or existing under the laws of the US, any state or territory thereof or the District of Columbia and with a rating equal to or higher than A3 (or the equivalent) by Moody’s and A- (or the equivalent) by S&P or Fitch or the equivalent credit rating from any other nationally recognized rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries and (c) investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution.

“Investors” means collectively, the Sponsor and certain other investors (including the Rollover Investors, certain co-investors and the Management Investors) arranged by and/or designated by the Sponsor.

“IP Rights” means a license or right to use all rights in Designs, patents, trademarks, domain names, copyrights, software, Trade Secrets and all other intellectual property rights.

“IPO Entity” means, at any time at and after a Qualifying IPO, Holdings, the Issuer or a Parent Company of Holdings, as the case may be, the Capital Stock in which were issued or otherwise sold pursuant to the Qualifying IPO or, in the case of a Qualifying IPO described in clause (b) of the definition thereof, the publicly traded entity immediately following such Qualifying IPO, so long as such entity is Holdings or a Parent Company of Holdings.

“IPO Listco” means a wholly owned Subsidiary of Holdings or of any Parent Company thereof formed in contemplation of a Qualifying IPO to become the IPO Entity.

“IPO Reorganization Transactions” means, collectively, the transactions taken in connection with and reasonably related to consummating a Qualifying IPO, including the (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of Holdings, its Subsidiaries, Parent Companies and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with a Qualifying IPO and (ii) customary underwriting agreements in connection with a Qualifying IPO and any future follow-on underwritten public offerings of common Capital Stock in the IPO Entity, including the provision by such IPO Entity and any Affiliate thereof of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of any IPO Subsidiary with one or more direct or indirect holders of Capital Stock in Holdings or any Parent Company of the Issuer with any IPO Subsidiary surviving and holding, directly or indirectly, Capital Stock in Holdings or any Parent Company of the Issuer and no other material assets or the dividend or other distribution by Holdings or any Parent Company of the Issuer of Capital Stock of IPO Shell Companies or any other transfer of ownership, directly or indirectly, to the holders of Capital Stock of Holdings or any Parent Company of the Issuer, (d) the amendment and/or restatement of organization documents of Holdings or any Parent Company of the Issuer and any IPO Subsidiaries, (e) the issuance of Capital Stock of IPO Shell Companies to the direct or indirect holders of Capital Stock of Holdings or any Parent Company of the Issuer in connection with any IPO Reorganization Transactions, (f) the making of Restricted Payments to (or Investments in) an IPO Shell Company or Holdings, any Parent Company of the Issuer or any of their respective Subsidiaries to permit Holdings or any Parent Company of the Issuer to make distributions or other transfers, directly or indirectly, to IPO Listco, in each case solely for the purpose of paying, and solely in the amounts necessary for IPO Listco to pay, IPO-related expenses and the making of such distributions by Holdings or any Parent Company of the Issuer, (g) the repurchase by IPO Listco, directly or indirectly, of its Capital Stock from Holdings or any Parent Company of the Issuer or any of their respective Subsidiaries, (h) the entry into an exchange agreement, pursuant to which the direct or indirect holders of Capital Stock in Holdings or any Parent Company of the Issuer and certain non-economic/voting Capital Stock in IPO Listco will be permitted to exchange such interests for certain economic/voting Capital Stock in IPO Listco, (i) any issuance, dividend or distribution, directly or indirectly, of the Capital Stock of the IPO Shell Companies or other disposition of ownership thereof to the IPO Shell Companies and/or the direct or indirect holders of Capital Stock of Holdings or any Parent Company of the Issuer and (j) all other transactions reasonably incidental to, or necessary for the consummation of, the foregoing.

“IPO Shell Company” means each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” means a wholly-owned Subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and a Qualifying IPO.

“Issue Date” means November 30, 2021.

“Issuer” has the meaning set forth in the recitals hereto.

“Issuer Order” means a written request or order signed on behalf of the Issuer by an Officer of the Issuer and delivered to the Trustee.

“joint venture” means any Person (other than a Subsidiary of the Issuer) in which the Issuer or any of its Restricted Subsidiaries owns Equity Interests representing 50% or less of the Equity Interests of such Person.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or the place of payment.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing), in each case, in the nature of security; provided that in no event shall a Non-Financing Lease Obligation be deemed to constitute a Lien.

“Limited Assurance Letter” means one or more limited assurance letters from an External Verifier confirming whether one or more of the Sustainability Performance Targets have been met.

“Limited Condition Transaction” means (i) any acquisition or investment, including by way of merger, amalgamation, consolidation, division or similar transaction, not prohibited by this Indenture, in each case whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (ii) any incurrence or issuance of, or prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or refinancing of, any Indebtedness, Disqualified Stock or Preferred Stock, (iii) any dividend to be paid on a date subsequent to the declaration thereof, (iv) the creation of any Liens, (v) the making of any disposition, including the Specified Asset Sale, (vi) the making of any Investment (including any acquisition), (vii) the designation of a subsidiary as restricted or unrestricted and (viii) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (i) through (vii).

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness to satisfy Standard Securitization Undertakings.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Management Investors” means the current, former or future officers, directors, managers, employees and other service providers (and any Immediate Family Members of the foregoing) of Holdings, the Issuer, the Restricted Subsidiaries or any Parent Company who are or who become direct or indirect investors in Holdings, any Parent Company, any Equityholding Vehicle or the Issuer, including any such officers, directors, managers, employees, other service providers, members or partners (and any Immediate Family Members of the foregoing) owning through an Equityholding Vehicle.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the IPO Entity on a Business Day no more than five Business Days prior to the date of the declaration or making of a Restricted Payment permitted pursuant to clause Section 4.07(b)(vii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment (or, if such common Equity Interests have only been traded on such securities exchange for a period of time that is less than 30 consecutive trading days, such shorter period of time).

“Master Agreement” shall have the meaning specified in the definition of “Hedge Agreement.”

“Material Real Estate Asset” means any “fee-owned” real estate asset located in the United States (other than in any state thereof that is a Mortgage Tax State) owned by the Issuer or any Guarantor on the Issue Date, acquired by the Issuer or any Guarantor after the Issue Date or owned by any Person at the time such Person becomes an Issuer or a Guarantor, in each case, having a fair market value in excess of $50,000,000 as of the date of acquisition thereof (or the date of substantial completion of any material improvement thereon or new construction thereof) or if the owning entity becomes an Issuer or a Guarantor after the Issue Date, as of the date such Person becomes an Issuer or a Guarantor.

“Merger” means the merger of Merger Sub with and into Covanta pursuant to the Transaction Agreement.

“Merger Sub” has the meaning specified in the introductory paragraph.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage Tax State” shall mean Alabama, Florida, Kansas, Minnesota, New York, Oklahoma, Tennessee, Virginia, Washington, D.C., Georgia, Maryland and any other state that imposes a mortgage recording tax, intangible tax, documentary tax or similar tax in connection with the execution or filing of a mortgage, deed of trust, deed to secure debt or similar instrument.

“Net Proceeds” means the cash proceeds (including Cash Equivalents and cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received) received by the Issuer and any of its Restricted Subsidiaries in respect of any Asset Sale, net of (i) all fees and out-of-pocket expenses paid by (or on behalf of) the Issuer and its Restricted Subsidiaries in connection with such event (including attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses and brokerage, consultant, accountant and other customary fees and the amount of all transfer and similar taxes and the Issuer’s good faith estimate of income or other taxes paid or payable (including pursuant to tax sharing arrangements or any tax distributions) in connection with such Asset Sale), (ii) amounts provided as a reserve in accordance with GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale, including any earn-out obligations (provided that to the extent and at the time any such amounts are released from such reserve (other than in connection with a payment in respect of such liability), such amounts shall constitute Net Proceeds), (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by the asset disposed of in such Asset Sale, and agreements with respect to the financing or acquisition of a Project, and which, in each case, is required to be repaid or otherwise comes due and is repaid (other than any such Indebtedness that is assumed by the purchaser of such asset), (iv) cash escrows (until released from escrow to the Issuer or any of its Restricted Subsidiaries) from the sale price for such Asset Sale, (v) the pro rata portion of such Net Proceeds (calculated without regard to this clause (v)) attributable to minority interests and not available for distribution to or for the account of the Issuer and its Restricted Subsidiaries as a result thereof, (vi) the amount of any liabilities (other than Indebtedness in respect of the Senior Credit Facilities and the Notes) directly associated with such asset and retained by the Issuer or any Restricted Subsidiary, (vii) amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness (other than any unsecured Indebtedness) required (other than required by Section 4.10(b)) to be paid as a result of such transaction and (viii) any costs associated with unwinding any related Hedging Obligations in connection with such Asset Sale.

“Net Short” means, with respect to a Holder or beneficial owner and the Notes, as of the date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that the foregoing clause (i) would have been the case if a “Failure to Pay” or “Bankruptcy Credit Event” (each as defined in the 2014 ISDA Credit Derivatives Definitions) were to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-Recourse Debt” means Indebtedness of a Person as to which neither the Issuer nor any Restricted Subsidiary (other than an Excluded Project Subsidiary) (i) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), other than pursuant to a Non-Recourse Guarantee or any pledge of Equity Interests of an Excluded Project Subsidiary, or (ii) is directly or indirectly liable (as a guarantor or otherwise) other than pursuant to a Non-Recourse Guarantee or pledge of Equity Interests of an Excluded Project Subsidiary or (iii) constitutes the lender, provided, however, that (A) the holder or obligee of any such Indebtedness may have recourse to the assets subject to any Lien described in clause (t) of the definition of “Permitted Liens” and (B) the following kinds of support relating to Indebtedness or a Person do not affect the determination of such Indebtedness as Non-Recourse Debt: (i) guarantees with respect to debt service reserves established with respect to a Subsidiary to the extent that such guarantee shall result in the immediate payment of funds, pursuant to dividends or otherwise, in the amount of such guarantee; (ii) contingent obligations of the Issuer or any other Subsidiary to make capital contributions to a Subsidiary; (iii) any credit support or liability consisting of reimbursement obligations in respect of letters of credit issued under, and subject to the terms of, this Indenture, or otherwise permitted under this Indenture, to support obligations of a Subsidiary; (iv) agreements of the Issuer or any Subsidiary to provide, or guarantees or other credit support (including letters of credit) by the Issuer or any Subsidiary with respect to the performance and payment obligations under of any agreement of another Subsidiary to provide, corporate, management, marketing, administrative, technical, energy management or marketing, engineering, procurement, construction, operation and/or maintenance services to such Subsidiary, including in respect of the sale or acquisition of power, emissions, fuel, oil, gas or other supply of energy; (v) any Hedging

Obligations and any power purchase or sale agreements, fuel purchase or sale agreements, emissions credit purchase or sale agreements, commercial or trading agreements and any other similar agreements entered into between the Issuer or any Subsidiary with or otherwise involving any other Subsidiary, including any guarantees or other credit support (including letters of credit) of obligations of a Subsidiary under such agreements in the ordinary course of business, consistent with past practice or consistent with industry norm; and (vi) any Investments in a Subsidiary, to the extent permitted by this Indenture.

“Non-Recourse Guarantee” means any guarantee that is customary (as reasonably determined by the Issuer) and entered into in the ordinary course of business, or consistent with past practice or industry norm, by the Issuer or a Restricted Subsidiary of Non-Recourse Debt incurred by an Excluded Project Subsidiary as to which the lenders of such Non-Recourse Debt will not have any recourse to the stock or assets of the Issuer, except to the limited extent set forth in such guarantee with respect to the Issuer’s obligation to make equity contributions.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Note Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. For all purposes of this Indenture, the term “Notes” shall also include any Additional Notes that may be issued under a supplemental indenture.

“Obligations” means all unpaid principal of and accrued and unpaid interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) under the documentation governing any Indebtedness and all accrued and unpaid fees (including fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and all expenses, reimbursements, indemnities and all other advances to, debts, liabilities and obligations to any lender, holder of Indebtedness or any beneficiary of any indemnification obligations arising under documentation governing any Indebtedness, whether direct or indirect (including those acquired by assumption) and including those accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding, absolute, contingent, due or to become due, now existing or hereafter arising; provided, that Obligations with respect to the Notes shall not include fees, reimbursements or indemnifications in favor of other third parties other than the Holders.

“Offering Memorandum” means the Offering Memorandum dated November 16, 2021 relating to the offering of the Notes.

“Officer” means the Chairman of the Board of Directors, any Manager or Director, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President, Vice President or Assistant Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Assistant Secretary of a Person or any other officer of such Person designated by any such individuals of the Issuer or any other Person, as the case may be. Unless otherwise specified, reference to an “Officer” means an Officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer or on behalf of any other Person, as the case may be, that meets the requirements set forth in this Indenture and is delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee (which opinion may be subject to customary assumptions and exclusions) and is delivered to the Trustee. The counsel may be an employee of, or counsel to, the Issuer.

“Parent Company” means (a) Holdings, (b) any other Person of which Holdings is or becomes a Subsidiary after the Issue Date, (c) any holding company established by any Permitted Holder for purposes of holding, directly or indirectly, its investment in the Issuer, Holdings or any other Parent Company and (d) any Wholly-Owned Subsidiary of Holdings of which the Issuer is a Wholly-Owned Subsidiary.

“Parent Guarantor” means a Guarantor that is a Parent Company of the Issuer.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Partnership Project” means projects in connection with the strategic partnership between the Issuer and Green Investment Group Limited or other similar partners.

“Performance References” shall have the meaning specified in the definition of “Derivative Instrument.”

“Performance Guaranty” means any performance guaranty agreement entered into by the Issuer or any of its Subsidiaries under which the Issuer or any such Subsidiary (i) guarantees the performance of a Subsidiary of the Issuer under a principal lease, service, construction or operating agreement relating to a Project or (ii) is otherwise obligated to provide support in connection with Projects.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 4.10.

“Permitted Holders” means (a) each of the Investors and each Management Investor (including, for the avoidance of doubt, any Investor or Management Investor holding Equity Interests through an Equityholding Vehicle), (b) any Person who is acting solely as an underwriter or initial purchaser in connection with a public or private offering of Equity Interests of the Issuer or any of its Parent Companies, acting in such capacity, (c) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing, any Permitted Parent or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, no Person or other group (other than the Permitted Holders specified in clause (a), (b), (d) or (e) of this definition) owns, directly or indirectly, more than 50% of the total voting power of the Voting Stock of the Issuer (or, for the avoidance of doubt, of Holdings or of any New Holdings, Successor Holdings or any IPO Entity) held by such group, (d) any Permitted Parent and (e) any Permitted Plan. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership or assets or properties of the Issuer constitutes a Change of Control Triggering Event in respect of which a Change of Control Offer, including for the avoidance of doubt, any Alternate Offer, is made or waived in accordance with the requirements of this Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted Investments” means:

(a) cash or Investments that were Cash Equivalents or Investment Grade Securities at the time made (and, in the case of Excluded Project Subsidiaries, Cash Equivalents or other liquid investments permitted under any Debt Facility to which it is a party) and, to the extent made in connection therewith, Investments permitted or imposed under the terms of any cash collateral or debt service reserve agreement permitted hereunder;

(b) (i) Investments existing on the Issue Date in the Issuer or in any Restricted Subsidiary or (ii) Investments made after the Issue Date among the Issuer and/or one or more Restricted Subsidiaries (including, in each case, guarantees of obligations of Restricted Subsidiaries);

(c) Investments (i) constituting deposits, prepayments, trade credit (including the creation of receivables) and/or other credits to suppliers or lessors, (ii) made in connection with obtaining, maintaining or renewing client and customer contracts and/or (iii) in the form of advances made to distributors, suppliers, lessors, licensors and licensees, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm or, in the case of clause (iii), to the extent necessary to maintain the ordinary course of supplies to the Issuer or any Restricted Subsidiary;

(d) Investments in joint ventures and Unrestricted Subsidiaries (with respect to each such Investment, as valued at fair market value of such Investment at the time such Investment is made or, at the option of the Issuer, committed to be made); provided that the amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this clause (d) and outstanding at the time of such Investment, after giving pro forma effect to such Investment, to exceed the greater of $185.0 million and 35.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries; provided, further, however, that if any Investment pursuant to this clause (d) is made in any Person that is an Unrestricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (d);

(e) any Investment (including the Transactions) by the Issuer or any of its Restricted Subsidiaries of all or substantially all of the assets of, or any business line, unit, division or product line (including research and development and related assets in respect of any product):

(a) in any Person or the Equity Interests of any Person who is engaged in a Similar Business and becomes a Restricted Subsidiary (and, in any event, including by redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or by means of a Division, and including any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Issuer’s or any Restricted Subsidiary’s equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Issuer’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture); or

(b) if as a result of such Investment, such Person, in one transaction or a series of related transactions, is merged, amalgamated or consolidated with or into, or transfers or conveys substantially all of its assets (or such division, business unit, product line or line of business) to, or is liquidated into, the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, amalgamation, Division, consolidation, transfer, conveyance or redesignation;

(f) Investments (i) existing on, or contractually committed to or contemplated as of, the Issue Date and (ii) any modification, replacement, renewal or extension of any Investment described in clause (i) above so long as no such modification, replacement, renewal or extension increases the amount of such Investment except by the terms thereof in effect on the Issue Date (including as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities) or as otherwise permitted by this Indenture;

(g) Investments (including earn-outs) received in lieu of cash in connection with an Asset Sale made pursuant to the provisions of Section 4.10 or any other disposition of assets not constituting an Asset Sale;

(h) loans or advances to, or guarantees of Indebtedness of, present or former employees, directors, members of management, officers, managers, members, partners, consultants or independent contractors (or any Immediate Family Member of the foregoing) of any Parent Company, the Issuer, its Subsidiaries and/or any joint venture; provided that after giving pro forma effect to the making of any such loan, advance or guarantee, the aggregate principal amount of all loans, advances and guarantees made in reliance on this clause (h) then outstanding (measured as of the date such Investment is made or, at the option of the Issuer, committed to be made) shall not exceed the greater of $25.0 million and 5.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period;

(i) Investments (i) made in the ordinary course of business, consistent with past practice or consistent with industry norm in connection with obtaining, maintaining or renewing client contacts and loans or advances made to distributors in the ordinary course of business, consistent with past practice or consistent with industry norm or (ii) consisting of extensions of credit in the nature of accounts receivable, performance guarantees or Contingent Obligations or notes receivable arising from the grant of trade credit in the ordinary course of business, consistent with past practice or consistent with industry norm;

(j) Investments consisting of (or resulting from) (i) Indebtedness permitted under Section 4.09, (ii) Permitted Liens, (iii) Restricted Payments permitted under Section 4.07 (other than a Restricted Payment permitted under Section 4.07(b)(ix)) and (iv) Asset Sales permitted under Section 4.10 or any other disposition not constituting an Asset Sale (other than pursuant to clause (a), (b), (c)(ii) (if made in reliance on clause (B) therein) and (g) of the definition thereof);

(k) Investments in the ordinary course of business, consistent with past practice or consistent with industry norm consisting of endorsements for collection or deposit and customary trade arrangements with customers;

(l) Investments (including debt obligations and Equity Interests) received (i) in connection with the bankruptcy or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, consistent with past practice or consistent with industry norm, (iii) upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes;

(m) loans and advances of payroll payments or other compensation (including deferred compensation) to present or former employees, directors, members of management, officers, managers, members, partners, independent contractors or consultants of any Parent Company (to the extent such payments or other compensation relate to services provided to such Parent Company (but excluding, for the avoidance of doubt, the portion of any such amount, if any, attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Issuer and/or its Subsidiaries)), the Issuer and/or any Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm;

(n) Investments to the extent that payment therefor is made solely with Equity Interests of any Parent Company or Equityholding Vehicle or Qualified Capital Stock of the Issuer;

(o) (i) Investments of any Restricted Subsidiary that is acquired after the Issue Date, or of any Person merged into or consolidated or amalgamated with, the Issuer or any Restricted Subsidiary after the Issue Date, in each case as part of an Investment otherwise permitted by this Indenture to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation and were in existence on the date of the relevant acquisition, merger, amalgamation or consolidation and (ii) any modification, replacement, renewal or extension of any Investment permitted under clause (i) of this clause (o) so long as no such modification, replacement, renewal or extension thereof increases the amount of such Investment except as otherwise permitted by this Indenture;

(p) Investments made as part of, or in connection with, the Transactions;

(q) Investments made after the Issue Date by the Issuer and/or any of its Restricted Subsidiaries in an aggregate amount outstanding at the time such Investment is made (with respect to each such Investment, as valued at the fair market value of such Investment at the time such Investment is made or, at the option of the Issuer, committed to be made) then outstanding not to exceed:

(i) the greater of $235.0 million and 45.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period (measured as of the date such Investment is made, or at the option of the Issuer, committed to be made); plus

(ii) (A) the amount of the General Restricted Debt Payment Basket as of the date such Investment is made or, at the option of the Issuer, committed to be made minus (B) the amount of Restricted Payments made in reliance on Section 4.07(b)(xxviii), plus

(iii) [reserved]; plus

(iv) in the event that (A) the Issuer or any of its Restricted Subsidiaries makes any Investment after the Issue Date in any Person that is not a Restricted Subsidiary and (B) such Person subsequently becomes a Restricted Subsidiary, at the election of the Issuer, an amount equal to 100.0% of the fair market value of such Investment as of the date on which such Person becomes a Restricted Subsidiary; provided that if the Issuer elects to apply the fair market value of any such Investment (other than any Investment made pursuant to clause (q)(i) or (ii)) in the manner described above in order to increase availability under this clause (q), then such fair market value, and such Person becoming a Restricted Subsidiary, shall not increase the amount available for Restricted Payments under clause (2) of Section 4.07(a) or reduce the amount of outstanding Investments under the provision pursuant to which such Investment was initially made;

(r) [reserved];

(s) to the extent constituting Investments, (i) guarantees of leases (other than Financing Leases) or of other obligations not constituting Indebtedness of the Issuer and/or its Restricted Subsidiaries and (ii) guarantees of the lease obligations of suppliers, customers, franchisees and licensees of the Issuer and/or its Restricted Subsidiaries, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm;

(t) Investments in any Parent Company or Equityholding Vehicle in amounts and for purposes for which Restricted Payments to such Parent Company or Equityholding Vehicle are permitted in accordance with the provisions of Section 4.07; provided that any Investment made as provided above in lieu of any such Restricted Payment shall reduce availability under the applicable Restricted Payment basket under Section 4.07;

(u) Investments by the Issuer or any of its Restricted Subsidiaries (directly or indirectly) in any Partnership Project in an aggregate amount outstanding at the time such Investment is made (with respect to each such Investment, as valued at the fair market value of such Investment at the time such Investment is made, or at the option of the Issuer, committed to be made) in an amount not to exceed the greater of $200.0 million and 4.0% of Consolidated Total Assets for the most recently ended Test Period;

(v) Investments in Subsidiaries of the Issuer in connection with internal reorganizations and/or tax restructuring entered into among the Issuer (or any Parent Company thereof) and/or its Restricted Subsidiaries;

(w) Investments arising under or in connection with any Derivative Transactions of the type permitted under clause(s) of the second paragraph of Section 4.09;

(x) Investments consisting of the licensing of intellectual property or other works of authorship for the purpose of joint marketing arrangements with other Persons;

(y) repurchases of the Notes, the Existing Notes and any other Senior Indebtedness;

(z) (i) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent that the same are permitted to remain unfunded under applicable Requirements of Law and (ii) Investments of assets relating to any non-qualified deferred payment plan or similar employee compensation plan in the ordinary course of business, consistent with past practice or consistent with industry norm;

(aa) Investments in Holdings, the Issuer, any Subsidiary and/or any joint venture in connection with intercompany cash management arrangements and related activities and/or customary buy/sell arrangements between the joint venture parties set forth in joint venture agreements and similar binding arrangements, in each case, entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(bb) additional Investments so long as, after giving effect thereto on a pro forma basis, the Consolidated Total Debt Ratio does not exceed (A) 6.00 to 1.00 or (B) the Consolidated Total Debt Ratio in effect immediately prior to giving effect to the incurrence of such Investments;

(cc) any Investment made by any Unrestricted Subsidiary prior to the date on which such Unrestricted Subsidiary is designated as a Restricted Subsidiary so long as the relevant Investment was not made in contemplation of the designation of such Unrestricted Subsidiary as a Restricted Subsidiary;

(dd) Investments in Similar Businesses (with respect to each such Investment, as valued at the fair market value of such Investment at the time such Investment is made or, at the option of the Issuer, committed to be made); provided that the amount of such Investment (as so valued) shall not cause the aggregate amount of all such Investments made pursuant to this clause (dd) and outstanding at the time of such Investment, after giving pro forma effect to such Investment, to exceed the greater of $105.0 million and 20.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period; provided, further however, that if any Investment pursuant to this clause (dd) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (b) above and shall cease to have been made pursuant to this clause (dd) for so long as such Person continues to be a Restricted Subsidiary;

(ee) Investments in Receivables Subsidiaries or any other Person that holds an Investment in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in any other Person required in connection with a Permitted Receivables Financing (including the contribution or lending of cash and Cash Equivalents to Receivables Subsidiaries to finance the purchase of assets from the Issuer or any Restricted Subsidiary or to otherwise fund required reserves and other accounts permitted or required by the arrangements governing the Permitted Receivables Financing and any other related Indebtedness);

(ff) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust (or any Immediate Family Member of the foregoing) subject to claims of creditors in the case of a bankruptcy of the Issuer or any Restricted Subsidiary;

(gg) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials or equipment or purchases, acquisitions, licenses or leases of other assets, intellectual property, or other rights or the contribution of IP Rights pursuant to joint marketing arrangements, in each case in the ordinary course of business, consistent with past practice or consistent with industry norm;

(hh) intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business, consistent with past practice or consistent with industry norm or in connection with cash management operations of the Issuer and its Subsidiaries;

(ii) Investments made from casualty insurance proceeds in connection with the replacement, substitution, restoration or repair of assets on account of a casualty event;

(jj) Investments to the extent required by applicable rules under the Exchange Act or by any governmental authority, including any Investment made in order to avoid early warning or notice requirements under such rules or requirements;

(kk) any Investments made in connection with undertaking or consummating any IPO Reorganization Transaction and any transactions related thereto or contemplated thereby;

(ll) Investments in any Excluded Project Subsidiary; provided that such Investments are made in cash; and

(mm) any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 4.11 (except transactions permitted by clause (d)(i) of the second paragraph of Section 4.11 by reference to Section 4.07 or this definition, and clauses (o) and (s) of the second paragraph of Section 4.11).

“Permitted Letter of Credit” means any standby letter of credit entered into with any Permitted Letter of Credit Bank on a bilateral basis and not part of the Senior Credit Facilities for the account of Holdings, the Issuer or any of its Restricted Subsidiaries, and specifically designated to the administrative agent under the Senior Credit Facilities in writing by the Issuer and the relevant Permitted Letter of Credit Bank as a “Permitted Letter of Credit”, which written designation shall specify the face amount of the relevant letter of credit, and the aggregate amount of all Permitted Letters of Credit, in each case, at the time of such designation; provided that the aggregate face amount of all such letters of credit shall not exceed $100,000,000 at any time.

“Permitted Letter of Credit Bank” means any Person that is an issuer of a Permitted Letter of Credit, in its capacity as such, and that (a) is a Lender, the Administrative Agent, the Collateral Agent, an Arranger, a Sustainability Structuring Agent or an Affiliate of a Lender, the Administrative Agent, the Collateral Agent, an Arranger or a Sustainability Structuring Agent (in each case, as defined in the credit agreement governing the Senior Credit Facilities) or (b) has entered into such Permitted Letter of Credit on or prior to the Issue Date or (c) at the election of the Issuer, any other issuing bank with respect to a Permitted Letter of Credit entered into the normal course of the Issuer’s or its Subsidiaries’ business, or consistent with past practices or industry standards; provided that no such Person (except the Administrative Agent or the Collateral Agent (in each case, as defined in the credit agreement governing the Senior Credit Facilities) in their capacities as issuers of such letters of credit) shall be considered a Permitted Letter of Credit Bank until such time as it shall have delivered written notice to such Collateral Agent that such a transaction has been entered into and that such Person constitutes a Permitted Letter of Credit Bank entitled to the benefits of the Collateral Documents, which notice shall provide that such Person (i) appoints the Administrative Agent and the Collateral Agent (in each case, as defined in the credit agreement governing the Senior Credit Facilities) as its agents under the applicable loan documents with respect to the credit agreement governing the Senior Credit Facilities and (ii) agrees to be bound by the provisions of Article VIII, Section 9.03, and Section 9.10 under the credit agreement governing the Senior Credit Facilities and any applicable intercreditor agreement as if it were a lender.

“Permitted Liens” means:

(a) Liens securing (i) Indebtedness incurred under Credit Facilities, including any letter of credit facility relating thereto, that was, at the time such Indebtedness is deemed to be incurred, permitted or deemed to be permitted by the terms of this Indenture to be incurred pursuant to clause (a) of the second paragraph under Section 4.09 and (ii) Permitted Letter of Credit;

(b) Liens for taxes, assessments or other governmental charges (i) which are not overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment, (ii) which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Issuer or any of its Restricted Subsidiaries in accordance with GAAP, (iii) which are on property that the Issuer or any of its Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property or (iv) with respect to which the failure to make payment would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole;

(c) Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (i) for amounts not yet overdue by more than 60 days, (ii) for amounts that are overdue by more than 60 days or that are unfiled and no other action has been taken to enforce such Liens or those that are being contested in good faith by appropriate proceedings, so long as any reserves or other appropriate provisions required by GAAP have been made for any such contested amounts or (iii) with respect to which the failure to make payment would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole;

(d) Liens incurred or deposits made in the ordinary course of business, consistent with past practice or consistent with industry norm (i) in connection with workers’ compensation, pension, unemployment insurance, employers’ health tax and other types of social security or similar laws and regulations or other insurance related obligations (including in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto), (ii) to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including those to secure health, safety and environmental obligations but exclusive of obligations for the payment of borrowed money), (iii) securing or in connection with (x) any liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) insurance carriers providing property, casualty, liability or other insurance (including self-insurance) to Holdings, the Issuer, its Subsidiaries or any Parent Company or otherwise supporting the payment of items set forth in the foregoing clause (i) or (y) leases or licenses of property otherwise permitted by this Indenture and use and occupancy agreements, utility services and similar transactions entered into in the ordinary course of business, consistent with past practice or consistent with industry norm and (iv) to secure obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above;

(e) Liens consisting of survey exceptions, easements, rights-of-way, restrictions, encroachments, and other similar encumbrances or minor defects or irregularities in title, in each case that would not reasonably be expected to result in a material adverse effect on the business, results of operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole;

(f) Liens consisting of any (i) interest or title of a lessor or sub-lessor under any lease of real estate entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) landlord lien permitted by the terms of any lease, (iii) restriction or encumbrance to which the interest or title of such lessor or sub-lessor may be subject or (iv) subordination of the interest of the lessee or sub-lessee under such lease to any restriction or encumbrance referred to in the preceding clause (iii);

(g) Liens solely on any cash advance, earnest money or escrow deposits made by the Issuer and/or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement with respect to any Investment or disposition not prohibited under this Indenture;

(h) Liens or purported Liens evidenced by the filing of UCC financing statements, including precautionary UCC financing statements, or any similar filings made in respect of (i) Non-Financing Lease Obligations or consignment or bailee arrangements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm by the Issuer or any of its Restricted Subsidiaries and/or (ii) the sale of accounts receivable in the ordinary course of business, consistent with past practice or consistent with industry norm (to the extent otherwise permitted herein) for which a UCC financing statement is required;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) Liens in connection with any zoning, building, land use or similar Requirements of Law or right reserved to or vested in any governmental authority by any statutory provision or by the terms of any lease, license, franchise, grant or permit of the Issuer or any of its Restricted Subsidiaries to (i) control or regulate the use of any or dimensions of real property or the structure thereon that would not reasonably be expected to have a material adverse effect on the business, results of operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole, including Liens in connection with any condemnation or eminent domain proceeding or compulsory purchase order or (ii) terminate any such lease, license, franchise, grant or permit or to require annual or other payments as a condition to the continuation thereof;

(k) Liens securing Refinancing Indebtedness permitted pursuant to clause (q) of the second paragraph of Section 4.09 (solely with respect to the permitted refinancing of (x) Indebtedness permitted pursuant to the first paragraph of Section 4.09 or clauses (a), (b)(ii), (j), (k), (n), (o), (q), (r), (u), (y), (bb), (hh), (nn), (oo) or (pp) of the second paragraph of Section 4.09 or (y) Indebtedness that is secured in reliance on clause (u) below (without duplication of any amount outstanding thereunder)); provided that no such Lien extends to any property or asset of the Issuer or any Restricted Subsidiary that did not secure the Indebtedness being refinanced, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness, Disqualified Stock or Preferred Stock or subject to a Lien securing Indebtedness, in each case, permitted by Section 4.09, the terms of which Indebtedness, Disqualified Stock or Preferred Stock require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under clause (n) of the second paragraph of Section 4.09 provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(l) Liens existing on the Issue Date or pursuant to agreements in existence on the Issue Date and any modification, replacement, refinancing, renewal or extension thereof; provided that (i) no such Lien extends to any property or asset of the Issuer or any Restricted Subsidiary that was not subject to the original Lien, other than (A) after-acquired property that is affixed to or incorporated into the property covered by such Lien, (B) in the case of any property or assets financed by Indebtedness or subject to a Lien securing Indebtedness, in either case permitted under Section 4.09, the terms of which Indebtedness require or include a pledge of after-acquired property to secure such Indebtedness and related obligations, any such after-acquired property and (C) the proceeds and products thereof, accessions thereto and improvements thereon (it being understood that individual financings of the type permitted under clause (n) of the second paragraph of Section 4.09 provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates) and (ii) any such modification, replacement, refinancing, renewal or extension of the obligations secured or benefited by such Liens, if the same constitute Indebtedness, is permitted by Section 4.09;

(m) Liens arising out of Sale and Lease-Back Transactions permitted under clause (y) of the second paragraph of Section 4.09 and customary security deposits, related contract rights and payment intangibles related thereto;

(n) Liens securing Indebtedness permitted pursuant to clause (n), (r) or (u) of the second paragraph of Section 4.09; provided that, in the case of Liens securing Indebtedness permitted pursuant to clause (n) of the second paragraph Section 4.09 any such Lien shall encumber only the asset financed with the proceeds of such Indebtedness and replacements thereof, proceeds and products thereof, accessions thereto and improvements thereon, ancillary rights thereto and customary security deposits, related contract rights and payment intangibles and other assets related thereto (it being understood that individual financings provided by any lender may be cross-collateralized to other financings of such type provided by such lender or its Affiliates);

(o) Liens securing Indebtedness permitted pursuant to clause (o) of the second paragraph of Section 4.09 on the relevant acquired assets or on the Equity Interests and assets of the relevant newly acquired Restricted Subsidiary or Liens otherwise existing on property at the time of its acquisition or existing on the property or Equity Interests or other assets of any Person at the time such Person becomes a Restricted Subsidiary (including by the designation of an Unrestricted Subsidiary as a Restricted Subsidiary); provided that no such Lien (A) extends to or covers any other assets (other than (w) the proceeds or products thereof, accessions or additions thereto and improvements thereon, (x) with respect to such Person, any replacements of such property or assets and additions and accessions thereto, or proceeds and products thereof, (y) after-

acquired property to the extent such Indebtedness requires or includes, pursuant to its terms at the time assumed, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and (z) in the case of multiple financings of equipment provided by any lender or its Affiliates, other equipment financed by such lender or its Affiliates, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) or (B) was created in contemplation of the applicable acquisition of the Person, assets or Equity Interests;

(p) (i) Liens that are contractual rights of setoff or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Issuer or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business, consistent with past practice or consistent with industry norm of the Issuer or any Restricted Subsidiary, (C) purchase orders and other agreements entered into with customers of the Issuer or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) Liens encumbering reasonable customary initial deposits and margin deposits, (iii) bankers Liens and rights and remedies as to Deposit Accounts, (iv) Liens on the proceeds of any Indebtedness in favor of the holders of such Indebtedness incurred in connection with any transaction permitted under this Indenture, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of such proceeds to finance such transaction and (v) Liens consisting of an agreement to dispose of any property in a disposition permitted under Section 4.10, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(q) Liens on assets of Restricted Subsidiaries that are not Guarantors (including Equity Interests owned by such Persons) securing Indebtedness and other obligations of Restricted Subsidiaries that are not Guarantors;

(r) (i) Liens securing obligations (other than obligations representing indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm of the Issuer and/or its Restricted Subsidiaries and (ii) Liens not securing indebtedness for borrowed money that are granted in the ordinary course of business, consistent with past practice or consistent with industry norm and customary in the operation of the business of the Issuer and its Restricted Subsidiaries;

(s) [reserved];

(t) Liens on (i) assets of any Excluded Project Subsidiary or Capital Stock of an Excluded Project Subsidiary securing Indebtedness and/or other obligations of such Excluded Project Subsidiary or (ii) assets of any Restricted Subsidiary associated with any Project securing any Non-Recourse Debt incurred to finance the development, construction or expansion of, or addition or improvements to, such Project, in each case which Indebtedness was permitted under this Indenture;

(u) other Liens on assets securing Indebtedness; provided that, at the time of incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate amount of Indebtedness and other obligations then outstanding and secured thereby shall not, except as contemplated by clause (q) of the second paragraph of Section 4.09, exceed an amount equal to the greater of $260.0 million and 50.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period;

(v) (i) Liens on assets securing, or otherwise arising from, judgments, awards, attachments and/or decrees and notices of lis pendens and associated rights relating to litigation not constituting an Event of Default under clause (5) under Section 6.01(a) and (ii) any pledge and/or deposit securing any settlement of litigation;

(w) (i) leases (including ground leases and leases of aircraft), licenses, subleases or sublicenses granted to others in the ordinary course of business, consistent with past practice or consistent with industry norm (and other agreements pursuant to which the Issuer or any Restricted Subsidiary has granted rights to end users to access and use the Issuer’s or any Restricted Subsidiary’s products, technologies or services), or which would not reasonably be expected to result in a material adverse effect on the business, results of operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole, and (ii) ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Issuer or any of its Restricted Subsidiaries are located;

(x) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments or any Investment permitted under Section 4.07 arising out of such repurchase transactions and reasonable customary initial deposits and margin deposits and similar Liens attaching to pooling, commodity trading accounts or other brokerage accounts maintained in the ordinary course of business, consistent with past practice or consistent with industry norm and not for speculative purposes;

(y) Liens securing obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments permitted under clause (e), (f), (h) or (aa) of the second paragraph of Section 4.09;

(z) Liens arising (i) out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of any asset in the ordinary course of business, consistent with past practice or consistent with industry norm or (ii) by operation of law under Article 2 of the UCC (or any similar Requirements of Law under any jurisdiction);

(aa) Liens securing Indebtedness of the Issuer or a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary and not prohibited to be incurred in accordance with Section 4.09.

(bb) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(cc) (i) Liens on specific items of inventory or other goods and the proceeds thereof securing the relevant Person’s accounts payable or other obligations in respect of documentary or trade letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, (ii) Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and (iii) receipt of progress payments and advances from customers in the ordinary course of business, consistent with past practice or consistent with industry norm to the extent the same creates a Lien on the related inventory and proceeds thereof;

(dd) Liens securing (i) obligations of the type described in clause (g) and/or (ii) obligations of the type described in clause (s), in each case of the second paragraph of Section 4.09;

(ee) (i) Liens on Equity Interests of joint ventures or Unrestricted Subsidiaries securing capital contributions to, or Indebtedness or other obligations of, such Persons, (ii) any encumbrance or restriction (including put and call arrangements) with respect to Equity Interests of any joint venture or similar arrangement pursuant to any joint venture or similar agreement and (iii) customary rights of first refusal and tag, drag and similar rights in joint venture agreements and agreements with respect to non-Wholly-Owned Subsidiaries;

(ff) Liens on cash or Cash Equivalents arising in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness;

(gg) Liens consisting of the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(hh) Liens disclosed in any mortgage policy or survey with respect to any Material Real Estate Asset and any replacement, extension or renewal thereof;

(ii) Liens on Receivables Assets incurred in connection with Permitted Receivables Financings;

(jj) Liens (i) of a collection bank arising under Section 4-208 or 4-210 of the UCC (or any comparable or successor provision) on the items in the course of collection and (ii) in favor of a banking or other financial institution or electronic payment service provider arising as a matter of law or under general terms and conditions encumbering deposits (including the right of setoff) and that are within the general parameters customary in the banking or finance industry;

(kk) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of such Person in the ordinary course of business, consistent with past practice or consistent with industry norm;

(ll) Liens securing Indebtedness incurred in reliance on clause (hh) of the second paragraph of Section 4.09;

(mm) other Liens on assets securing Indebtedness; provided that, at the time of incurrence thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the Consolidated Secured Debt Ratio does not exceed either (x) 3.30 to 1.00 (whether or not incurred in connection with an acquisition, Investment or other similar transaction) or (y) solely if incurred in connection with an acquisition, Investment or other similar transaction, the Consolidated Secured Debt Ratio in effect immediately prior to giving effect to the incurrence of such Liens, in each case, calculated on a pro forma basis;

(nn) agreements to subordinate any interest of the Issuer or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Issuer or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(oo) Liens relating to future escrow arrangements securing Indebtedness, including (i) Liens on escrowed proceeds from the issuance of Indebtedness for the benefit of the related holders of debt securities or other Indebtedness (or the underwriters, arrangers, trustee or collateral agent thereof) and (ii) Liens on cash or Cash Equivalents set aside at the time of the incurrence of any Indebtedness, in either case to the extent such cash or Cash Equivalents prefund the payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness) and are held in an escrow account or similar arrangement to be applied for such purpose;

(pp) [reserved]; and

(qq) Liens securing obligations with respect to Banking Services owed by the Issuer and any of its Restricted Subsidiaries to any lender under the Senior Credit Facilities or any Affiliate of such a lender.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Permitted Parent” means (a) any Parent Company of the Issuer (or, for the avoidance of doubt, of Holdings, any New Holdings, Successor Holdings or IPO Entity) that at the time it became a Parent Company was a Permitted Holder pursuant to clause (a) or (c) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction (other than the Transactions) that would otherwise constitute a Change of Control Triggering Event and (b) any Public Company (or Wholly-Owned Subsidiary of such Public Company), except if (and until such time as) any Person or group (other than a Permitted Holder) is deemed to be or becomes a beneficial owner of Voting Stock of such Public Company representing more than 50% of the total voting power of the Voting Stock of such Public Company (as determined in accordance with the provisions of the final paragraph of the definition of “Change of Control”).

“Permitted Plan” means any employee benefit plan of the Issuer or any of its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“primary obligations” shall have the meaning specified in the definitions of “Contingent Obligations.”

“primary obligor” shall have the meaning specified in the definitions of “Contingent Obligations.”

“Permitted Receivables Financing” means any Receivables Financing that meets the following conditions: (a) the Board of Directors of the Issuer or any direct or indirect parent of the Issuer shall have determined in good faith that such Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and its Restricted Subsidiaries, (b) all sales, conveyances, assignments and/or contributions of Receivables Assets by the Issuer or any Restricted Subsidiary to the Receivables Subsidiary or any other Person, or by any Receivables Subsidiary to any other Person are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof shall be market terms at the time the Receivables Financing is first entered into (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings and Limited Originator Recourse. For the avoidance of doubt, the Closing Date Securitization shall be a Permitted Receivables Financing.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or any other entity.

“Preferred Stock” means any Capital Stock with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“pro forma basis” or “pro forma effect” means, with respect to any determination of the Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Fixed Charge Coverage Ratio, Consolidated EBITDA or Consolidated Total Assets (including component definitions thereof) or any other calculation under this Indenture, that each Subject Transaction required to be calculated on a pro forma basis in accordance with Section 1.06 shall be deemed to have occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period) with respect to any ratio, test, covenant, calculation or measurement for which such calculation is being made and that:

(a) (i) in the case of (A) any disposition of all or substantially all of the Equity Interests of any Restricted Subsidiary or any division, facility, business line and/or product line of the Issuer or any Restricted Subsidiary and (B) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary, income statement items (whether positive or negative and including any Run Rate Benefits related thereto) attributable to the property or Person subject to such Subject Transaction shall be excluded as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made and (ii) in the case of any acquisition, Investment and/or designation of an Unrestricted Subsidiary as a Restricted Subsidiary described in the definition of the term “Subject Transaction,” income statement items (whether positive or negative and including any Run Rate Benefits related thereto) attributable to the property or Person subject to such Subject Transaction shall be included as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made; it being understood that any pro forma adjustment described in the definition of “Consolidated EBITDA” may be applied to any such ratio, test, covenant, calculation or measurement solely to the extent that such adjustment is consistent with the definition of “Consolidated EBITDA,”

(b) any retirement, refinancing, prepayment or repayment of Indebtedness (other than normal fluctuations in revolving Indebtedness incurred for working capital purposes) shall be deemed to have occurred as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made,

(c) any Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries in connection therewith shall be deemed to have been incurred as of the first day of the applicable Test Period with respect to any ratio, test, covenant, calculation or measurement for which the relevant determination is being made; provided that, (i) if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable Test Period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination (taking into account any interest hedging arrangements applicable to such Indebtedness), (ii) interest on any obligation with respect to any Financing Lease shall be deemed to accrue at an interest rate reasonably determined by an officer of the Issuer to be the rate of interest implicit in such obligation in accordance with GAAP, (iii) interest on any Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate or other rate shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen by the Issuer and (iv) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the applicable date of determination, and

(d) the acquisition of any asset included in calculating Consolidated Total Assets, whether pursuant to any Subject Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Issuer or any of its Subsidiaries, or the disposition of any asset included in calculating Consolidated Total Assets described in the definition of “Subject Transaction” shall be deemed to have occurred as of the last day of the applicable Test Period with respect to any test, covenant or calculation for which such calculation is being made.

“Project” means any waste-to-energy facility, waste disposal, treatment transfer, transportation or collection facility and facilities and operations related or ancillary thereto, electrical generation plant, cogeneration plant, water treatment facility, renewable energy facility or other facility for the generation of electricity or other forms of energy (including steam) or related or ancillary assets or properties or engaged in another line of business in which the Issuer and its Subsidiaries are permitted to be engaged hereunder for which a Subsidiary or Subsidiaries of the Issuer was, is or will be (as the case may be) an owner, operator, manager or builder.

“Public Company” means any Person with a class or series of Voting Stock that is traded on the New York Stock Exchange, the NASDAQ, the Luxembourg Stock Exchange, the London Stock Exchange, the Frankfurt Stock Exchange, the Hong Kong Stock Exchange, The International Stock Exchange or any comparable stock exchange or similar market.

“Public Company Costs” means Charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, and Charges relating to compliance with the provisions of the Securities Act and the Exchange Act (and any similar Requirements of Law under any other applicable jurisdiction), as applicable to companies with equity or debt securities held by the public, the rules of national securities exchanges applicable to companies with listed equity or debt securities, directors’, managers’ and/or employees’ compensation or other costs to the extent attributable to being a public company, officer and director fee and expense reimbursement to the extent attributable to being a public company, Charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders associated with being a public company, directors’ and officers’ insurance and other legal and other professional fees, listing fees and other costs and/or expenses associated with being a public company.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Capital Stock” of any Person means any Equity Interests of such Person that is not Disqualified Stock.

“Qualifying IPO” means (a) any transaction after the Issue Date (other than a public offering pursuant to a registration statement on Form S-8) that results in the common Capital Stock in Holdings, the Issuer or a Parent Company of Holdings being publicly held or traded (whether alone or in connection with an underwritten primary public offering, a secondary public offering or any other offering) or (b) the acquisition, purchase, merger or combination of Holdings, the Issuer or a Parent Company of Holdings, by, or with, a publicly traded special acquisition company that (i) is an entity organized or existing under the laws of the U.S., any State thereof or the District of Columbia, (ii) prior to the Qualifying IPO, shall have engaged in no business or activities in any material respect other than activities related to becoming and acting as a publicly traded special acquisition company and entry into the Qualifying IPO and (iii) immediately prior to the Qualifying IPO, shall have no material assets other than cash and Cash Equivalents.

“Rating Agency” means (1) S&P, Fitch and Moody’s or (2) if S&P, Fitch or Moody’s or each of them shall not make a corporate rating with respect to the Issuer or a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer, which shall be substituted for any or all of S&P, Fitch or Moody’s, as the case may be, with respect to such corporate rating or the rating of the Notes, as the case may be.

“Ratings Event” means the Notes are downgraded by one or more gradations (including gradations within ratings categories as well as between categories) by at least two of the three of the Rating Agencies on any date during the period commencing 60 days prior to public notice of the occurrence of a Change of Control or the intention by the Issuer to effect a Change of Control, and ending 60 days following such public notice of the occurrence of a Change of Control or the intention by the Issuer to effect a Change of Control.

“Receivables Assets” means, any accounts receivables, royalties, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams (whether now existing or arising in the future) of the Issuer or any of its subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, royalties, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams, all contracts and contract rights, and all guarantees or other obligations in respect of such accounts receivable, royalties, mortgage receivables, equipment receivables, franchise fees, license fees, patents or other revenue streams, all records and bank accounts with respect to such accounts receivable, and proceeds of such accounts receivable and other assets related thereto which are customarily transferred or in respect of which security interests are customarily granted in connection therewith.

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to Receivables Assets or any participation interest issued or sold in connection with, and other fees and expenses (including fees and expenses of legal counsel) paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

“Receivables Financing” means any transaction or series of transactions that may be entered into by the Issuer or any of its Subsidiaries pursuant to which the Issuer or any of its Subsidiaries may sell, contribute, convey, assign or otherwise transfer to, or may grant a security interest in the Receivables Assets subject to such financing in favor of, (a) a Receivables Subsidiary or other Subsidiary of the Issuer who then in turn transfers to a Receivables Subsidiary, and (b) any other Person, which, in either case, may include a backup or precautionary grant of security interest in such Receivables Assets so sold, contributed, conveyed, assigned or otherwise transferred and (c) Holdings, the Issuer, and any of their respective Subsidiaries may provide Standard Securitization Undertakings and Limited Originator Recourse and may incur liabilities in respect of Receivables Repurchase Obligations.

“Receivables Repurchase Obligation” means any obligation of a seller, transferor or servicer of receivables in a Permitted Receivables Financing to repurchase receivables or otherwise make payments with respect to receivables, in each case, arising as a result of a breach of Standard Securitization Undertakings, a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Issuer (or another Person formed for the purposes of engaging in a Permitted Receivables Financing with the Issuer in which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer makes an Investment and to which the Issuer or any Subsidiary of the Issuer or a direct or indirect parent of the Issuer sells, conveys, assigns or otherwise transfers Receivables Assets (which may include a backup or precautionary grant of security interest in such Receivables Assets sold, conveyed, assigned or other transferred)) which engages in no activities other than in connection with the purchase, acquisition or financing of accounts receivable of the Issuer and its subsidiaries or a direct or indirect parent of the Issuer and all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer or any direct or indirect parent of the Issuer (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Issuer or any other Subsidiary (other than a Receivables Subsidiary) of the Issuer (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates the Issuer or any other Subsidiary (other than a Receivables Subsidiary) of the Issuer in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, or (iii) subjects any property or asset of the Issuer or any other Subsidiary (other than a Receivables Subsidiary) of the Issuer, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse,

(b) with which neither the Issuer nor any other Subsidiary (other than a Receivables Subsidiary) of the Issuer has any material contract, agreement, arrangement or understanding other than on terms which the Issuer reasonably believes to be no less favorable to the Issuer or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Issuer, and

(c) to which neither the Issuer nor any other Subsidiary of the Issuer has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Record Date” for the interest, if any, payable on any applicable Interest Payment Date means May 15 or November 15 (whether or not a Business Day) next preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note in the form of Exhibit A hereto bearing the Global Note Legend, the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, territorial, municipal, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of any governmental authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, when used with respect to the Trustee, means, with respect to the Trustee, any officer assigned to the Global Corporate Trust department (or any successor division or unit) of the Trustee located at the Corporate Trust Office of the Trustee, who shall have direct responsibility for the administration of this Indenture, and for the purposes of Section 7.01(c)(ii) and the second sentence of Section 7.05 shall also include any other officer of the Trustee to whom any corporate trust matter relating to this indenture is referred because of such officer’s knowledge of and familiarity with the particular subject.

“Restricted Cash” means, as of any date of determination, (i) the sum of the amounts on deposit that are designated to pay debt service principal or construction costs, as debt service reserves, or to redeem the Indebtedness secured thereby to the extent excess proceeds remain in the relevant account after completion of construction of a Project and held in a debt service principal account, a debt service reserve fund or a reserve account (which such reserve account secures the Non-Recourse Debt that is the source of the amounts therein) so long as the proceeds in such reserve account are designated to pay construction costs or debt service during construction or, if excess proceeds remain in such account after completion of construction of the relevant project, to redeem the Non-Recourse Debt secured thereby and (ii) any amounts of cash pledged to collateralized letters of credit arrangements.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Period” means the 40-day distribution compliance period as defined in Regulation S.

“Restricted Subsidiary” means, at any time, with respect to any Person, any direct or indirect Subsidiary of such Person (including any Development Subsidiary and Excluded Project Subsidiary) that is not then an Unrestricted Subsidiary. Upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be a “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Issuer.

“Retained Asset Sale Proceeds” means the Net Proceeds in respect of any Asset Sale not required to be applied to make a prepayment or to be reinvested under Section 4.10.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Revenue” means, for any period, the revenue earned by the Issuer and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that such amount shall be determined excluding the effects of acquisition method accounting.

“Rollover Investors” means certain equity holders of Covanta and its Subsidiaries, including members of management of Covanta and its Subsidiaries, who roll over equity interests of Covanta or cash proceeds from the Transactions into direct or indirect Equity Interests in Holdings or a Parent Company.

“Run Rate Benefits” shall have the meaning specified in the definition of “Consolidated EBITDA.”

“Run Rate Initiative” shall have the meaning specified in the definition of “Consolidated EBITDA.”

“S&P” means S&P Global Ratings and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any transaction or series of related transactions pursuant to which the Issuer or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed of.

“Screened Affiliate” means any Affiliate of a Holder (a) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (b) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (c) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes and (d) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the new revolving credit facility and the new term loan facilities under the credit agreement to be entered into on or before the Issue Date by and among the Issuer, the guarantors party thereto, the lenders party thereto and the other agents party thereto as the same may be in effect from time to time, including, in each case, any related notes, mortgages, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, replacements, exchanges or refinancings thereof, in whole or in part, and any financing arrangements that amend, supplement, modify, extend, renew, restate, refund, replace, exchange or refinance any part thereof, including, without limitation, any such amended, supplemented, modified, extended, renewed, restated, refunding, replacement, exchanged or refinancing financing arrangement that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders, investors, holders or otherwise.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the Existing Notes and the related guarantees and the Notes and the related Note Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all (a) Hedging Obligations (and guarantees thereof) and (b) Indebtedness of the Issuer and/or any Guarantor in respect of Banking Services (and guarantees thereof); provided that such Hedging Obligations and Indebtedness, as the case may be, are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Note Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local, foreign or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Short Derivative Instrument” means a Derivative Instrument (a) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (b) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Subsidiary” means any Restricted Subsidiary that, or any group of Restricted Subsidiaries taken together that, as of the last day of the fiscal quarter of the Issuer most recently ended for which financial statements are internally available, had revenues or total assets for such quarter in excess of 10% of the consolidated Revenues or total assets, as applicable, of the Issuer for such quarter; provided that, solely for purposes of clause (6) of Section 6.01(a), each Restricted Subsidiary forming part of such group is subject to an Event of Default under such clause.

“Similar Business” means any business conducted, engaged in or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, incidental, complementary, ancillary, supportive, synergetic or reasonably related businesses or reasonable extensions thereof (and non-core incidental businesses acquired in connection with any acquisition or Investment or other immaterial businesses).

“SPAC IPO” means the acquisition, purchase, merger, amalgamation or other combination of the Issuer or any Parent Entity, by, or with, a publicly traded special purpose acquisition company or targeted acquisition company or any entity similar to the foregoing (a “SPAC IPO Entity”) that results in any common equity interests of the Issuer, any Parent Entity, or any direct or indirect parent entity of such SPAC IPO Entity (or its successor by merger, amalgamation or other combination) being publicly traded on any United States national securities exchange or over-the-counter market, or any analogous exchange or market in Canada, the United Kingdom or the European Union.

“Specified Asset Sale” means a Disposition of the UK&I Assets, whether through the sale of the UK&I Assets or of Equity Interests of a subsidiary holding the UK&I assets or otherwise, that is consummated on or after the Issue Date.

“Specified UK&I Guarantees” means:

(1) the O&M guarantee between Covanta as guarantor and Rookery South Limited as projectco relating to the operation and maintenance agreement entered into in connection with the supply of waste to the facility in Bedfordshire, United Kingdom known as Rookery South dated 21 March 2019 (as amended from time to time);

(2) the operation and maintenance guarantee between Covanta as guarantor and Protos ERF Limited as projectco relating to an operating agreement in respect of the facility at Ince Marshes in Cheshire for the generation of electricity known as the Protos Energy Recovery Facility dated 1 December 2020 (as amended from time to time);

(3) the operation and maintenance guarantee between Covanta as guarantor and Newhurst ERF Limited as projectco relating to an operating agreement in respect of the facility at Newhurst in Leicestershire for the generation of electricity known as the Newhurst Energy Recovery Facility dated 11 February 2020 (as amended from time to time); and

(4) the operator parent company guarantee in respect of the Dublin waste to energy project between Covanta Energy LLC, Covanta and Dublin Waste to Energy Limited (as amended from time to time).

“Sponsor” means, collectively, EQT Fund Management S.à r.l., its Affiliates and its Affiliates’ investment entities, including funds, partnerships, co-investment vehicles and managed account arrangements established, operated, managed, advised or controlled directly or indirectly by the foregoing or other entities under common control with EQT Fund Management S.à r.l. or its Affiliates (but excluding any operating portfolio company of any of the foregoing).

“Standard Securitization Undertakings” means representations, warranties, covenants, agreements, purchase obligations, indemnities and guarantees of performance entered into by the Issuer or any Subsidiary of the Issuer which the Issuer has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subject Person” shall have the meaning specified in the definition of “Consolidated Net Income.”

“Subject Transaction” means, with respect to any Test Period, (a) the Transactions, (b) any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or any business line, unit or division of, any Person or the Capital Stock of any Person (and, in any event, including (A) any Investment in (i) any Restricted Subsidiary the effect of which is to increase the Issuer’s or any Restricted Subsidiary’s respective equity ownership in such Restricted Subsidiary or (ii) any joint venture for the purpose of increasing the Issuer’s or its relevant Restricted Subsidiary’s ownership interest in such joint venture and (B) any acquisition that is subject to binding contract commitments, letters of intent or purchase order), in each case that is permitted by this Indenture, (c) any disposition of all or substantially all of the assets or Capital Stock of any Subsidiary (or any facility, business unit, line of business, product line or division of the Issuer or a Restricted Subsidiary) not prohibited by this Indenture, (d) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary or an Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Indenture, (e) any incurrence or prepayment, repayment, redemption, repurchase, defeasance, satisfaction and discharge or refinancing of Indebtedness, (f) the implementation of any Run Rate Initiative, (g) any tax restructuring, (h) any IPO Reorganization Transaction, (i) the entry into any Customer Contract and/or (j) any other event that by the terms of this Indenture requires pro forma compliance with a test or covenant or requires such test or covenant to be calculated on a pro forma basis.

“Subordinated Indebtedness” means, with respect to the Notes and the Note Guarantees,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Note Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(b) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, any entity that is owned at a 50% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Issuer’s or any of its Restricted Subsidiaries’ financial statements. Unless the context otherwise requires, any references to Subsidiaries refer to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means a Guarantor that is a Subsidiary of the Issuer.

“Successor Holdings” means the successor Person formed by or surviving any consolidation, amalgamation or merger with Holdings.

“Sustainability Performance Targets” means, collectively, the Sustainably Processed Waste Target and the Waste Recycled/Reused Target; provided, however, that for purposes of determining if any Sustainability Performance Target has been achieved, the Issuer and its consolidated Subsidiaries may exclude the impact of (i) any amendment to, or change in, any applicable laws, regulations, rules, guidelines, standards and policies (or any amendment, change or inability to renew with consistent terms or obtain, any permits or licenses issued thereunder) applicable or relating to the business, operations or properties of the Issuer and its consolidated Subsidiaries following the Issue Date, including with respect to the measurement or calculation of any of the Sustainability Performance Targets or (ii) any force majeure or extraordinary or exceptional events or circumstances, including the occurrence of such events or circumstances with respect to the availability and/or continuous supply of any relevant residue or waste that is necessary, appropriate or, as of the date of this offering, anticipated, for the achievement of the Sustainability Performance Targets (including but not limited to market developments related to the availability and/or continuous supply of relevant residues or wastes, supply chain disruptions or physical impacts from extreme weather or climate change). If a Sustainability Performance Target is not achieved as a result of the occurrence of any of the foregoing described in the proviso to the immediately preceding sentence, as determined by the Issuer in its reasonable judgment, such Sustainability Performance Target will be deemed to have been achieved for purposes of this Indenture and no interest rate adjustment or premium payment shall result from the failure to achieve such Sustainability Performance Target.

The Issuer may adjust key performance indicators on a go forward basis under the following scenarios: (1) divestiture of owned or operated assets that were included in the 2020 baseline but removed before the Testing Date; (2) acquisition of operational assets subsequent to the 2020 baseline but before the Testing Date; (3) assets under construction which are divested prior to operations; (4) closures of owned facilities that were operational in the 2020 baseline prior to the Testing Date; (5) closure of client-owned facilities that the Issuer operates prior to the Testing Date; (6) impact of any material amendment to, or change in, any applicable laws, regulations, rules, guidelines and policies applicable or relating to the business of the Issuer and its consolidated subsidiaries following the Issue Date; and (7) force majeure events.

“Sustainably Processed Waste” means all wastes managed by the Issuer on behalf of customers and clients through energy recovery (or, the waste to energy process), recycling, and reuse in line with the Non-Hazardous Materials and Waste Management Hierarchy of the U.S. Environmental Protection Agency (“EPA”) and the five step waste hierarchy established in Article 4 of Directive 2008/98/EC of the European Parliament and of the Council of 19 November 2008, as amended (together, the “Waste Management Hierarchy of the U.S. EPA and the European Union”).

“Sustainably Processed Waste Target” means the Issuer’s target to increase the amount of Sustainably Processed Waste (measured in thousand tons) by a total of 2.5% as measured in the year ending December 31, 2025 compared to the year ended December 31, 2020.

“Test Period” means, for any determination under this Indenture, the last four fiscal quarters then most recently ended for which the internal financial statements are available on or prior to the date of such determination.

“Testing Date” means December 31, 2025.

“Testing Party” has the meaning set forth in Section 1.05(a).

“Trade Secrets” means any trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, procedures, know-how, designs, personal information, supplier lists, customer lists, business, production or marketing plans, formulae, methods (whether or not patentable), processes, compositions, schematics, ideas, algorithms, techniques, analyses, proposals, software (to the extent not a copyright) and data collections.

“Transaction Agreement” means the Agreement and Plan of Merger, dated July 14, 2021, by and among Covanta Holding Corporation, Covert Intermediate, Inc. and Covert Mergeco, Inc., and all side letters and other agreements related thereto, in each case, as amended, restated, supplemented or otherwise modified in accordance with the terms thereof through the Issue Date.

“Transaction Consideration” means the cash received by the equityholders of Covanta in exchange for certain Equity Interests of Covanta on the Issue Date in connection with the Merger.

“Transaction Costs” means fees, premiums, expenses, closing payments and other similar transaction costs (including original issue discount or upfront fees) payable or otherwise borne by Holdings and/or its Subsidiaries in connection with the Transactions and the transactions contemplated thereby.

“Transactions” means all the transactions (and any transactions related thereto) described in the definition of “Transactions” in the Offering Memorandum, which, for the avoidance of doubt, need not occur on the Issue Date.

“Treasury Rate” means, as obtained by the Issuer, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to December 1, 2024; provided, however, that if the period from such Redemption Date to December 1, 2024 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trustee” means U.S. Bank National Association until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended.

“UK&I Assets” means all or substantially all of Covanta’s business, assets and subsidiaries located or in or domiciled in Europe, including the United Kingdom, Channel Islands, the Republic of Ireland and Italy (including joint venture interests and any contracts necessary or desirable to operate Covanta’s business in Europe) as of the Issue Date.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below) and any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate (or redesignate) any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that:

(1) immediately after giving effect to such designation, no Event of Default shall have occurred and be continuing (including after giving effect to the reclassification of Investments in, Indebtedness of and Liens on the assets of, the applicable Restricted Subsidiary or Unrestricted Subsidiary); and

(2) as of the date of the designation thereof, no Unrestricted Subsidiary shall own any Capital Stock in any Restricted Subsidiary of the Issuer or hold any Indebtedness of or any Lien on any property of the Issuer or any Restricted Subsidiary.

The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Issuer (or its applicable Restricted Subsidiary) therein at the date of designation in an amount equal to the portion of the fair market value of the net assets of such Subsidiary attributable to the Issuer’s (or its applicable Restricted Subsidiary’s) equity interest therein as reasonably determined by the Issuer in good faith (and such designation shall only be permitted to the extent such Investment is permitted under Section 4.07 or, if on the date such Subsidiary is so designated, there are Suspended Covenants as a result of the provisions described above under Section 4.16, such Investment would have complied with Section 4.07 as if such covenant was in effect for the purposes of designating Unrestricted Subsidiaries from the Issue Date to the date of such designation). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the making, incurrence or granting, as applicable, at the time of designation of any then-existing Investment, Indebtedness or Lien of such Restricted Subsidiary, as applicable and (ii) a Return on any Investment by the Issuer in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Issuer’s or its Restricted Subsidiary’s Investment in such Subsidiary.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“U.S. GAAP” shall have the meaning specified in the definition of “GAAP.”

“U.S. Government Obligations” means securities that are:

(1) direct obligations of, or obligations guaranteed by, the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” means, with respect to any Person, shares of such Person’s Capital Stock that are at the time generally entitled, without regard to contingencies, to vote in the election of the Board of Directors of such Person. To the extent that a partnership agreement, limited liability company agreement or other agreement governing a partnership or limited liability company provides that the members of the Board of Directors of such partnership or limited liability company (or, in the case of a limited partnership whose business and affairs are managed or controlled by its general partner, the Board of Directors of the general partner of such limited partnership) is appointed or designated by one or more Persons rather than by a vote of Voting Stock, each of the Persons who are entitled to appoint or designate the members of such Board of Directors will be deemed to own a percentage of Voting Stock of such partnership or limited liability company equal to (a) the aggregate votes entitled to be cast on such Board of Directors by the members of such Board of Directors which such Person or Persons are entitled to appoint or designate divided by (b) the aggregate number of votes of all members of such Board of Directors.

“Waste Management Hierarchy of the U.S. EPA and the European Union” has the meaning set forth in the definition of “Sustainably Processed Waste.”

“Waste Recycled or Reused” means all residues, such as metals, from the energy recovery process that are recovered for recycling and all wastes managed by the Issuer on behalf of customers and clients through recycling and reuse in line with the Waste Management Hierarchy of the U.S. EPA and the European Union.

“Waste Recycled/Reused Target” means the Issuer’s target to increase the amount of Waste Recycled or Reused (measured in thousand tons) by a total of 25.0% as measured in the year ending December 31, 2025 compared to the year ended December 31, 2020.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment (it being understood that the Weighted Average Life to Maturity shall be determined without giving effect to any change in installment or other required payments of principal resulting from prepayments following the incurrence of such Indebtedness); by (b) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Restricted Subsidiary” of any Person means a Wholly-Owned Subsidiary of such Person that is a Restricted Subsidiary.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock of which (other than directors’ qualifying shares and/or shares required by Requirements of Law to be owned by a resident of the relevant jurisdiction) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

SECTION 1.02. Other Definitions.

Term	Defined in Section
“Acceptable Commitment”	4.10(b)
“Additional Interest”	4.03(d)
“Additional Sustainability Premium”	2.14(b)
“Advance Offer”	4.10(b)
“Advance Portion”	4.10(b)
“Affiliate Transaction”	4.11
“Applicable Law”	7.12
“Applicable Premium Deficit”	8.04(1)
“Applicable Proceeds”	4.10(b)
“Asset Sale Proceeds Application Period”	4.10(b)
“Authentication Order”	2.02
“Change of Control Offer”	4.14(a)
“Change of Control Payment Date”	4.14(a)(2)
“Change of Control Payment”	4.14(a)
“Commitment Application Period”	4.10(b)
“Covenant Defeasance”	8.03
“Covenant Suspension Event	4.16(a)
“Directing Holder”	6.02(a)
“DTC”	2.03
“Excess Proceeds”	4.10(b)
Exchange Rate”	1.06(g)
“Fixed Amounts”	1.06(c)
“General Restricted Debt Payment Basket”	4.07(b)(xxviii)
“Increased Amount”	4.12(c)
“incur”	4.09
“Incurrence-Based Amounts”	1.06(c)
“Initial Default”	6.02(f)
“Legal Defeasance”	8.02
“Note Register”	2.03
“Noteholder Direction”	6.02(a)
“Offer Amount”	3.09(b)
“Offer Period”	3.09(b)
“Original Interest Premium”	2.14(b)
“Pari Passu Indebtedness”	4.10(b)
“Paying Agent”	2.03
“Position Representation”	6.02(a)
“Purchase Date”	3.09(b)
“Redemption Date”	3.07(b)
“refinance”	4.09(g)
“Refinanced Indebtedness”	4.09(g)
“Refinancing Indebtedness”	4.09(g)
“Refunding Capital Stock”	4.07(b)(viii)
“Registrar”	2.03
“Restricted Debt Payments”	4.07(a)
“Restricted Payments”	4.07(a)
“Reversion Date”	4.16(b)
“Second Change of Control Payment Date”	4.14(d)
“specified transaction”	1.06(g)

Term	Defined in Section
“Subsequent Rate of Interest”	2.14(a)
“Step-up Date”	2.14(a)
“Subject Lien”	4.12(a)
“Successor Company”	5.01(a)(1)
“Successor Guarantor”	5.01(c)(1)(A)
“Suspended Covenants”	4.16(a)
“Suspension Period”	4.16(c)
“Tax Group”	4.07(b)(c)(B)
“Transition Period”	4.03
“Treasury Capital Stock”	4.07(b)(viiii)
“Verification Covenant”	6.02(a)
“withdrawal deadline”	4.14(a)(b)

SECTION 1.03. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture.

The following Trust Indenture Act term used in this Indenture has the following meaning:

“obligor” on the Notes and the Note Guarantees means the Issuer and the Guarantors, respectively, and any successor obligor upon the Notes and the Note Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them. Notwithstanding any other provision in this Indenture, no obligation or requirement under the Trust Indenture Act shall be applicable to the Issuer or any Guarantor.

SECTION 1.04. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) “will” shall be interpreted to express a command;

(f) provisions apply to successive events and transactions;

(g) references to sections of, or rules under, the Securities Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(h) unless the context otherwise requires, any reference to an “Article,” “Section,” “clause” or “Exhibit” refers to an Article, Section, clause or Exhibit, as the case may be, of this Indenture;

(i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause, other subdivision or Exhibit;

(j) unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person on a consolidated basis in accordance with GAAP, but excluding from such consolidation any Unrestricted Subsidiary of such Person as if such Unrestricted Subsidiary were not an Affiliate of such Person; and

(k) any reference to interest on, or in respect of, any Note in this Indenture shall be deemed to include Additional Interest if, in such context, Additional Interest is, was or would be payable pursuant to Section 4.03(i); any express mention of Additional Interest in any provision of this Indenture shall not be construed as excluding Additional Interest in those provisions of this Indenture where such express mention is not made.

SECTION 1.05. Limited Condition Transactions.

(a) In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(1) determining compliance with any provision of this Indenture that requires the calculation of the Fixed Charge Coverage Ratio, Consolidated Total Debt Ratio or Consolidated Secured Debt Ratio;

(2) determining whether a Default or Event of Default shall have occurred and be continuing (or any subset of Defaults or Events of Default); or

(3) testing availability under baskets, ratios or financial metrics under this Indenture (including those measured as a percentage of Consolidated EBITDA, Fixed Charges or Consolidated Total Assets or by reference to clause (2) of Section 4.07(a));

in each case, at the option of the Issuer, any of its Restricted Subsidiaries, a Parent Company of the Issuer, or any successor entity of any of the foregoing (including a third party) (the “Testing Party,” and the election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), with such option to be exercised on or prior to the date of execution of the definitive agreements, submission of notice (which may be conditional) or the making of a definitive declaration or the determination to enter into, as applicable, with respect to such Limited Condition Transaction, or the date a certificate is provided with respect to the designation of an Unrestricted Subsidiary the date of determination of whether any such action is permitted under this Indenture, shall be deemed to be (a) the date the definitive agreements (or, if applicable, a binding offer or launch of a “certain funds” tender offer), notice (which may be conditional) or declaration with respect to such Limited Condition Transaction are entered into, provided or made, as applicable, or the date that an Officer’s Certificate is given with respect to the designation of a Subsidiary as restricted or unrestricted, or (b) with respect to sales in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers applies (or similar law or practice in other jurisdictions), the date on which a “Rule 2.7 announcement” of a firm intent to make an offer or similar announcement or determination in another jurisdiction subject to laws similar to the United Kingdom City Code on Takeovers and Mergers (as applicable, the “LCT Test Date”) is made, and if, after giving pro forma effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Issuer could have taken such action on the relevant LCT Test Date in compliance with such ratio, basket or financial metric, such ratio, basket or financial metric shall be deemed to have been complied with.

(b) For the avoidance of doubt, if the Testing Party has made an LCT Election and any of the ratios, baskets or financial metrics for which compliance was determined or tested as of the LCT Test Date are exceeded or not complied with as a result of fluctuations in any such ratio, basket or financial metrics, including due to fluctuations in Fixed Charges, Consolidated Net Income or Consolidated EBITDA of the Issuer and its Restricted Subsidiaries, the target company or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such ratios, baskets or financial metrics will not be deemed to have been exceeded as a result of such fluctuations and such baskets, ratios or financial metrics shall not be tested at the consummation of the Limited Condition Transaction except as contemplated in clause (a) of the immediately succeeding proviso; provided, however, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such baskets, ratios and financial metrics on the basis of such financial statements, in which case such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date, (b) if any ratios or financial metrics improve or baskets increase as a result of such fluctuations, such improved ratios, financial metrics or baskets may be utilized and (c) Fixed Charges with respect to any Indebtedness expected to be incurred in connection with such Limited Condition Transaction will, for purposes of the Fixed Charge Coverage Ratio, be calculated using an assumed interest rate based on the available documentation therefor, as determined by the Testing Party in good faith. If the Testing Party has made an LCT Election for any Limited Condition Transaction, then, in connection with any subsequent calculation of the ratios, baskets or financial metrics on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement, notice or declaration for such Limited Condition Transaction is abandoned, terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or financial metric shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness or Liens and the use of proceeds thereof) have been consummated. For the avoidance of doubt, if the Testing Party has exercised its option pursuant to the foregoing and any Default or Event of Default occurs following the LCT Test Date (including any new LCT Test Date) for the applicable Limited Condition Transaction and prior to or on the date of the consummation of such Limited Condition Transaction, any such Default or Event of Default shall be deemed not to have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture.

SECTION 1.06. Certain Compliance Determinations.

(a) Notwithstanding anything to the contrary herein, but subject to Section 1.05 and clauses (b) and (c) of this Section 1.06, all financial ratios, tests, covenants, calculations and measurements (including, without limitation, Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Fixed Charge Coverage Ratio, Consolidated Interest Expense, Fixed Charges, Consolidated Net Income, Consolidated Total Assets, Consolidated EBITDA, any Fixed Amount or Incurrence-Based Amount) contained in this Indenture that are calculated with respect to any period during which the Transactions or any Subject Transaction occurs shall be calculated with respect to such period and the Transactions and each such Subject Transaction on a pro forma basis and may be determined with reference to the financial statements of a Parent Company of the Issuer instead, so long as such Parent Company does not hold any material assets other than, directly or indirectly, the Equity Interests of the Issuer (as determined in good faith by the Board of Directors or senior management of the Issuer (or any Parent Company of the Issuer)). Further, if, since the beginning of any such period and on or prior to the date of any required calculation of any financial ratio, test, covenant, calculation or measurement (i) any Subject Transaction has occurred or (ii) any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries or any joint venture since the beginning of such period has consummated any Subject Transaction, then, in each case, any applicable financial ratio, test, covenant, calculation or measurement shall be calculated on a pro forma basis for such period as if such Subject Transaction (including, without duplication of any amounts otherwise reflected in Consolidated EBITDA for the applicable Test Period, any Run Rate Benefits and the “run rate” income described, and calculated as set forth, in clause (e)(i) of the definition of “Consolidated EBITDA”) had occurred at the beginning of the applicable period.

(b) For purposes of determining the permissibility of any action, change, transaction or event that requires a calculation of any Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement (including, without limitation, Consolidated Total Debt Ratio, Consolidated Secured Debt Ratio, Fixed Charge Coverage Ratio, Consolidated Interest Expense, Fixed Charges, Consolidated Net Income, Consolidated Total Assets and Consolidated EBITDA), such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement shall be calculated at the time such action is taken (subject to Section 1.05), such change is made, such transaction is consummated or such event occurs, as the case may be, and no Default or Event of Default shall be deemed to have occurred solely as a result of a change in such Fixed Amounts, Incurrence-Based Amounts or financial ratio, test, covenant, calculation or measurement occurring after the time such action is taken, such change is made, such transaction is consummated or such event occurs, as the case may be.

(c) Notwithstanding anything in this Indenture to the contrary, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture (including any covenant) that does not require compliance with a financial ratio or test (including, without limitation, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio and/or Fixed Charge Coverage Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Indenture that requires compliance with a financial ratio or test (including, without limitation, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio and/or Fixed Charge Coverage Ratio) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that the Fixed Amounts shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence-Based Amounts.

(d) Notwithstanding anything in this Indenture to the contrary, in the event an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) is incurred or issued, any Lien is incurred or other transaction is undertaken in reliance on an Incurrence-Based Amount, such Incurrence-Based Amount shall be calculated without regard to the incurrence of any Indebtedness under any revolving facility or letter of credit facility (i) immediately prior to or in connection therewith or (ii) used to finance working capital needs of the Issuer and its Restricted Subsidiaries (as reasonably determined by the Issuer).

(e) Notwithstanding anything in this Indenture to the contrary, so long as an action was taken (or not taken) in reliance upon a basket, ratio or test under this Indenture that was calculated or determined in good faith by a responsible financial or accounting officer of the Issuer based upon financial information available to such officer at such time and such action (or inaction) was permitted under this Indenture at the time of such calculation or determination, any subsequent restatement, modification or adjustments made to such financial information (including any restatement, modification or adjustment that would have caused such basket, ratio or test to be exceeded as a result of such action or inaction) shall not result in any Default or Event of Default under this Indenture.

(f) For purposes of determining compliance at any time with Sections 4.07, 4.08, 4.09, 4.10, 4.11 and 4.12 and the definition of “Permitted Investments,” in the event that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition or Affiliate Transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to the first paragraph or any clause of the second paragraph of Section 4.09 (provided that all Indebtedness represented by term loans outstanding under the Senior Credit Facilities on the Issue Date (after giving effect to the Transactions) will be treated as incurred on the Issue Date under clause (a) of the second paragraph of Section 4.09), any clause of the definition of “Permitted Liens,” clause (2) of Section 4.07(a) or any clause of Section 4.07(b), any clause of the second paragraph of Section 4.08, any clause of the definition of “Permitted Investments,” any clause of the definition of “Asset Sale” and any dispositions constituting exceptions thereto and any clause under the second paragraph of Section 4.11, the Issuer, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category; provided that the reclassification described in this sentence shall be deemed to have occurred automatically with respect to any such transaction or item incurred or made pursuant to a Fixed Amount that later would be permitted on a pro forma basis to be incurred or made pursuant to an Incurrence-Based Amount. It is understood and agreed that any Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction need not be permitted solely by reference to one category of permitted Indebtedness, Permitted Lien, Restricted Payment, Permitted Investment, disposition and/or Affiliate Transaction under such sections, respectively, but may instead be permitted in part under any combination thereof.

(g) For purposes of any determination under this Indenture (other than the calculation of compliance with any financial ratio for purposes of taking any action under this Indenture) with respect to the amount of any Indebtedness, Lien, Restricted Payment, Restricted Debt Payment, Investment, Asset Sale, Sale and Lease-Back Transaction, Affiliate Transaction or other transaction, event or circumstance, or any determination under any other provision of this Indenture (any of the foregoing, a “specified transaction”) requiring the use of a current exchange rate, (i) the equivalent amount in U.S. dollars of a specified transaction in a currency other than U.S. dollars shall be calculated by the Issuer based on the rate of exchange quoted by the Bloomberg Foreign Exchange Rates & World Currencies Page (or any successor page thereto, or in the event such rate does not appear on any Bloomberg Page, by reference to such other publicly available service for displaying exchange rates as may be determined by the Issuer in good faith) for such foreign currency (the “Exchange Rate”), as in effect at 11:00 a.m. (London time) on the date of such determination (which, in the case of any Restricted Payment, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance or replace other Indebtedness denominated in a currency other than U.S. dollars, and the relevant refinancing or replacement would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency Exchange Rate in effect on the date of such refinancing or replacement, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of the Refinanced Indebtedness, except by an amount equal to (x) unpaid accrued interest and premiums (including premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing unutilized commitments and letters of credit undrawn thereunder and (z) additional amounts permitted to be incurred under Section 4.09 and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the Exchange Rate occurring after the time of any specified transaction so long as such specified transaction was permitted at the time incurred, made, acquired, committed, entered or declared as set forth in clause (i). For purposes of the calculation of compliance with any financial ratio for purposes of taking any action under this Indenture, on any relevant date of determination, amounts denominated in currencies other than U.S. dollars shall be translated into U.S. dollars at the applicable Exchange Rate used in preparing the financial statements delivered pursuant to Section 4.03 (or, prior to the first such delivery, the most recent internally available financial statements), as applicable, for the relevant Test Period and will, with respect to any Indebtedness, reflect the currency translation effects, determined in accordance with GAAP, of any Hedge Agreement permitted under this Indenture in respect of currency exchange risks with respect to the applicable currency in effect on the date of determination for the U.S. dollar equivalent amount of such Indebtedness.

(h) For purposes of the calculation of the Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio and Fixed Charge Coverage Ratio, in connection with the incurrence of any Indebtedness pursuant to the first paragraph of Section 4.09, such Person may elect, pursuant to an Officer’s Certificate delivered to the Trustee, to treat all or any portion of the commitment (such amount elected until revoked as described below, the “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) or secured by such Lien (whether by the Issuer, its Restricted Subsidiaries or any third party), as the case may be, as being incurred or secured, as the case may be, as of the date of determination and (i) any subsequent incurrence of such Indebtedness under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness or an additional Lien at such subsequent time, (ii) such Person may revoke an election of an Elected Amount pursuant to an Officer’s Certificate delivered to the Trustee and (iii) for subsequent calculations of the Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio and Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding.

(i) For all purposes under this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Capital Stock at such time.

SECTION 1.07. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments or record or both are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.07.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 30 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.07(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and DTC that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 90 days after such record date.

ARTICLE 2

THE NOTES

SECTION 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and Merger Sub, Covanta, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuer pursuant to an Asset Sale Offer as provided in Section 4.10 or a Change of Control Offer as provided in Section 4.14. The Notes shall not be redeemable, other than as provided in Article 3 or Section 4.14(d).

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Issuer without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes (other than the issue date, issue price, first interest payment amount and first interest payment date, as the case may be); provided, however, that a separate CUSIP or ISIN will be issued for the Additional Notes, unless the Notes and the Additional Notes are treated as fungible for U.S. federal income tax purposes; provided, further, that the Issuer’s ability to issue Additional Notes shall be subject to the Issuer’s compliance with Section 4.09. Any Additional Notes shall be issued with the benefit of an indenture supplemental to this Indenture. All the Notes issued under this Indenture shall be treated as a single class for all purposes of this Indenture, including waivers, amendments, redemptions and offers to purchase.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Notes that are held by Participants through Euroclear or Clearstream.

SECTION 2.02. Execution and Authentication.

At least one Officer shall execute the Notes on behalf of the Issuer by manual, facsimile or electronic transmission signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuer Order (an “Authentication Order”), authenticate and deliver the Initial Notes. In addition, at any time, from time to time, the Trustee shall upon receipt of an Authentication Order authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued hereunder.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

SECTION 2.03. Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without prior notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Affiliates may act as Paying Agent or Registrar.

The Issuer initially appoints DTC to act as Depositary with respect to the Global Notes.

The Issuer initially appoints the Trustee to act as the Paying Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

SECTION 2.04. Paying Agent to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee of any default by the Issuer in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or a Subsidiary) shall have no further liability for the money. If the Issuer or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.05. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Trust Indenture Act Section 312(a). If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least two Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Issuer shall otherwise comply with Trust Indenture Act Section 312(a).

SECTION 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor Depositary or a nominee of such successor Depositary. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless (i) the Depositary (x) notifies the Issuer that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Issuer within 120 days or (ii) there shall have occurred and be continuing an Event of Default with respect to the Notes. Upon the occurrence of any of the preceding events in clause (i) or (ii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or 2.10, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the preceding events in clause (i) or (ii) above and pursuant to Section 2.06(b)(ii)(B) and Section 2.06(c). A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i), the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (B)(1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h).

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in the 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) and:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar or the Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to this clause (iv) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (iv) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events in paragraph (i) or (ii) of Section 2.06(a) and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a person the transferor reasonably believes to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred to the Issuer or any of the Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof; or

(E) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and, upon receipt of an Authentication Order the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C), a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C, including the certifications in item (1)(b) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events in subsection (i) or (ii) of Section 2.06(a) and satisfaction of the conditions set forth in Section 2.06(b)(ii), the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h), and the Issuer shall execute and the Trustee shall, upon receipt of an Authentication Order, authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a person the transferor reasonably believes to be a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred to the Issuer or any of its Restricted Subsidiaries, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(a) thereof; or

(E) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B, including the certifications in item (3)(b) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(c) thereof; or

(2) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar or Issuer so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the conditions of any of the subparagraphs in this Section 2.06(d)(ii), the Trustee shall cancel the Definitive Notes and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to clause (ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuer shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a person that the transferor reasonably believes to be a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904 then the transferor must deliver a certificate in the form of Exhibit B, including the certifications in item (2) thereof; or

(C) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act (other than Rule 144), then the transferor must deliver a certificate in the form of Exhibit B, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A) such transfer is effected pursuant to an effective registration statement; or

(B) the Registrar receives the following:

(1) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C, including the certifications in item (1)(d) thereof; or

(2) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (B), if the Registrar or Issuer so requests, an Opinion of Counsel in form reasonably acceptable to the Registrar and Issuer to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) Notwithstanding anything to the contrary contained in this Indenture, a Holder may not transfer a Restricted Definitive Note or Restricted Global Note in reliance on Rule 144 (or any successor provision) under the Securities Act.

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME OR BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (D) PURSUANT TO OFFERS AND SALES THAT OCCUR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO THE ISSUER.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE

DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION, AND MAY NOT BE OFFERED, SOLD OR DELIVERED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON, UNLESS SUCH NOTES ARE REGISTERED UNDER THE SECURITIES ACT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF IS AVAILABLE. THIS LEGEND WILL BE REMOVED AFTER THE EXPIRATION OF FORTY DAYS FROM THE LATER OF (i) THE DATE ON WHICH THESE NOTES WERE FIRST OFFERED AND (ii) THE DATE OF ISSUE OF THESE NOTES.”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax, fees required by law or similar governmental charge payable in connection therewith (other than any such transfer taxes, fees required by law or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 3.09, 4.10, 4.14 and 9.05).

(iii) Neither the Registrar nor the Issuer shall be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer and Registrar shall not be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before delivering a notice of redemption of Notes to be redeemed and ending at the close of business on the day of selection, (B) to register the transfer of or to exchange any Note so selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer, an Alternate Offer, an Advance Offer or other tender offer, in whole or in part, except the unredeemed portion of any Note being redeemed in part or (C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuer designated pursuant to Section 4.02, the Issuer shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02.

(ix) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) None of the Issuer, the Trustee or the Agents shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee in the case of the Global Note). The rights of beneficial owners in the Global Note shall be exercised only through the Depositary subject to the Applicable Procedures. The Issuer, the Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners. The Issuer, the Trustee and the Agents shall be entitled to deal with the Depositary, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest and additional amounts, if any, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuer, Trustee or Agents shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(xi) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuer, the Trustee, or any agent of the Issuer or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

SECTION 2.07. Replacement Notes.

If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee to protect the Trustee and its agents and in the judgment of the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer may charge for its expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.08. Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Issuer or an Affiliate of the Issuer holds the Note.

If a Note is replaced pursuant to Section 2.07, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

If the principal amount of any Note is considered paid under Section 4.01, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a Redemption Date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.09. Treasury Notes; Debt Fund Affiliates.

(a) In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, or by any Affiliate of the Issuer (other than a Debt Fund Affiliate), shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to the Notes and that the pledgee is not the Issuer or any obligor upon the Notes or any Affiliate of the Issuer or of such other obligor.

(b) Notwithstanding anything in this Indenture to the contrary, the Notes held by Debt Fund Affiliates shall not account for more than 49.9% of the principal amount of outstanding Notes included in determining whether the Holders have (A) consented to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture therefrom, (B) otherwise acted on any matter related to this Indenture or (C) directed or required the Trustee to undertake any action (or refrain from taking any action) with respect to or under this Indenture; the portion of the Notes that accounts for more than 49.9% of the relevant requisite principal amount of outstanding Notes shall be deemed to be not outstanding for all such purposes. In connection with such consent or direction, the Trustee shall receive an Officer’s Certificate identifying all Notes held by Debt Fund Affiliates.

SECTION 2.10. Temporary Notes.

Until certificates representing Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

SECTION 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of cancelled Notes (subject to the record retention requirement of the Exchange Act and the Trustee). Certification of the disposal of all cancelled Notes shall be delivered to the Issuer upon their written request. The Issuer may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01. The Issuer shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Issuer shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuer shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuer shall promptly notify the Trustee of such special record date and payment date. At least 10 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall send or cause to be sent to each Holder a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

SECTION 2.13. CUSIP Numbers.

The Issuer in issuing the Notes may use CUSIP, ISIN or other similar numbers (if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN or other similar numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Issuer will as promptly as practicable notify the Trustee of any change in the CUSIP, ISIN or other similar numbers.

SECTION 2.14. Sustainability Performance Targets.

(a) Interest Rate Adjustment upon Failure to Achieve Sustainability Performance Target. Interest on the Notes will accrue at a rate of 4.875% per annum (the “Original Interest Rate”). From and including June 1, 2026 (the “Step-up Date”), the first day of the next interest period following the Certification Date, the interest rate payable on the Notes shall increase by: (1) 0.125% per annum unless the Issuer has achieved the Sustainably Processed Waste Target as of the Testing Date; and (2) 0.125% per annum unless the Issuer has achieved the Waste Recycled/Reused Target as of the Testing Date (such interest rate, the “Subsequent Rate of Interest”), in each case, as certified by the Issuer to the Trustee in an Officer’s Certificate (which shall include the Limited Assurance Letter as an exhibit thereto) on or prior to the Certification Date; provided, that, for the avoidance of doubt:

(1) the interest rate on the Notes shall not increase from the Original Interest Rate on the Step-up Date if the Issuer has achieved the two Sustainability Performance Targets as of the Testing Date and certified to such on or prior to the Certification Date;

(2) the increase in the interest rate on the Notes on the Step-up Date shall not exceed a total of 0.125% if the Issuer has achieved one of the two Sustainability Performance Targets as of the Testing Date and certified to such on or prior to the Certification Date; and

(3) in no event shall the total increase in the interest rate on the Notes on the Step-up Date exceed 0.250% (this being the consequence of the Issuer failing to achieve any of the two Sustainability Performance Targets on the Testing Date and failing to certify to achievement on or prior to the Certification Date).

Whenever in this Indenture there is mentioned, in any context, the payment of amounts based upon the principal amount of the Notes or of principal, interest or of any other amount payable under, or with respect to, the Notes, such mention shall be deemed to include mention of the payment of interest for the Notes calculated at the Subsequent Rate of Interest, as context may require, to the extent that, in such context, interest calculated at the Subsequent Rate of Interest is, was or would be payable in respect thereof.

(b) Premium Payment Upon Failure to Achieve Sustainability Performance Targets. Upon redemption of the Notes pursuant to Section 3.07(c) (but only if such redemption is on or after the Step-up Date), an additional premium (the “Additional Sustainability Premium”) shall be payable on the Notes, in addition to the applicable premium (the “Original Interest Premium”), in each case, as set forth in Section 3.07(c), unless:

(1) the Issuer has achieved the Sustainably Processed Waste Target as of the Testing Date; and

(2) the Issuer has achieved the Waste Recycled/Reused Target as of the Testing Date;

in each case, as certified by the Issuer to the Trustee in an Officer’s Certificate (which shall include the Limited Assurance Letter as an exhibit thereto) on or prior to the Certification Date; provided, that:

(1) no Additional Sustainability Premium shall be payable on the Notes if the Issuer has achieved the two Sustainability Performance Targets as of the Testing Date and certified to such on or prior to the Certification Date, in which case, the Original Interest Premium shall be equal to the applicable redemption price (expressed as percentages of principal amount of the Notes to be redeemed) as set forth in the left-hand column in the schedule appearing in Section 3.07(c);

(2) the Original Interest Premium plus the Additional Sustainability Premium on the Notes shall be equal to the applicable redemption price (expressed as percentages of principal amount of the Notes to be redeemed) as set forth in the middle-column in the schedule appearing in Section 3.07(c), if the Issuer has achieved one of the two Sustainability Performance Targets as of the Testing Date and certified to such on or prior to the Certification Date; and

(3) the Original Interest Premium plus the Additional Sustainability Premium on the Notes shall be equal to applicable redemption price (expressed as percentages of principal amount of the Notes to be redeemed) as set forth in the right-hand column in the schedule appearing in Section 3.07(c), if the Issuer failing to achieve any of the two Sustainability Performance Targets as of the Testing Date and failing to certify to achievement on or prior to the Certification Date.

(c) Prior to the Certification Date, if the Trustee has not received an Officer’s Certificate stating that the Sustainably Processed Waste Target and/or the Waste Recycled/Reused Target have been achieved, the Trustee may assume without inquiry that such increased interest rate and Additional Sustainability Premium are not due and payable.

(d) The Trustee and the Paying Agent shall be entitled to conclusively rely on an Officer’s Certificate from the Issuer, shall have no duty to inquire as to or investigate the accuracy of any such Officer’s Certificate (or related Limited Assurance Letter), verify the attainment of the Sustainability Performance Targets, or make calculations, investigations or determinations with respect to the attainment of the Sustainability Performance Targets. The Trustee and the Paying Agent shall have no liability to the Issuer, any Holder of the Notes or any other Person in acting in good faith on any such Officer’s Certificate.

ARTICLE 3

REDEMPTION

SECTION 3.01. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to Section 3.07, it shall furnish to the Trustee, in the time period set forth in Section 3.03, an Officer’s Certificate setting forth (i) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (ii) the Redemption Date, (iii) the principal amount of the Notes to be redeemed and (iv) the redemption price or, if not then ascertainable, the manner of calculation thereof; provided that notwithstanding anything herein to the contrary, no Opinion of Counsel shall be required in connection with such redemption or the delivery of such notice of redemption in accordance with Section 3.03.

SECTION 3.02. Selection of Notes to Be Redeemed or Purchased.

With respect to any partial redemption or purchase of Notes made pursuant to this Indenture, selection of the Notes for redemption or purchase will be made by the Trustee on a pro rata basis to the extent applicable or by lot or by such method as the Trustee shall deem fair and appropriate; provided that if the Notes are represented by Global Notes, interests in the Notes shall be selected for redemption or purchase by DTC in accordance with the Applicable Procedures therefor; provided, further, that no Notes of less than $2,000 can be redeemed or repurchased in part. Such Notes to be redeemed or purchased shall be selected, unless otherwise provided herein, at least 10 days but, except in connection with Section 3.03(c), Article 8 and Article 11, not more than 60 days prior to the Redemption Date from the outstanding Notes not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes selected for redemption or purchase and, in the case of any Note selected for partial redemption or purchase, the principal amount thereof to be redeemed or purchased. Notes and portions of Notes selected shall be in amounts of $1,000 or whole multiples of $1,000 in excess thereof; no Notes of $2,000 or less can be redeemed or repurchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed or purchased. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption or purchase also apply to portions of Notes called for redemption or purchase.

The Trustee shall not be responsible for any actions taken or not taken by DTC pursuant to the Applicable Procedures.

SECTION 3.03. Notice of Redemption.

(a) Subject to Section 3.09, the Issuer shall deliver or cause to be delivered electronically, in accordance with DTC procedures in the case of Global Notes, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption at least 10 days but except as set forth in Section 3.03(c), Article 8 and Article 11, not more than 60 days before the purchase date or Redemption Date to each Holder at such Holder’s registered address or otherwise (with a copy to the Trustee) in accordance with the procedures of DTC, except that redemption notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8, Article 11 or as specified in Section 3.03(c). Notices of redemption may be conditional.

(b) The notice shall identify the Notes to be redeemed and shall state:

(i) the Redemption Date;

(ii) the redemption price or, if not then ascertainable, the manner of calculation thereof;

(iii) if any Note is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and that, after the Redemption Date upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed or purchased will be issued in the name of the Holder thereof upon cancellation of the original Note;

(iv) the name and address of the Paying Agent;

(v) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(vi) that, unless the Issuer defaults in making such redemption payment, interest on Notes called for redemption ceases to accrue on and after the Redemption Date, unless such redemption is conditioned on the happening of a future event;

(vii) the paragraph or subparagraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(viii) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes; and

(ix) any conditions to such redemption.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two (2) Business Days before notice of redemption is required to be sent or caused to be sent to Holders pursuant to this Section 3.03 (or such shorter time period as the Trustee may agree), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

(c) Any redemption of, or offer to purchase, the Notes may, at the Issuer’s discretion, be subject to the satisfaction of one or more conditions precedent, including, the completion or occurrence of an Equity Offering, other transaction (or series of related transactions) or an event that constitutes a Change of Control Triggering Event. If such redemption or purchase is subject to satisfaction of one or more conditions precedent, notice of such redemption or purchase may be given in connection with the related Equity Offering, transaction or event, as the case may be, and prior to the completion or the occurrence thereof. Such notice shall describe each such condition, and if applicable, shall state that, in the Issuer’s discretion, the Redemption Date or purchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was mailed or delivered, including by electronic transmission) as any or all such conditions shall be satisfied or waived, or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived, or at any time in the Issuer’s discretion if the Issuer reasonably believes that any or all of such conditions will not be satisfied or waived, in each case by the Redemption Date or purchase date or by the Redemption Date or purchase date as so delayed. In addition, the Issuer may provide in such notice of redemption or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person. In no event shall the Trustee be responsible for monitoring, or charged with knowledge of, the maximum aggregate amount of the Notes eligible under this Indenture to be redeemed.

(d) The Issuer may redeem Notes pursuant to one or more of the relevant provisions in this Indenture, and a single notice of redemption may be delivered with respect to redemptions made pursuant to different provisions. Any such notice may provide that redemptions made pursuant to different provisions will have different redemption dates and, with respect to redemptions that occur on the same date, may specify the order in which such redemptions are deemed to occur.

SECTION 3.04. Effect of Notice of Redemption or Purchase.

Once notice of redemption is sent in accordance with Section 3.03, Notes called for redemption or purchase become irrevocably due and payable on the Redemption Date or purchase date, as applicable, at the redemption price or purchase price, as applicable, unless such redemption or purchase is conditioned on the happening of a future event. The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Subject to Section 3.05, on and after the Redemption Date or purchase date, as applicable, unless the Issuer defaults in payment of the redemption or purchase price, interest shall cease to accrue on Notes or portions of Notes called for redemption or purchase, unless such redemption or purchase remains conditioned on the occurrence of a future event that has not occurred.

SECTION 3.05. Deposit of Redemption or Purchase Price.

Prior to noon (New York City time) on the Redemption Date or purchase date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of and accrued and unpaid interest on all Notes to be redeemed or purchased on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption or purchase price of, and accrued and unpaid interest on, all Notes to be redeemed or purchased.

If the Issuer complies with the provisions of the preceding paragraph, on and after the Redemption Date or purchase date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date or purchase date shall be paid on the Redemption Date or purchase date to the Person in whose name such Note was registered at the close of business on such Record Date in accordance with Applicable Procedures. If any Note called for redemption or purchase shall not be so paid upon surrender for redemption or purchase because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date or purchase date until such principal is paid, and to the extent lawful on any interest accrued to the redemption or purchase date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

SECTION 3.06. Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered representing the same indebtedness to the extent not redeemed or purchased; provided that each new Note will be issued in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything in this Indenture to the contrary, only an Authentication Order and not an Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate such new Note.

SECTION 3.07. Optional Redemption.

(a) Subject to any adjustment in accordance with Section 2.14(b), and except as set forth in this Section 3.07 or the circumstances set forth in Section 4.14, the Issuer will not be entitled to redeem the Notes at its option prior to December 1, 2024.

(b) At any time prior to December 1, 2024, the Issuer may, at its option and on one or more occasions, redeem all or a part of the Notes, upon notice as described in Section 3.03, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption, the “Redemption Date”), subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date.

(c) On and after December 1, 2024, the Issuer may, at its option and on one or more occasions, redeem the Notes, in whole or in part, upon notice as described in Section 3.03, at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Redemption Date, if redeemed during the twelve-month period beginning on December 1 of each of the years indicated below; provided, however, for the avoidance of doubt, to the extent there is any redemption pursuant to this Section 3.07(c) prior to the Step-up Date, the redemption price (expressed as a percentage of principal amount of the Notes to be redeemed) shall be the percentage set forth in the left-hand column):

Year	Percentage (x)
prior to the Step-
up Date, and (y)
on or following
the Step-up Date,
if two
Sustainability
Performance
Targets have
been satisfied as
of the Testing
Date and have
been certified to
such on or prior
to the
Certification
	Date	Percentage if, on and following the Step-up Date, one of the two Sustainability Performance Targets have been satisfied as of the Testing Date and has been certified to such on or prior to the Certification Date	Percentage if, on and following the Step-up Date, none of the Sustainability Performance Targets have been satisfied as of the Testing Date and/or have not been certified prior to the Certification Date
2024	102.438%	N/A	N/A
2025	101.219%	101.250%	101.282%
2026 and thereafter	100.000%	100.000%	100.000%

(d) In addition, prior to December 1, 2024, the Issuer may, at its option, upon notice as described in Section 3.03, on one or more occasions redeem up to 40% of the aggregate principal amount of the Notes (including Additional Notes) issued and outstanding under this Indenture at a redemption price (as calculated by the Issuer) equal to (i) 104.875% of the aggregate principal amount thereof, in an amount equal to or less than the amount of net cash proceeds from one or more Equity Offerings to the extent such net cash proceeds are received by or contributed to the Issuer, plus (ii) accrued and unpaid interest thereon, if any, to, but excluding, the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date; provided that (a) at least 50% of the aggregate principal amount of the Notes originally issued under this Indenture on the Issue Date remains outstanding immediately after the occurrence of each such redemption (except to the extent otherwise repurchased or redeemed or to be repurchased or redeemed and for which a notice of repurchase or redemption has been issued at or about such time in accordance with the terms of this Indenture) and (b) each such redemption occurs within 180 days of the date of closing of such Equity Offering.

(e) Notwithstanding the foregoing, in connection with any tender offer for the Notes, if Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in such tender offer and the Issuer, or any third party approved in writing by the Issuer making such tender offer in lieu of the Issuer, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 nor more than 60 days’ prior notice (except that such notice may be delivered or mailed more than 60 days prior to the Redemption Date or purchase date if the notice is subject to one or more conditions precedent as described under Section 3.03), given not more than 60 days following such purchase date, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase at a price equal to the price paid to each other Holder in such tender offer (which may be less than par and shall exclude any early tender premium or similar premium and any accrued and unpaid interest paid to any Holder in such tender offer) plus accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date or purchase date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Redemption Date or purchase date. For the avoidance of doubt, in determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a tender offer, Notes owned by an Affiliate of the Issuer, by portfolio companies or funds controlled or managed by an Affiliate of the Issuer, or any successor thereof, or by Debt Fund Affiliates shall be deemed to be outstanding.

(f) The Notes may be redeemed under the circumstances and in accordance with Section 4.14(d).

(g) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06.

(h) The Issuer, the Investors and their respective Affiliates may, at their discretion, at any time and from time to time, acquire Notes by means other than a redemption, whether by a tender offer, open market purchases, negotiated transactions or otherwise.

SECTION 3.08. Mandatory Redemption.

The Issuer shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

SECTION 3.09. Offers to Repurchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Issuer shall be required to commence an Asset Sale Offer or elects to commence an Advance Offer, it shall follow the procedures specified below.

(b) The Asset Sale Offer or Advance Offer, as the case may be, shall remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law (the “Offer Period”). No later than five Business Days after the termination of the Offer Period (the “Purchase Date”), the Issuer shall apply all Excess Proceeds (or in the case of an Advance Offer, the Advance Portion) (the “Offer Amount”), to the purchase of Notes and, if required or permitted by the terms of any Pari Passu Indebtedness, Pari Passu Indebtedness (on a pro rata basis, if applicable), or, if less than the Offer Amount has been tendered, all Notes and, if applicable, Pari Passu Indebtedness tendered in response to the Asset Sale Offer or Advance Offer, as the case may be. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

(c) If the Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, up to but excluding the Purchase Date, shall be paid on the Purchase Date to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the Asset Sale Offer or Advance Offer, as the case may be.

(d) Upon the commencement of an Asset Sale Offer or an Advance Offer, as the case may be, the Issuer shall send, electronically or by first-class mail, a notice to each of the Holders, with a copy to the Trustee. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Asset Sale Offer or Advance Offer, as the case may be. The Asset Sale Offer or Advance Offer, as the case may be, shall be made to all Holders and, if required or permitted by the terms thereof, holders of any Pari Passu Indebtedness. The notice, which shall govern the terms of the Asset Sale Offer or Advance Offer, as the case may be, shall state:

(i) that the Asset Sale Offer or Advance Offer, as the case may be, is being made pursuant to this Section 3.09 and Section 4.10 and the length of time the Asset Sale Offer or Advance Offer, as the case may be, shall remain open;

(ii) the Offer Amount, the purchase price and the Purchase Date;

(iii) that any Note not tendered or accepted for payment shall continue to accrue interest;

(iv) that, unless the Issuer defaults in making such payment, any Note accepted for payment pursuant to the Asset Sale Offer or Advance Offer, as the case may be, shall cease to accrue interest after the Purchase Date;

(v) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer or an Advance Offer, as the case may be, may elect to have Notes purchased in amounts of $1,000 or whole multiples of $1,000 in excess thereof only;

(vi) that Holders electing to have a Note purchased pursuant to any Asset Sale Offer or Advance Offer, as the case may be, shall be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” attached to the Note completed, or transfer by book-entry transfer, to the Issuer, the Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice at least three days before the Purchase Date;

(vii) that Holders shall be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the expiration of the Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(viii) that, if the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Pari Passu Indebtedness, in each case, surrendered by the holders thereof exceeds the Offer Amount, the Trustee shall select the Notes (subject to applicable DTC procedures as to Global Notes) and the Issuer or the representative of such other Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $2,000, or integral multiples of $1,000 in excess thereof, shall be purchased; provided that no Notes of $2,000 or less can be redeemed or purchased in part, except that if all of the Notes of a Holder are to be redeemed or purchased, the entire outstanding amount of Notes of such Holder, even if not a multiple of $1,000, shall be redeemed or purchased); and

(ix) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer) representing the same indebtedness to the extent not repurchased.

(e) On or before the Purchase Date, the Issuer shall, to the extent lawful, (1) accept for payment, on a pro rata basis to the extent necessary, the Offer Amount of Notes or portions thereof validly tendered pursuant to the Asset Sale Offer or Advance Offer, as the case may be, or if less than the Offer Amount has been tendered, all Notes tendered and (2) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof so tendered.

(f) The Issuer, the Depositary or the Paying Agent, as the case may be, shall promptly mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes properly tendered by such Holder and accepted by the Issuer for purchase, and the Issuer shall promptly issue a new Note, and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail or deliver (or cause to be transferred by book-entry) such new Note to such Holder (it being understood that, notwithstanding anything in this Indenture to the contrary, no Opinion of Counsel or Officer’s Certificate is required for the Trustee to authenticate and mail or deliver such new Note) in a principal amount equal to any unpurchased portion of the Note surrendered representing the same indebtedness to the extent not repurchased; provided, that each such new Note shall be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. Any Note not so accepted shall be promptly mailed or delivered by the Issuer to the Holder thereof. The Issuer shall publicly announce the results of the Asset Sale Offer or Advance Offer, as the case may be, on or as soon as practicable after the Purchase Date.

Other than as specifically provided in this Section 3.09 or Section 4.10, any purchase pursuant to this Section 3.09 shall be made pursuant to the applicable provisions of Sections 3.01 through 3.06.

ARTICLE 4

COVENANTS

SECTION 4.01. Payment of Notes.

The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer or a Subsidiary, holds as of noon (New York City time) on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due. If any Interest Payment Date, the maturity date of the Notes or any earlier required repurchase date or Redemption Date falls on a day that is a Legal Holiday, the required payment will be made on the next succeeding Business Day and no interest on such payment will accrue in respect of the delay.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.02. Maintenance of Office or Agency.

The Issuer shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.03; provided, however, no service of legal process may be made on the Issuer at any office of the Trustee.

SECTION 4.03. Reports and Other Information.

(a) Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, from and after the Issue Date, the Issuer will furnish to the Trustee:

(1) within 120 days (150 days in the case of the fiscal year ending after the Issue Date) after the end of each fiscal year ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in an annual report on Form 10-K, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and a report on the annual financial statements by the Issuer’s independent registered public accounting firm;

(2) within 60 days (75 days in the case of the first three fiscal quarters ending after the Issue Date) after the end of each of the first three fiscal quarters of each fiscal year ending after the Issue Date (or if such day is not a Business Day, on the next succeeding Business Day), all financial information that would be required to be contained in a quarterly report on Form 10-Q, or any successor or comparable form, filed with the SEC, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and financial statements prepared in accordance with GAAP; and

(3) within 10 Business Days (and not required to be sooner than the filing deadlines applied to current reports on Form 8-K) after the occurrence of any of the following events, all current reports that would be required to be filed with the SEC on Form 8-K as in effect on the Issue Date (if the Issuer had been a reporting Issuer under Section 15(d) of the Exchange Act); provided, that the foregoing shall not obligate the Issuer to make available (i) any information regarding the occurrence of any of the following events if the Issuer determines in its reasonable determination that such event that would otherwise be required to be disclosed is not material to the Holders or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole, (ii) an exhibit or a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer or any of its Subsidiaries and any director, officer or manager of the Issuer or any of its Subsidiaries, (iii) copies of any agreements, financial statements or other items that would be required to be filed as exhibits to a current report on Form 8-K or (iv) any trade secrets, privileged or confidential information obtained from another Person and competitively sensitive information:

(i) the entry into or termination of material agreements;

(ii) significant acquisitions or dispositions (which shall only be with respect to acquisitions or dispositions that are significant pursuant to the definition of “Significant Subsidiary”);

(iii) bankruptcy;

(vi) a change in the Issuer’s certifying independent auditor;

(iv) the appointment or departure of directors or executive officers (with respect to the principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer only) to the extent required under Item 5.02(b) or (c) of Form 8-K (other than with respect to information otherwise required or contemplated by subclause (3) of Item 5.02(c) or by Item 402 of Regulation S-K promulgated by the SEC);

(v) non-reliance on previously issued financial statements; and

(vi) change of control transactions,

in each case, in a manner that complies in all material respects with the requirements specified in such form, except as described above or below and subject to exceptions consistent with the presentation of information in the offering memorandum; provided, however, that the Issuer shall not be required to provide (i) segment reporting and disclosure (including any required by FASB Accounting Standards Codification Topic 280), (ii) separate financial statements or other information contemplated by Rules 3-05, 3-09, 3-10, 3-16 or 4-08 of Regulation S-X (or any successor provisions) or any schedules required by Regulation S-X, (iii) information required by Regulation G under the Exchange Act or Item 10, Item 302, Item 402 or Item 601 of Regulation S-K (or any successor provision), (iv) XBRL exhibits, (v) earnings per share information, (vi) information regarding executive compensation and related party disclosure related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A, and (vii) other information customarily excluded from an offering memorandum, including any information that is not otherwise of the type and form currently included in the offering memorandum relating to the Notes. In addition, notwithstanding the foregoing, the Issuer will not be required to (i) comply with Sections 302, 906 and 404 of the Sarbanes-Oxley Act of 2002, as amended, or (ii) otherwise furnish any information, certificates or reports required by Items 307 or 308 of Regulation S-K (or any successor provision). To the extent any such information is not so filed or furnished, as applicable, within the time periods specified above and such information is subsequently filed or furnished, as applicable, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided that such cure shall not otherwise affect the rights of the Holders under Section 6.01 if Holders of at least 30% in principal amount of the outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

(b) If the Issuer has designated any of its Subsidiaries as an Unrestricted Subsidiary and such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by clauses (1) and (2) of the first paragraph of this covenant will include a presentation of selected financial metrics (in the Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(c) Substantially concurrently with the furnishing or making such information available to the Trustee pursuant to the immediately preceding paragraph, the Issuer shall also use its commercially reasonable efforts to post copies of such information required by the immediately preceding paragraph on a website (which may be nonpublic, require a confidentiality acknowledgement and may be maintained by the Issuer or a third party) to which access will be given to Holders, bona fide prospective investors in the Notes (which prospective investors shall be limited to “qualified institutional buyers” within the meaning of Rule 144A of the Securities Act or non-U.S. persons (as defined in Regulation S under the Securities Act) that certify their status as such to the reasonable satisfaction of the Issuer), and securities analysts (to the extent providing analysis of an investment in the Notes) and market making financial institutions that are reasonably satisfactory to the Issuer who agree to treat such information and reports as confidential; provided that the Issuer may deny access to any competitively-sensitive information and reports otherwise to be provided pursuant to this paragraph to any Holder, bona fide prospective investors, security analyst or market maker that is a competitor of the Issuer and its Subsidiaries to the extent that the Issuer determines in good faith that the provision of such information and reports to such Person would be competitively harmful to the Issuer and its Subsidiaries. The Issuer may condition the delivery of any such reports to such Holders, prospective investors in the Notes and securities analysts and market making financial institutions on the agreement of such Persons to (i) treat all such reports (and the information contained therein) and information as confidential, (ii) not use such reports (and the information contained therein) and information for any purpose other than their investment or potential investment in the Notes and (iii) not publicly disclose any such reports (and the information contained therein) and information. So long as any Notes are outstanding, the Issuer shall also:

(1) after:

(i) furnishing to the Holders the annual and quarterly information and reports required by Section 4.03(a)(1) or (a)(2), as applicable, or

(ii) furnishing to the Holders, at the option and in the sole discretion of the Issuer (who shall not be obligated to so furnish), a summary condensed consolidated annual or quarterly income statement and balance sheet, as applicable, without notes thereto, and a summary discussion of the results of operations for the relevant reporting period, promptly hold a conference call to discuss such information and reports or summary information and the results of operations for the relevant reporting period (which conference call, for the avoidance of doubt, may be held prior to such time that the annual or quarterly information and reports required by Section 4.03(a)(1) and (a)(2) are furnished to Holders); and

(2) announce by press release to the appropriate nationally recognized wire services or post to the website of the Issuer or on a non-public, password-protected website or online data system maintained by the Issuer or a third party prior to the date of the conference call required to be held in accordance with Section 4.03(c), the time and date of such conference call and either including all information necessary to access the call or informing Holders, bona fide prospective investors, market makers and securities analysts how they can obtain such information.

(d) Notwithstanding any other provision of this Indenture, the sole remedy for an Event of Default relating to the failure to comply with the reporting obligations set forth under this Section 4.03, shall for the 365 days after the occurrence of such Event of Default consist exclusively, to the extent permitted by applicable law, of the right to receive additional interest (“Additional Interest”) on the principal amount of the Notes at a rate equal to 0.50% per annum. This Additional Interest shall be payable in the same manner and subject to the same terms as other interest payable under this Indenture. This Additional Interest shall accrue on all outstanding Notes from and including the date on which an Event of Default relating to a failure to comply with the reporting obligations set forth under this Section 4.03 first occurs to, but excluding, the 365th day thereafter (or such earlier date on which the Event of Default relating to such reporting obligations is cured or waived) and upon the occurrence of such Event of Default, the Issuer shall deliver to the Trustee an Officer’s Certificate (upon which the Trustee may rely conclusively) stating (i) the amount of such additional interest that is payable and (ii) the date that such additional interest begins to accrue. Unless and until the Trustee receives such a certificate, the Trustee may assume without inquiry that no such additional interest is payable and the Trustee shall not have any duty to verify the Issuer’s calculations of additional interest. If the Event of Default resulting from such failure to comply with the reporting obligations is continuing on such 365th day, such Additional Interest shall cease to accrue and the Notes will be subject to the other remedies provided under Article 6.

(e) The Issuer may satisfy its obligations in this Section 4.03 with respect to financial information relating to the Issuer by furnishing financial information relating to any Parent Company; provided that if such Parent Company is not a Guarantor, to the extent such Parent Company holds assets (other than its direct or indirect interests in the Issuer) that exceeds the lesser of (i) 1.0% of the consolidated total assets of such Parent Company and (ii) 1.0% of the total revenue for the preceding fiscal year of such Parent Company, then such information related to such Parent Company shall be accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such Parent Company (and other Parent Companies included in such information, if any), on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand. For the avoidance of doubt, the consolidating information referred to in the proviso in the preceding sentence need not be audited or reviewed by the auditors.

(f) The Issuer will be deemed to have furnished the financial statements and other information referred to in Section 4.03(a) if the Issuer or any Parent Company has filed reports containing such information (or any such information of a Parent Company in accordance with clause (e) of this Section 4.03) with the SEC.

(g) Delivery of reports, information and documents to the Trustee under this Indenture is for informational purposes only and the information and Trustee’s receipt of the foregoing shall not constitute actual or constructive notice of any information contained therein, or determinable from information contained therein including the Issuer’s compliance with any of its covenants thereunder (as to which the Trustee is entitled to rely exclusively on an Officer’s Certificate). The Trustee shall have no duty to review or analyze reports delivered to it or to monitor or confirm, on a continuing basis or otherwise, the Issuer’s compliance with the covenants or with respect to any reports or other documents filed with the SEC on EDGAR or any website under this Indenture, or participate in any conference calls.

SECTION 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year (beginning with the first fiscal year ending after the Issue Date and after giving effect to any fiscal year change effected on or after the Issue Date), an Officer’s Certificate stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer has kept, observed, performed and fulfilled its obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge the Issuer has kept, observed, performed and fulfilled each and every condition and covenant contained in this Indenture and are not in default in the performance or observance of any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or propose to take with respect thereto). Such certificate shall also notify the Trustee should the Issuer elect to change the manner in which it fixes its fiscal year-end.

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall, within 30 days of becoming aware of such Default, deliver to the Trustee an Officer’s Certificate specifying such Default and what action the Issuer proposes to take with respect thereto (unless such Default has been cured or waived within such 30-day time period).

SECTION 4.05. Taxes.

The Issuer shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies required to be paid except such as are contested in good faith and by appropriate negotiations or proceedings, so long as adequate reserves with respect thereto are maintained on the books of the Issuer or any of its Restricted Subsidiaries in accordance with GAAP, or where the failure to effect such payment, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on (i) the business, results of operations or financial condition of the Issuer and its Restricted Subsidiaries, taken as a whole, or (ii) the ability of the Issuer and the Guarantors (taken as a whole) to perform their payment obligations under this Indenture.

SECTION 4.06. Stay, Extension and Usury Laws.

The Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.07. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to:

(I) declare or pay any dividend or make any payment or distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely to a holder of Equity Interests in such Person’s capacity as a holder of such Equity Interests), including any dividend or distribution payable in connection with any merger, amalgamation or consolidation other than:

(a) dividends, payments or distributions by the Issuer payable solely in Qualified Capital Stock of the Issuer or in options, warrants or other rights to purchase Qualified Capital Stock; or

(b) dividends, payments or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities;

(II) redeem, purchase, repurchase, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any Parent Company, including in connection with any merger, amalgamation or consolidation, in each case, held by a Person other than the Issuer or a Restricted Subsidiary;

(III) make any principal payment on, or redeem, purchase, repurchase, defease, discharge or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness (such payment and other actions described in the foregoing (subject to the exceptions in clauses (a) and (b) below), “Restricted Debt Payments”), other than:

(a) Indebtedness permitted to be incurred or issued under clause (c) of the second paragraph of Section 4.09; or

(b) the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, redemption, purchase, repurchase, defeasance, discharge or acquisition or retirement; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above (other than any exceptions thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(1) in the case of a Restricted Payment under any of clauses (I), (II) and (III) above (other than with respect to amounts attributable to subclauses (i) and (iii) through (x) of clause (2) below), no Event of Default described under clause (1), (2) or (6) of Section 6.01(a) shall have occurred and be continuing or would occur as a consequence thereof; and

(2) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date pursuant to this clause (2), is less than the sum of (without duplication):

(i) the greater of (A) $260.0 million and (B) 50.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period; plus

(ii) an amount equal to the greater of (A) if greater than zero, 50% of cumulative Consolidated Net Income for each fiscal quarter commencing with the first day of the fiscal quarter during which the Issue Date occurs to the end of the most recent Test Period and (B) 100% of cumulative Consolidated EBITDA for each fiscal quarter commencing with the first day of the fiscal quarter during which the Issue Date occurs to the end of the most recent Test Period minus (only in the case of clause (B)) 150% of cumulative Fixed Charges for each fiscal quarter commencing with the first day of the fiscal quarter in which the Issue Date occurs to the end of the most recent Test Period; plus

(iii) the sum of (x) the amount of any cash capital contribution to the common equity capital of the Issuer or any Restricted Subsidiary, plus (y) the cash proceeds received by the Issuer from any issuance of Qualified Capital Stock (including Treasury Capital Stock, and other than any Designated Preferred Stock or Refunding Capital Stock) of the Issuer or any Parent Company after the Issue Date, plus (z) the fair market value of Cash Equivalents, marketable securities or other property received by the Issuer or any Restricted Subsidiary as a capital contribution to the common equity capital of the Issuer or such Restricted Subsidiary, or that becomes part of the common equity capital of the Issuer or a Restricted Subsidiary as a result of any consolidation, merger or similar transaction with the Issuer or any Restricted Subsidiary (in each case, other than any amount (A) constituting an Excluded Contribution, (B) received from the Issuer or any Restricted Subsidiary, (C) consisting of any loan or advance made pursuant to clause (h)(i) of the definition of “Permitted Investments” received as cash equity by the Issuer or any of its Restricted Subsidiaries, (D) used to make a Restricted Payment pursuant to clause (ii)(B) or (xxix)(A) of Section 4.07(b), in each case, during the period from and including the day immediately following the Issue Date through and including such time or (E) used to incur Indebtedness or issue Disqualified Stock or Preferred Stock pursuant to clause (r) of the second paragraph of Section 4.09; plus

(iv) the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the incurrence after the Issue Date of any Indebtedness or from the issuance after the Issue Date of any Disqualified Stock, in each case, of the Issuer, any Restricted Subsidiary or any Parent Company (other than Indebtedness owed or Disqualified Stock issued to the Issuer or any Restricted Subsidiary) that has been converted into or exchanged for Qualified Capital Stock of the Issuer or any Parent Company during the period from and including the day immediately following the Issue Date through and including such time; plus

(v) the net cash proceeds received by the Issuer or any Restricted Subsidiary during the period from and including the day immediately following the Issue Date through and including such time in connection with the disposition to any Person (other than the Issuer or any Restricted Subsidiary) of any Investment made pursuant to this clause (2); plus

(vi) to the extent not already reflected as a Return with respect to such Investment for purposes of determining the amount of such Investment, the proceeds received by the Issuer or any Restricted Subsidiary during the period from and including the day immediately following the Issue Date through and including such time in connection with cash Returns and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Investment made after the Issue Date pursuant to this clause (2); plus

(vii) an amount equal to the sum of (A) the amount of any Investment by the Issuer or any Restricted Subsidiary pursuant to this clause (2) in any Unrestricted Subsidiary that has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, the Issuer or any Restricted Subsidiary (equal to the lesser of (1) the fair market value of the Investment of the Issuer and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation or merger, consolidation or amalgamation and (2) the fair market value of the original Investments by the Issuer and the Restricted Subsidiaries in such Unrestricted Subsidiary; provided that, in the case of original Investments made in cash, the fair market value thereof shall be such cash value), (B) the fair market value of the assets of any Unrestricted Subsidiary that have been transferred, conveyed or otherwise distributed to the Issuer or any Restricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made after the Issue Date pursuant to this clause (2) and (C) the Net Proceeds of any disposition of any Unrestricted Subsidiary (including the issuance or sale of the Equity Interests thereof) received by the Issuer or any Restricted Subsidiary, in each case, during the period from and including the day immediately following the Issue Date through and including such time; plus

(viii) to the extent not included in Consolidated Net Income or Consolidated EBITDA and without duplication of any dividends, distributions or other Returns or similar amounts included in the calculation of any basket or other provision of this Indenture (and other than any amount that has previously been applied as an Excluded Contribution), dividends, distributions or other Returns received by the Issuer or any Restricted Subsidiary from an Unrestricted Subsidiary or joint ventures or Investments in entities that are not Restricted Subsidiaries; plus

(ix) the amount of any Declined Proceeds; plus

(x) the amount of any Retained Asset Sale Proceeds;

provided that, for the avoidance of duplication, any item or amount that increases the amount of Excluded Contributions shall not also increase the amount available under this clause (2).

(b) The foregoing provisions of Section 4.07(a) shall not prohibit:

(i) any Restricted Payments to the extent necessary to permit any Parent Company or any Equityholding Vehicle, without duplication:

(A) to pay general corporate, organizational, operational, administrative, compliance and other similar costs and expenses (including, without limitation, corporate overhead, legal or similar expenses, expenses related to the maintenance of corporate or other existence and customary salary, bonus and other benefits payable to any director, officer, employee, member of management, manager, member, partner, independent contractor and/or consultant (and any Immediate Family Member thereof) of any Parent Company and franchise, excise and similar taxes and similar fees and expenses of such Parent Company or Equityholding Vehicle, in each case, to the extent attributable to the Issuer and its Restricted Subsidiaries (and Unrestricted Subsidiaries, to the extent (x) of cash received from the applicable Unrestricted Subsidiary for payment thereof by the Issuer or any Restricted Subsidiary or (y) the applicable payment is treated by the Issuer or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is a Permitted Investment or is otherwise permitted under this Section 4.07) and which are reasonable and customary and incurred in the ordinary course of business, consistent with past practice or consistent with industry norm, plus any reasonable and customary indemnification claim made by any director, officer, member of management, manager, employee and/or consultant (or any Immediate Family Member thereof) of any Parent Company, in each case, to the extent attributable to the ownership or operations of any Parent Company or Equityholding Vehicle and/or their respective Subsidiaries (excluding, for the avoidance of doubt, the portion of any such amount, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Issuer and/or its Restricted Subsidiaries but including Unrestricted Subsidiaries, to the extent (x) of cash received from the applicable Unrestricted Subsidiary for payment thereof by the Issuer or any Restricted Subsidiary or (y) the applicable payment is treated by the Issuer or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is a Permitted Investment or is otherwise permitted under this Section 4.07);

(B) for any taxable period (or portion thereof) in which the Issuer and/or any of its Subsidiaries is a member of a consolidated, combined, unitary or similar U.S. federal, state, local and/or foreign income or similar tax group (a “Tax Group”) whose common parent is a direct or indirect parent of the Issuer, distributions to any direct or indirect parent of the Issuer to pay such U.S. federal, state, local and/or foreign taxes of such Tax Group that are attributable to the taxable income, revenue, receipts, gross receipts, gross profits, capital or margin of the Issuer and/or its applicable Subsidiaries; provided that the permitted payment pursuant to this clause (B) with respect to any taxes of any Unrestricted Subsidiary shall be limited to the amount actually paid for such purpose with respect to such period by such Unrestricted Subsidiary to the Issuer or its Restricted Subsidiaries;

(C) to pay audit and other accounting and reporting (including tax reporting) expenses of such Parent Company or Equityholding Vehicle to the extent such expenses are attributable to any Parent Company or Equityholding Vehicle and/or their Subsidiaries, excluding the portion of any such expenses, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Issuer and/or its Restricted Subsidiaries but including Unrestricted Subsidiaries, to the extent (x) of cash received from the applicable Unrestricted Subsidiary for payment thereof by the Issuer or any Restricted Subsidiary or (y) the applicable payment is treated by the Issuer or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is a Permitted Investment or is otherwise permitted under this Section 4.07;

(D) to pay any insurance premium that is payable by, or attributable to, any Parent Company or Equityholding Vehicle and/or their respective Subsidiaries, but excluding, for the avoidance of doubt, the portion of any such premium, if any, that is attributable to the ownership or operations of any Subsidiary of any Parent Company other than the Issuer and/or its Restricted Subsidiaries (but including Unrestricted Subsidiaries, to the extent (x) of cash received from the applicable Unrestricted Subsidiary for payment thereof by the Issuer or any Restricted Subsidiary or (y) the applicable payment is treated by the Issuer or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is a Permitted Investment or is otherwise permitted under this Section 4.07);

(E) to pay (x) fees and expenses related to any debt and/or equity offering, financing transaction, divestiture, investment, acquisition and/or other non-ordinary course transaction (whether or not successful); provided that any such transaction was, in the good faith judgment of the Issuer, intended to be for the benefit of the Issuer; and (y) after the consummation of a Qualifying IPO, Public Company Costs of any Parent Company;

(F) to finance any Investment that would otherwise be permitted under this Section 4.07 if made by the Issuer or a Restricted Subsidiary (provided that (x) any Restricted Payment under this clause (b)(i)(F) shall be made substantially concurrently with the closing of such Investment and (y) the relevant Parent Company or Equityholding Vehicle shall, promptly following the closing thereof, cause (I) all property acquired to be contributed to the Issuer or one or more of its Restricted Subsidiaries, or (II) the merger, consolidation or amalgamation of the Person formed or acquired into the Issuer or one or more of its Restricted Subsidiaries, in order to consummate such Investment in compliance with the applicable requirements of this Section 4.07 as if undertaken as a direct Investment by the Issuer or the relevant Restricted Subsidiary); and

(G) to pay customary salary, bonus, severance and other benefits payable to, and indemnities provided on behalf of, future, current or former directors, officers, members of management, managers, employees, members, partners, independent contractors or consultants (or any Immediate Family Member thereof) of any Parent Company to the extent such salary, bonuses, severance and other benefits are attributable to the ownership or operations of the Issuer and/or its Restricted Subsidiaries (and including the amounts attributable to the ownership or operations of Unrestricted Subsidiaries, to the extent (x) of cash received from the applicable Unrestricted Subsidiary for payment thereof by the Issuer or any Restricted Subsidiary or (y) the applicable payment is treated by the Issuer or its applicable Restricted Subsidiary as an Investment in such Unrestricted Subsidiary and is a Permitted Investment or is otherwise permitted under this Section 4.07), including the Issuer or its Restricted Subsidiaries’ proportionate share of such amounts relating to such Parent Company being a Public Company;

provided, however, that any cash received by the Issuer or any Restricted Subsidiary from any Unrestricted Subsidiary that is used to make a Restricted Payment under the foregoing subclause (A), (C), (D) or (G) of this clause (b)(i), will be disregarded for purposes of calculating Consolidated Net Income or any amounts available under any basket or other provision of this Indenture that would otherwise be increased by the Issuer’s or any Restricted Subsidiary’s receipt of such cash;

(ii) any payments by the Issuer to (or Restricted Payments to allow any Parent Company or Equityholding Vehicle to) repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests (other than Disqualified Stock) of the Issuer, any Parent Company or any Equityholding Vehicle held by any future, present or former employee, director, member of management, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member thereof) of any Parent Company, the Issuer or any Restricted Subsidiary of any of the foregoing (or any options, warrants, profits interests, restricted stock units or equity appreciation rights or other equity-linked interests issued with respect to any of such Equity Interests), in each case pursuant to any management, director, employee, consultant and/or advisor equity plan or equity option plan, equity appreciation rights plan, or any other management, director, employee, consultant and/or advisor benefit plan or agreement or any equity subscription or equityholder agreement, any employment termination agreement or any other employment agreement or equityholders’ or similar agreement:

(A) with cash and Cash Equivalents (and including, to the extent constituting a Restricted Payment, amounts paid in respect of Indebtedness issued to evidence any obligation to repurchase, redeem, retire or otherwise acquire or retire for value the Equity Interests of any Parent Company, any Equityholding Vehicle or the Issuer held by any future, present or former employee, director, member of management, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of any Parent Company, the Issuer or any Restricted Subsidiary of any of the foregoing), including any Equity Interests rolled over by management, directors, employees or consultants (or any Immediate Family Member of the foregoing) of the Issuer, any of its Restricted Subsidiaries, any Parent Company or any Equityholding Vehicle in connection with any corporate transaction (including the Transactions); provided that the aggregate amount of all such Restricted Payments made pursuant to this clause (ii)(A) in any fiscal year shall not exceed the greater of $55.0 million and 10.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period (following the consummation of a Qualifying IPO, increasing to the greater of $105.0 million and 20.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period), which, if not used in such fiscal year, may be carried forward to succeeding fiscal years;

(B) with the proceeds of any sale or issuance of the Equity Interests of the Issuer, any Parent Company or any Equityholding Vehicle (to the extent such proceeds are contributed in respect of Qualified Capital Stock to the Issuer or any Restricted Subsidiary and have not otherwise been applied to the payment of Restricted Payments by virtue of clause (2) of Section 4.07(a) or are not an Excluded Contribution);

(C) with the net proceeds of any key-man life insurance policy; or

(D) the amount of any cash bonuses otherwise payable to future, present or former employees, directors, members of management, officers, managers, members, partners, independent contractors or consultants (or any Immediate Family Member of the foregoing) of the Issuer, any of its Restricted Subsidiaries, any Parent Company or any Equityholding Vehicle that are foregone in exchange for the receipt of Equity Interests of the Issuer, any Parent Company or any Equityholding Vehicle pursuant to any compensation arrangement, including any deferred compensation plan;

provided, further, that cancellation of Indebtedness owing to the Issuer or any Restricted Subsidiary from any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants (or their respective Immediate Family Members) of the Issuer, any of its Restricted Subsidiaries or any Parent Company in connection with a repurchase of Equity Interests of the Issuer or any Parent Company will not be deemed to constitute a Restricted Payment for purposes of this Section 4.07 or any other provision of this Indenture;

(iii) Restricted Payments that are made (A) in an amount that does not exceed the aggregate amount of Excluded Contributions received following the Issue Date and (B) without duplication of clause (A), in an amount that does not exceed the aggregate net cash proceeds from any sale, conveyance, transfer or disposition of, or distribution in respect of, Investments acquired after the Issue Date, to the extent the acquisition of such Investments was financed in reliance on clause (A);

(iv) Restricted Payments (A) to make cash payments in lieu of the issuance of fractional shares or interests in connection with any share dividend, share split or share combination or any acquisition or Investment (or other similar transaction) or the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Issuer, any Restricted Subsidiary, any Parent Company or Equityholding Vehicle and (B) consisting of (1) repurchases of Equity Interests in connection with the exercise of stock options or the vesting or settlement of other equity-based awards, including in connection with the Transactions, and (2) payments made or expected to be made in respect of withholding or similar taxes payable by any future, present or former officer, director, employee, member of management, manager, member, partner, independent contractor and/or consultant (or any of their respective Immediate Family Members) of the Issuer, any Restricted Subsidiary or any Parent Company in connection with repurchases described in clause (1) (for the avoidance of doubt any such payments to a Parent Company, shall only be permitted to the extent the event giving rise to such payment is attributable to the ownership of the Issuer and/or its Subsidiaries);

(v) repurchases of (or making of Restricted Payments to any Parent Company or Equityholding Vehicle to enable it to repurchase) Equity Interests upon the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests or upon the vesting of any profits interests, restricted stock units or similar incentive interests, in each case if such Equity Interests represent all or a portion of the exercise price of such warrants, options or other securities convertible into or exchangeable for Equity Interests as part of a “cashless” exercise upon such exercise or vesting, as applicable (for the avoidance of doubt any such payments to a Parent Company, shall only be permitted to the extent the event giving rise to such payment is attributable to the Issuer and/or its Subsidiaries);

(vi) Restricted Payments made in connection with or in order to consummate the Transactions, including in respect of the Transaction Consideration and Transaction Costs, and including, without limitation, (A) cash payments to holders of Equity Interests (including restricted stock units) under any management equity plan, stock option plan or any other management or employee benefit plan or agreement of Covanta and otherwise as provided by the Transaction Agreement as in effect on the Issue Date (including cash transaction bonuses) and (B) Restricted Payments (x) to direct and indirect Parent Companies of the Issuer or any Equityholding Vehicle to finance a portion of the consideration for the Merger and (y) to holders of Equity Interests of Covanta (immediately prior to giving effect to the Merger) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case, with respect to the Transactions;

(vii) following consummation of a Qualifying IPO by the Issuer or a Parent Company, any Restricted Payments in an amount in any fiscal year not to exceed an amount equal to the sum of (A) 6.00% of (x) the net cash proceeds received by or contributed to the Issuer from such Qualifying IPO and any other public offering of the Issuer’s common equity or the common equity of any Parent Company other than any public sale constituting an Excluded Contribution or (y) in the case of a SPAC IPO, 100% of the cash held by the Issuer or any of its Restricted Subsidiaries following the consummation of the SPAC IPO plus (B) 7.00% of the Market Capitalization of the Person issuing Equity Interests in such Qualifying IPO;

(viii) (1) Restricted Payments to (i) redeem, repurchase, retire, defease, discharge or otherwise acquire any (A) Equity Interests (“Treasury Capital Stock”) of the Issuer and/or any Restricted Subsidiary or (B) Subordinated Indebtedness or Equity Interests of any Parent Company or Equityholding Vehicle, in the case of each of subclauses (A) and (B), including any accrued and unpaid dividends thereon, in exchange for, or out of the proceeds of a sale or issuance (other than to the Issuer and/or any Restricted Subsidiary) of, Qualified Capital Stock of the Issuer, any Parent Company or any Equityholding Vehicle that is made within 120 days of such sale or issuance to the extent any such proceeds are contributed to the capital of the Issuer and/or any Restricted Subsidiary in respect of Qualified Capital Stock after the Issue Date (“Refunding Capital Stock”) and (ii) declare and pay dividends on any Treasury Capital Stock out of the proceeds of such sale (other than to the Issuer or a Restricted Subsidiary) of any Refunding Capital Stock or (2) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (xvii) of this Section 4.07(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, purchase, repurchase, defease, acquire or otherwise retire any Equity Interests of any Parent Company or Equityholding Vehicle) in an aggregate amount per fiscal year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(ix) to the extent constituting a Restricted Payment, the making or consummation of any Asset Sale or disposition not constituting an Asset Sale pursuant to the exclusions from the definition thereof or transaction in accordance with the provisions of the second paragraph of Section 4.11 (other than pursuant to either clause (d) or (i) of such paragraph);

(x) so long as no Event of Default described under clause (1), (2) or (6) of Section 6.01(a) then exists or would result therefrom, additional Restricted Payments; provided that the aggregate amount of all such Restricted Payments made and then outstanding pursuant to this clause (x) shall not exceed the greater of $185.0 million and 35.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period;

(xi) additional Restricted Payments so long as the Consolidated Total Debt Ratio, calculated on a pro forma basis at the time of the declaration thereof, would not exceed 5.50 to 1.00;

(xii) the distribution, by dividend or otherwise, or other transfer or disposition of Equity Interests of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (or any Restricted Subsidiary that owns one or more Unrestricted Subsidiaries and no other material assets), other than Unrestricted Subsidiaries the primary assets of which are cash and Cash Equivalents;

(xiii) payments or distributions (A) to satisfy dissenters’ or appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest), (B) made in connection with working capital adjustments or purchase price adjustments or (C) made in connection with the satisfaction of indemnity and other similar obligations, in each case pursuant to or in connection with any acquisition, other Investment, disposition or consolidation, amalgamation, merger or transfer of assets that is not prohibited under this Indenture;

(xiv) Restricted Payments constituting fixed dividend payments in respect of Disqualified Stock incurred in accordance with Section 4.09 to the extent such Restricted Payments are included in the calculation of Fixed Charges;

(xv) the distribution, by dividend or otherwise, or other transfer or disposition of Equity Interests of the UK&I Assets and/or any Restricted Payments made with the Net Proceeds of the Specified Asset Sale so long as (i) in the case of any Specified Asset Sale consummated prior to the first anniversary of the Issue Date, the Consolidated Total Debt Ratio would not exceed 5.75 to 1.00 and (ii) in the case of any Specified Asset Sale after the first anniversary of the Issue Date and on or prior to the second anniversary of the Issue Date, the Consolidated Total Debt Ratio would not exceed 5.50 to 1.00, in each case calculated on a pro forma basis at the time of the declaration thereof;

(xvi) [reserved];

(xvii) Restricted Payments consisting of (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date, (B) the declaration and payment of dividends to a Parent Company or Equityholding Vehicle, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such Parent Company or Equityholding Vehicle issued after the Issue Date (provided that the amount of dividends paid pursuant to this sub-clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock) or (C) the declaration and payment of dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to clause (viii) of this Section 4.07(b); provided, however, that, in the case of each of sub-clause (A) and sub-clause (C) of this clause (xvii), at the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer would have had a Fixed Charge Coverage Ratio of at least 1.75 to 1.00;

(xviii) [reserved];

(xix) distributions or payments of Receivables Fees and purchases of Receivables Assets in connection with any Permitted Receivables Financing or any Receivables Repurchase Obligation in connection therewith;

(xx) (A) payments made to optionholders or holders of restricted stock units, phantom equity or profits interests of the Issuer, any Parent Company or any Equityholding Vehicle in connection with, or as a result of, any distribution made to stockholders of the Issuer, Parent Company or Equityholding Vehicle (to the extent such distribution is otherwise permitted under this Indenture), which payments are being made to compensate such optionholders or holders of restricted stock units, phantom equity or profits interests as though they were stockholders at the time of, and entitled to share in, such distribution (it being understood that no such payment may be made to an optionholder or holder of restricted stock units, phantom equity or profits interests pursuant to this clause (xx) to the extent such payment would not have been permitted to be made to such optionholder or holder of restricted stock units, phantom equity or profits interests if it were a stockholder pursuant to the provisions of this Section 4.07 and (B) Restricted Payments to pay for the redemption, purchase, repurchase, defeasance or other acquisition or retirement of Equity Interests of the Issuer, any Parent Company or any Equityholding Vehicle, in each case for nominal value, from a former investor of an acquired business or a present or former employee, director, officer, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of an acquired business, which Equity Interests were issued as part of an earn-out or similar arrangement in the acquisition of such business, and which repurchase relates to the failure of such earn-out to fully vest;

(xxi) [reserved];

(xxii) the making of any Restricted Payment within 60 days after the date of declaration thereof or the giving of irrevocable notice thereof, as applicable, if, at such date of declaration or the giving of such notice, such payment would have been permitted by any of the other clauses in this Section 4.07 (and any Restricted Payment made in reliance on this clause (xxii) shall also be deemed to have been made under such applicable clause, except for the purpose of testing the permissibility of such Restricted Payment on the date it is actually made);

(xxiii) the prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement of any Subordinated Indebtedness (i) in accordance with provisions similar to those set forth in Sections 4.10 and 4.14 or (ii) after completion of an Asset Sale Offer or Advance Offer, as applicable, from any Declined Proceeds; provided that (x) at or prior to such prepayment, redemption, purchase, repurchase, defeasance, discharge or other acquisition or retirement, the Issuer (or a third Person permitted by this Indenture) has made a Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as the case may be, to the extent required (or in the case of an Alternate Offer or Advance Offer, permitted by this Indenture) as a result of such Change of Control Triggering Event or Asset Sale, as the case may be, and (y) all Notes tendered by Holders in connection with the relevant Change of Control Offer, Alternate Offer, Asset Sale Offer or Advance Offer, as applicable, have been prepaid, redeemed, purchased, repurchased, defeased, discharged, acquired or retired;

(xxiv) Restricted Payments in an aggregate amount not to exceed the sum of (i) Retained Asset Sale Proceeds and (ii) Declined Proceeds (to the extent not increasing the amounts available under clause (2) of Section 4.07(a) or clause (xv) of Section 4.07(b));

(xxv) Restricted Debt Payments made by exchange for, or out of the proceeds of, Refinancing Indebtedness permitted under Section 4.09;

(xxvi) any Restricted Debt Payments made as part of an applicable high yield discount obligation catch-up payment;

(xxvii) payments of regularly scheduled interest as and when due;

(xxviii) so long as, at the time of delivery of an irrevocable notice with respect thereto, no Event of Default under clause (1), (2) or (6) of Section 6.01(a) exists or would result therefrom, additional Restricted Debt Payments in an aggregate amount not to exceed (1) the greater of $185.0 million and 35.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period (the “General Restricted Debt Payment Basket”) minus (2) the amount of Investments made in reliance on clause (q)(ii) of the definition of “Permitted Investments” and then outstanding;

(xxix) (A) Restricted Debt Payments in exchange for, or with proceeds of any issuance of, Qualified Capital Stock of the Issuer and/or any capital contribution in respect of Qualified Capital Stock of the Issuer or any Restricted Subsidiary (in each case, other than to or by the Issuer or any Restricted Subsidiary), (B) Restricted Debt Payments as a result of the conversion of all or any portion of any Subordinated Indebtedness into Qualified Capital Stock of the Issuer and (C) to the extent constituting a Restricted Debt Payment, payment-in-kind interest with respect to any Subordinated Indebtedness that is permitted under Section 4.09;

(xxx) additional Restricted Debt Payments; provided that at the time of delivery of an irrevocable notice with respect thereto (or, if no such notice has been delivered, the time of such payment), the Consolidated Total Debt Ratio, calculated on a pro forma basis would not exceed 5.50 to 1.00;

(xxxi) Restricted Debt Payments with respect to Subordinated Indebtedness assumed pursuant to clause (o) of the second paragraph of Section 4.09 (other than any such Subordinated Indebtedness incurred (x) to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Issuer or a Restricted Subsidiary or (y) otherwise in connection with or in contemplation of such acquisition), so long as such Restricted Debt Payment is made or deposited with a trustee or other similar representative of the holders of such Subordinated Indebtedness contemporaneously with, or substantially simultaneously with, the closing of the transaction under which such Subordinated Indebtedness is assumed; and

(xxxii) any mandatory redemption, repurchase, retirement, termination or cancellation of Disqualified Stock (to the extent treated as Indebtedness outstanding and/or incurred in compliance with Section 4.09).

The amount of all Restricted Payments (other than cash) will be the fair market value on the relevant date of determination, in the case of a Subject Transaction, or the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Issuer or any Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(c) As of the Issue Date, all of the Issuer’s Subsidiaries will be Restricted Subsidiaries. The Issuer shall not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the second and third paragraphs of the definition of “Unrestricted Subsidiary.” Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Indenture and will not guarantee the Notes.

(d) Unrestricted Subsidiaries may use value transferred from the Issuer and its Restricted Subsidiaries in a Permitted Investment to purchase or otherwise acquire Indebtedness or Equity Interests of the Issuer, any Parent Company or any of the Issuer’s Restricted Subsidiaries, and to transfer value to the holders of the Equity Interests of the Issuer or any Restricted Subsidiary or any Parent Company or to Affiliates thereof, and such purchase, acquisition, or transfer will not be deemed to be a “direct or indirect” action by the Issuer or its Restricted Subsidiaries.

SECTION 4.08. Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary that is not a Guarantor to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries that is a Guarantor on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries that is a Guarantor;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries that is a Guarantor; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries that is a Guarantor.

The provisions of the first paragraph of this Section 4.08 shall not apply to encumbrances or restrictions:

(a) set forth in any agreement evidencing or governing (i) Indebtedness of a Restricted Subsidiary that is not a Guarantor permitted to be incurred pursuant to Section 4.09, (ii) Secured Indebtedness permitted to be incurred pursuant to Sections 4.09 and 4.12 if the relevant restriction applies only to the Person obligated under such Indebtedness and its Restricted Subsidiaries or the assets intended to secure such Indebtedness, (iii) Indebtedness permitted to be incurred pursuant to the first paragraph of Section 4.09 and clauses (n), (q) (as it relates to Indebtedness in respect of the first paragraph of Section 4.09 and clauses (a), (b), (n), (o), (r), (u), (y) and/or (bb) of the second paragraph of Section 4.09), (r), (u), (y), (aa) and/or (bb) of the second paragraph of Section 4.09 and (iv) any Permitted Receivables Financing solely with respect to the assets subject to such Permitted Receivables Financing;

(b) arising under customary provisions restricting assignments, subletting or other transfers (including the granting of any Lien) contained in leases, subleases, licenses, sublicenses, joint venture agreements and other agreements entered into in the ordinary course of business;

(c) that are or were created by virtue of any Lien granted upon, transfer of, agreement to transfer or grant of, any option or right with respect to any assets or Equity Interests not otherwise prohibited under this Indenture;

(d) that are assumed in connection with any acquisition of property or the Equity Interests of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its Subsidiaries (including the Equity Interests of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition;

(e) set forth in any agreement for any disposition of any Restricted Subsidiary (or all or substantially all of the assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Restricted Subsidiary pending such disposition;

(f) set forth in provisions in agreements or instruments that prohibit the payment of dividends or the making of other distributions with respect to any class of Equity Interests of a Person other than on a pro rata basis;

(g) imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements;

(h) on cash, other deposits or net worth or similar restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such cash, other deposits or net worth or similar restrictions exist;

(i) set forth in documents that exist on the Issue Date, including pursuant to the Senior Credit Facilities, the Notes, the Note Guarantees, this Indenture, the Existing Notes, the guarantees thereof and the agreements governing the Existing Notes and, in each case, related documentation and related Derivative Transactions;

(j) arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred after the Issue Date if the relevant restrictions, taken as a whole (as determined in good faith by the Issuer) (i) are not materially less favorable to the holders than the restrictions contained in the Notes, (ii) generally represent market terms at the time of incurrence of the relevant Indebtedness, taken as a whole (as determined in good faith by the Issuer) or (iii) would not, in the good faith of the Issuer, at the time such Indebtedness is incurred, materially impair the Issuer’s ability to make payments under the Notes when due;

(k) arising under or as a result of applicable Requirements of Law or the terms of any license, authorization, concession or permit;

(l) arising in any Hedge Agreement and/or any agreement relating to Banking Services;

(m) relating to any asset (or all of the assets) of and/or the Equity Interests of the Issuer and/or any Restricted Subsidiary which is imposed pursuant to an agreement entered into in connection with any disposition of such asset (or assets) and/or all or a portion of the Equity Interests of the relevant Person that is not prohibited by the terms of this Indenture;

(n) set forth in any agreement relating to any Permitted Lien that limits the right of the Issuer or any Restricted Subsidiary to dispose of or encumber the assets subject thereto;

(o) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or other agreement to which the Issuer or any of its Restricted Subsidiaries is a party entered into in the ordinary course of business, consistent with past practice or consistent with industry norm; provided that such agreement prohibits the encumbrance of solely the property or assets of the Issuer or such Restricted Subsidiary that are subject to such agreements, the payment rights arising thereunder or the proceeds thereof and does not extend to any other asset or property of the Issuer or such Restricted Subsidiary or the assets or property of another Restricted Subsidiary;

(p) any encumbrance or restrictions with respect to a Subsidiary that was previously an Unrestricted Subsidiary which encumbrance or restriction exists pursuant to or by reason of an agreement that such Subsidiary is a party to or entered into before the date on which such Subsidiary became or is redesignated as a Restricted Subsidiary; provided that such agreement was not entered into in anticipation of an Unrestricted Subsidiary becoming or being redesignated as a Restricted Subsidiary and any such encumbrance or restriction does not extend to any assets or property of the Issuer or any Restricted Subsidiary other than the assets and property of such Subsidiary and its Subsidiaries; and/or

(q) imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of any contract, instrument or obligation referred to in clauses (a) through (p) above; provided that no such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing is, in the good faith judgment of the Issuer, more restrictive with respect to such restrictions, taken as a whole, than those in existence prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this Section 4.08, (1) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Equity Interests and (2) the subordination of (including the application of any standstill requirements to) loans and advances made to the Issuer or a Restricted Subsidiary to other Indebtedness incurred by the Issuer or such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

SECTION 4.09. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer shall not issue any shares of Disqualified Stock and shall not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or any Restricted Subsidiary that is not a Guarantor to issue Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) and issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), and issue shares of Disqualified Stock or Preferred Stock, if either (x) the Fixed Charge Coverage Ratio of the Issuer would have been at least 1.75 to 1.00 or (y) the Consolidated Total Debt Ratio of the Issuer would be no greater than 6.75 to 1.00, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of the Test Period.

The provisions of the first paragraph of this Section 4.09 shall not apply to:

(a) the incurrence of Indebtedness under the Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) not to exceed, except as contemplated by clause (q) of the second paragraph of this Section 4.09, the sum of (i) $1,875.0 million plus (ii) the greater of $515.0 million and 100.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period plus (iii) an additional amount such that, after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of the Issuer would be no greater than (x) 3.30 to 1.00 or (y) the Consolidated Secured Debt Ratio immediately prior to the incurrence of such additional amount ; provided that for purposes of determining the amount that may be incurred under this clause (a)(iii), all Indebtedness incurred under this clause (a)(iii) shall be deemed to be Consolidated Secured Debt;

(b) the incurrence by the Issuer and any Guarantor of Indebtedness represented by (i) the Notes (including any Note Guarantee thereof, but excluding any Additional Notes and any Note Guarantees thereof) and (ii) the Existing Notes (including the guarantees thereof), in each case, outstanding on the Issue Date (after giving effect to the consummation of the Transactions);

(c) Indebtedness, Disqualified Stock and Preferred Stock of the Issuer issued or owing to any Restricted Subsidiary and/or of any Restricted Subsidiary issued or owing to the Issuer and/or any other Restricted Subsidiary; provided that any Indebtedness, Disqualified Stock and Preferred Stock of the Issuer or a Guarantor owing to any Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes (but only to the extent any such Indebtedness, Disqualified Stock or Preferred Stock is outstanding at any time after the date that is 30 days after the Issue Date and thereafter only to the extent permitted by applicable law and not giving rise to material adverse tax consequences as determined in good faith by the Issuer);

(d) Indebtedness in respect of Permitted Receivables Financings;

(e) Indebtedness, Disqualified Stock and Preferred Stock (i) arising from any agreement providing for indemnification, adjustment of purchase price, earn-out or similar obligations (including contingent earn-out obligations), in each case, incurred, issued or assumed in connection with the Transactions, any disposition, any acquisition or Investment permitted under this Indenture or consummated prior to the Issue Date or any other purchase of assets or Equity Interests, and (ii) arising from guaranties, letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments securing the performance of the Issuer or any such Restricted Subsidiary pursuant to any such agreement described in the foregoing subclause (i);

(f) Indebtedness, Disqualified Stock and Preferred Stock of the Issuer and/or any Restricted Subsidiary (i) pursuant to tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, customs, appeal, performance and/or return of money bonds or other similar obligations incurred in the ordinary course of business, consistent with past practice or consistent with industry norm (including relating to any litigation not constituting an Event of Default under Section 6.01(a)(5)) and (ii) in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments to support any of the foregoing items;

(g) Indebtedness of the Issuer and/or any Restricted Subsidiary in respect of Banking Services (including Indebtedness owed on a short term basis to banks and other financial institutions incurred in the ordinary course of business, consistent with past practice or consistent with industry norm that arises in connection with ordinary banking arrangements to manage cash balances of the Issuer and its Restricted Subsidiaries) and incentive, supplier finance or similar programs;

(h) (i) guaranties by the Issuer and/or any Restricted Subsidiary of the obligations of suppliers, customers and licensees in the ordinary course of business, consistent with past practice or consistent with industry norm, (ii) Indebtedness incurred in the ordinary course of business, consistent with past practice or consistent with industry norm in respect of obligations of the Issuer and/or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services and (iii) Indebtedness in respect of letters of credit, bankers’ acceptances, bank guaranties or similar instruments supporting trade payables, warehouse receipts or similar facilities entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(i) guarantees of Indebtedness by the Issuer and/or any Restricted Subsidiary of Indebtedness or other obligations of the Issuer or any Restricted Subsidiary with respect to Indebtedness otherwise permitted to be incurred pursuant to the terms of this Indenture or other obligations not prohibited by this Indenture;

(j) Indebtedness of the Issuer and/or any Restricted Subsidiary existing, or pursuant to commitments existing, on the Issue Date (other than Indebtedness described in clause (a) or (b) above);

(k) Indebtedness, Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (k) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) shall not, except as contemplated by clause (q) of the second paragraph of this Section 4.09, exceed an amount equal to the greater of $155.0 million and 30.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period;

(l) Indebtedness of the Issuer and/or any Restricted Subsidiary consisting of obligations owing under incentive, supply, license or similar agreements entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(m) Indebtedness of the Issuer and/or any Restricted Subsidiary consisting of (i) the financing of insurance premiums, (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business, consistent with past practice or consistent with industry norm, and/or (iii) obligations to reacquire assets or inventory in connection with customer financing arrangements in the ordinary course of business, consistent with past practice or consistent with industry norm;

(n) Indebtedness (including with respect to Financing Leases and purchase money Indebtedness), Disqualified Stock and Preferred Stock of the Issuer and/or any Restricted Subsidiary incurred or issued to finance the acquisition, construction, lease, expansion, development, installation, repair, replacement, relocation, renewal, maintenance, upgrade or improvement of property (real or personal), equipment or any other asset (whether through the direct purchase of property, equipment or other assets or any Person owning such property, equipment or other assets); provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness, Disqualified Stock and Preferred Stock then outstanding pursuant to this clause (n) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) shall not, except as contemplated by clause (q) of the second paragraph of this Section 4.09, exceed an amount equal to the sum of (i) the greater of $260.0 million and 50.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period plus (ii) an additional amount, such that after giving pro forma effect to the incurrence of such additional amount and the application of the proceeds therefrom, the Consolidated Secured Debt Ratio of the Issuer would be no greater than 3.30 to 1:00; provided that all Indebtedness incurred under this clause (ii) shall be deemed to be Consolidated Secured Debt;

(o) Indebtedness, Disqualified Stock or Preferred Stock (x) of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition or Investment or (y) of Persons that are acquired by the Issuer or a Restricted Subsidiary or merged into, amalgamated with or consolidated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture (including designating an Unrestricted Subsidiary as a Restricted Subsidiary) or that are assumed in connection with an acquisition of assets, up to an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) not to exceed, except as contemplated by clause (q) of the second paragraph of this Section 4.09, the sum of (1)(A) for purposes of clause (x) only, the greater of $80.0 million and 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period and (B) for purposes of clause (y) only, the greater of $80.0 million and 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period plus (2) an additional amount such that, after giving pro forma effect to such incurrence and such Investment, acquisition, merger, amalgamation or consolidation, either:

(a) (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this Section 4.09 or (ii) the Fixed Charge Coverage Ratio of the Issuer is equal to or greater than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation;

(b) (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in the first paragraph of this Section 4.09 or (ii) the Consolidated Total Debt Ratio of the Issuer is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation; or

(c) (i) the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Secured Debt Ratio test set forth in clause (a) of the second paragraph of this Section 4.09 or (ii) the Consolidated Secured Debt Ratio of the Issuer is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation; provided, all Indebtedness incurred under this clause (c) shall be deemed to be Consolidated Secured Debt;

(p) Indebtedness issued by the Issuer or any Restricted Subsidiary to any shareholder of any Parent Company or Equityholding Vehicle or any future, current or former director, officer, employee, member of management, manager, member, partner, independent contractor or consultant (or any Immediate Family Member of the foregoing) of any Parent Company, any Equityholding Vehicle, the Issuer or any Subsidiary to finance the purchase or redemption of Equity Interests of the Issuer, any Parent Company or any Equityholding Vehicle permitted under Section 4.07;

(q) the incurrence or issuance by the Issuer or any of its Restricted Subsidiaries of Indebtedness, Disqualified Stock or Preferred Stock incurred or issued in exchange for or as a replacement of (including by entering into alternative financing arrangements in respect of such exchange or replacement (in whole or in part), by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, or, after the original instrument giving rise to such Indebtedness, Disqualified Stock or Preferred Stock has been terminated, by entering into any credit agreement, loan agreement, note purchase agreement, indenture or other agreement), or the net proceeds of which are to be used for the purpose of modifying, extending, refinancing, renewing, replacing, redeeming, repurchasing, defeasing, acquiring, amending, supplementing, restructuring, repaying, prepaying, retiring, extinguishing or refunding (collectively, “refinance” with “refinances,” “refinanced” and “refinancing” having a correlative meaning) any Indebtedness (or unutilized commitment in respect of Indebtedness), Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this Section 4.09 or any of clauses (a), (b), (j), (k), (n), (o), (q), (r), (u), (y), (bb), (hh), (jj), (kk), (ll), (nn), (oo) or (pp) of the second paragraph of this Section 4.09 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness” and such Indebtedness, Disqualified Stock or Preferred Stock being refinanced, the “Refinanced Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that:

(i) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to the consummation of such refinancing, except by (A) an amount equal to unpaid accrued interest, dividends and premiums (including tender premiums) thereon plus defeasance costs, underwriting discounts and other fees, commissions and expenses (including upfront fees, closing payments, original issue discount, initial yield payments and similar fees) incurred in connection with the relevant refinancing, (B) an amount equal to any existing commitments unutilized and letters of credit undrawn thereunder and (C) additional amounts permitted to be incurred pursuant to this Section 4.09 (provided that (1) any additional Indebtedness, Disqualified Stock or Preferred Stock referenced in this clause (C) satisfies the other applicable requirements of this clause (q) (with additional amounts incurred in reliance on this clause (C) constituting a utilization of the relevant basket or exception pursuant to which such additional amount is permitted) and (2) if such additional Indebtedness is secured, the Lien securing such Refinancing Indebtedness is permitted pursuant to Section 4.12) provided, that, the limitation in this clause (i) shall not apply with respect to Indebtedness that a client of a Project undertakes to service through the lease, service or operating agreement for such Project;

(ii) other than in the case of Refinancing Indebtedness with respect to Indebtedness, Disqualified Stock or Preferred Stock incurred or issued under the first paragraph of this Section 4.09 or clause (a), (b)(ii), (j), (k), (n), (o), (r), (u), (y), (bb), (hh), (jj), (kk), (nn), (oo) or (pp) of the second paragraph of this Section 4.09, (A) such Refinancing Indebtedness either (1) has a final maturity the same as or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) or (2) requires no or nominal payments in cash (other than interest payments) prior to, in each case, the earlier of (x) the final maturity of the Refinanced Indebtedness and (y) the maturity date of the Notes and (B) other than with respect to revolving Indebtedness, such Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Refinanced Indebtedness (without giving effect to any amortization or prepayments in respect of such Refinanced Indebtedness); provided that Refinancing Indebtedness (v) with respect to which a client of a Project undertakes to service such Refinancing Indebtedness through the lease, service or operating agreement for such Project, (w) constituting customary bridge loans, escrow or other similar arrangements with a maturity date of not longer than one year which provide for an automatic extension of the maturity date thereof to a date no earlier than the maturity date of the Notes, (x) constituting customary “term loan A facilities” (as determined by the Issuer in good faith) provided by bona fide lenders, (y) incurred or issued in connection with an acquisition, Investment or other similar transaction and/or (z) at the option of the Issuer, in an aggregate principal amount up to the greater of $515.0 million and 100.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period, in each case may be incurred or issued without regard to the foregoing clauses (A) and (B);

(iii) such Refinancing Indebtedness shall not include:

(A) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness or Disqualified Stock of the Issuer;

(B) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(C) Indebtedness or Disqualified Stock of the Issuer or Indebtedness, Disqualified Stock or Preferred Stock of a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

provided, further, that subclause (ii) of this clause (q) shall not apply to any refinancing of any Secured Indebtedness.

(r) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and/or any Guarantor in an aggregate outstanding principal amount or liquidation preference (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) not to exceed 200% of the amount of net proceeds received by the Issuer since immediately after the Issue Date from (i) the issuance or sale of its common Equity Interests or (ii) any cash contribution to its capital with the Net Proceeds from the issuance and sale by any Parent Company of its Equity Interests or a contribution to the common equity of any Parent Company, in each case, (A) other than any net proceeds received from the sale of Equity Interests to, or contributions from, the Issuer or any of its Restricted Subsidiaries and (B) to the extent such net proceeds have not otherwise been applied to make Restricted Payments pursuant to clause (2) of Section 4.07(a) or Section 4.07(b) or to make Permitted Investments (other than Permitted Investments specified in any of clauses (a), (b) and (e) of the definition thereof);

(s) Indebtedness of the Issuer and/or any Restricted Subsidiary under any Derivative Transaction that was, at the time entered into, not for speculative purposes;

(t) Indebtedness of the Issuer and/or any Restricted Subsidiary representing (i) deferred compensation to current or former directors, officers, employees, members of management, managers, members, partners, independent contractors and consultants of any Parent Company, the Issuer and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm of the Issuer and/or its Subsidiaries and (ii) deferred compensation or other similar arrangements in connection with the Transactions, any Investment or any acquisition permitted under this Indenture;

(u) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer and/or any Restricted Subsidiary; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (u) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) shall not, except as contemplated by clause (q) of the second paragraph of this Section 4.09, exceed an amount equal to the greater of $260.0 million and 50.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period;

(v) to the extent constituting Indebtedness, obligations arising under the Transaction Agreement (as in effect on the Issue Date);

(w) [reserved];

(x) the Issuer and its Restricted Subsidiaries may become and remain liable for any Performance Guaranties supporting Projects; provided that the terms of any such Performance Guaranty shall be in the ordinary course of business or generally consistent with past practice or industry norm;

(y) Indebtedness (including in the form of Financing Leases) of the Issuer and/or any Restricted Subsidiary incurred in connection with Sale and Lease-Back Transactions;

(z) [reserved];

(aa) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by the Issuer and/or any Restricted Subsidiary in connection with the Transactions (or with respect to or in replacement of Covanta’s existing credit support arrangements) or otherwise in the ordinary course of business or otherwise consistent with past practice or industry norm in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, pension obligations, vacation pay, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance compensation claims;

(bb) Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary that is not a Guarantor pursuant to asset-based facilities or local working capital or other similar line of credit facilities;

(cc) [reserved];

(dd) Indebtedness of the Issuer or any Restricted Subsidiary supported by any letter of credit, bank guaranty or similar instrument issued in compliance with this Section 4.09 in a principal amount not exceeding the face amount of such instrument;

(ee) unfunded pension fund and other employee benefit plan obligations and liabilities incurred by the Issuer and/or any Restricted Subsidiary in the ordinary course of business, consistent with past practice or consistent with industry norm;

(ff) (i) customer deposits and advance payments (including progress premiums) received in the ordinary course of business, consistent with past practice or consistent with industry norm from customers or (ii) obligations to pay, in each case, for goods and services purchased or sold in the ordinary course of business, consistent with past practice or consistent with industry norm;

(gg) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses, charges, payments in kind and additional or contingent interest with respect to Indebtedness of the Issuer and/or any Restricted Subsidiary otherwise permitted under this Indenture;

(hh) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Guarantor in an aggregate outstanding principal amount (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) not to exceed the amount of Restricted Payments permitted under clause (2) of Section 4.07(a) or any of clauses (ii), (iii), (vii) and (x) of Section 4.07(b), in each case at the time of such incurrence or issuance; provided that any such Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as provided above in lieu of such Restricted Payments shall reduce availability under the applicable Restricted Payment basket under Section 4.07 by an amount equal to the principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock;

(ii) [reserved];

(jj) Indebtedness, Disqualified Stock or Preferred Stock incurred or issued by the Issuer or any Restricted Subsidiary for the benefit of joint ventures; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (jj) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) shall not, except as contemplated by clause (q) of the second paragraph of this Section 4.09, exceed an amount equal to the greater of $80.0 million and 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period;

(kk) Indebtedness, Disqualified Stock or Preferred Stock issued or owing to the seller of any business or assets permitted to be acquired by the Issuer or any Restricted Subsidiary under this Indenture; provided that, at the time of incurrence or issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate principal amount or liquidation preference of such Indebtedness, Disqualified Stock or Preferred Stock then outstanding pursuant to this clause (kk) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) shall not, except as contemplated by clause (q) of the second paragraph of this Section 4.09, exceed an amount equal to the greater of $105.0 million and 20.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period;

(ll) Obligations in respect of Disqualified Stock and Preferred Stock; provided that, at the time of issuance thereof and after giving pro forma effect thereto and the use of the proceeds thereof, the aggregate liquidation preference of such Disqualified Stock and Preferred Stock then outstanding pursuant to this clause (ll) (when aggregated with the aggregate principal amount of Refinancing Indebtedness incurred pursuant to clause (q) of the second paragraph of this Section 4.09 in respect of such Indebtedness then outstanding) shall not, except as contemplated by clause (q) of the second paragraph of this Section 4.09, exceed an amount equal to the greater of $55.0 million and 10.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period; and

(mm) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries to the extent that the net proceeds thereof are promptly deposited with the Trustee to satisfy and discharge the Notes or exercise the Issuer’s legal defeasance or covenant defeasance options set forth in Article 8, in each case, in accordance with this Indenture;

(nn) Non-Recourse Debt of any Excluded Project Subsidiary;

(oo) Incurrence of Non-Recourse Debt by any Restricted Subsidiary that is not an Excluded Project Subsidiary to fund Construction Capital Expenditures; provided that the amount of such Non-Recourse Debt in respect of such Indebtedness then outstanding does not exceed 80% of the cost of construction of, or the addition or improvement to the Project that is funded by such Non-Recourse Debt; and

(pp) Permitted Letters of Credit.

For the avoidance of doubt and notwithstanding anything herein to the contrary, (a) the accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness or additional Equity Interests and (b) the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of prepayment, redemption, repurchase, defeasance, acquisition or similar payment or making of a mandatory offer to prepay, redeem, repurchase, defease, acquire, or similarly pay such Indebtedness will not be deemed to be an incurrence of Indebtedness or issuance of Disqualified Stock or Preferred Stock for purposes of this Section 4.09.

For purposes of determining compliance with this Section 4.09, the principal amount of Indebtedness or the liquidation preference of Disqualified Stock or Preferred Stock outstanding under any clause of this Section 4.09 shall be determined after giving effect to the application of proceeds of any such Indebtedness, Disqualified Stock or Preferred Stock to refinance any such other Indebtedness, Disqualified Stock or Preferred Stock.

This Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because such Indebtedness is unsecured or (2) Indebtedness as subordinated or junior to any other Indebtedness solely because such Indebtedness has a junior priority with respect to shared collateral or because it is secured by different collateral or issued or guaranteed by other obligors.

SECTION 4.10. Asset Sales.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, consummate, directly or indirectly, an Asset Sale unless:

(1) other than in the case of the Specified Asset Sale, the Issuer or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, in connection with such Asset Sale) at the time of such Asset Sale at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap or the Specified Asset Sale, in any such Asset Sale with a purchase price in excess of the greater of (x) $80.0 million and (y) 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries (measured at the time of contractually agreeing to such Asset Sale), at least 75% of the consideration (measured at the time of contractually agreeing to such Asset Sale) for such Asset Sale, together with all other Asset Sales completed or contractually agreed upon since the Issue Date (on a cumulative basis), received (or to be received) by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents.

(b) Within 18 months after the later of (A) the date of any Asset Sale and (B) receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), the Issuer or such Restricted Subsidiary, at its option, may apply an amount equal to the Applicable Percentage of the Net Proceeds from such Asset Sale (the “Applicable Proceeds”),

(1) to repay (i) Obligations under the Notes or the Senior Credit Facilities, (ii) Obligations under Secured Indebtedness incurred pursuant to a Credit Facility to the extent such Obligations were incurred under clause (a) of the second paragraph of Section 4.09 and/or (iii) Obligations under any other Secured Indebtedness, and in each case, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of pursuant to such Asset Sale constitute “borrowing base assets” thereunder), to correspondingly reduce commitments with respect thereto;

(2) to repay Obligations under any Senior Indebtedness (other than any Senior Indebtedness referred to in clause (b)(1) of this Section 4.10), and in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of pursuant to such Asset Sale constitute “borrowing base assets” thereunder), to correspondingly reduce commitments with respect thereto; provided that the Issuer or such Restricted Subsidiary will either (A) reduce the aggregate principal amount of Obligations under the Notes on a ratable basis with any Senior Indebtedness repaid pursuant to this clause (2) by, at its option, (x) redeeming Notes as provided under Article 3 and/or (y) purchasing Notes through open-market purchases or in privately negotiated transactions (which may be below par) and/or (B) make an offer (in accordance with the provisions set forth below for an Asset Sale Offer) to all Holders to purchase their Notes on a ratable basis with any Senior Indebtedness repaid pursuant to this clause (2) for no less than 100% of the principal amount thereof, plus the amount of accrued and unpaid interest, if any, thereon (which offer shall be deemed to be an Asset Sale Offer for purposes hereof);

(3) to invest in the business of the Issuer and its Subsidiaries, including (i) any investment in Additional Assets, (ii) making capital expenditures in respect of assets used or useful in a Similar Business and (iii) any investment in any property or other assets that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided, that the Issuer may elect to deem expenditures that otherwise would be permissible investments in Additional Assets, capital expenditures or investments in property or other assets within the scope of the foregoing clauses (i), (ii) and (iii), as applicable, that occur prior to the receipt of the Net Proceeds from such Asset Sale to have been invested in accordance with this clause (3) (it being agreed that such deemed expenditure shall have been made no earlier than the earliest of (x) notice of such Asset Sale, (y) execution of a definitive agreement for such Asset Sale, if applicable, and (z) consummation of such Asset Sale);

(4) to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or a Guarantor, and, in the case of revolving obligations (other than obligations in respect of any asset-based credit facility to the extent the assets sold or otherwise disposed of pursuant to such Asset Sale constitute “borrowing base assets” thereunder), to correspondingly reduce commitments with respect thereto; or

(5) any combination of the foregoing;

provided that, in the case of clause (3) above, a binding commitment or letter of intent shall be treated as a permitted application of the Applicable Proceeds from the date of such commitment or letter of intent so long as the Issuer or such Restricted Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Applicable Proceeds will be applied to satisfy such commitment or letter of intent within 180 days of the expiration of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Applicable Proceeds are actually applied in such manner within 180 days of the expiration of the Asset Sale Proceeds Application Period (the period from the consummation of the Asset Sale to such date, the “Commitment Application Period”), and, in the event any Acceptable Commitment is later cancelled or terminated for any reason after the expiration of the Asset Sale Proceeds Application Period and before the Applicable Proceeds are applied in connection therewith, then such Applicable Proceeds shall constitute Excess Proceeds unless the Issuer or such Restricted Subsidiary reasonably expects to enter into another Acceptable Commitment prior to the expiration of the Asset Sale Proceeds Application Period and such Applicable Proceeds are actually applied in such manner prior to the expiration of the Commitment Application Period. To the extent Applicable Proceeds from an Asset Sale exceed amounts that are invested or applied as provided and within the time period set forth in Section 4.10(b), such excess amount will be deemed to constitute “Excess Proceeds”; provided that any amount of Applicable Proceeds offered to Holders of any Notes pursuant to clause (2) above shall not be deemed to be Excess Proceeds without regard to whether such offer is accepted by any Holders. If at any time the aggregate amount of Excess Proceeds exceeds the greater of $80.0 million and 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries individually or the greater of $130.0 million and 25.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries in the aggregate per fiscal year, then the Issuer shall within 20 Business Days make an offer to all Holders and, if required or permitted by the terms of any other Indebtedness that is pari passu in right of payment with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount (or accreted value, as applicable) of the Notes and such Pari Passu Indebtedness out of the amount of the Excess Proceeds (which, (x) in the case of the Notes only, is equal to $1,000 or an integral multiple thereof and at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the date fixed for the repurchase of such Notes pursuant to such offer, in accordance with the procedures set forth in this Indenture and (y) in the case of such Pari Passu Indebtedness, if applicable, is in accordance with the documents governing such Pari Passu Indebtedness). The Issuer shall commence an Asset Sale Offer by sending the notice required pursuant to the terms of Section 3.09, with a copy to the Trustee and paying agent. The Issuer may satisfy the foregoing obligation with respect to such Applicable Proceeds from an Asset Sale by making an Asset Sale Offer in advance of being required to do so by this Indenture (an “Advance Offer”) with respect to all or part of the available Applicable Proceeds (the “Advance Portion”).

(c) If the aggregate principal amount (or accreted value, as applicable) of Notes and, if applicable, Pari Passu Indebtedness, tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Issuer may use any remaining Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion) in any manner not prohibited by this Indenture. If the aggregate principal amount (or accreted value, as applicable) of Notes and Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer exceeds the amount of Excess Proceeds (or, in the case of an Advance Offer, the Advance Portion), the Notes shall be selected pro rata (subject to applicable DTC procedures as to global notes) and the Issuer or the representative of such Pari Passu Indebtedness shall select such Pari Passu Indebtedness to be purchased or repaid on a pro rata basis based on the accreted value or principal amount of the Notes and such Pari Passu Indebtedness tendered, with adjustments as necessary so that no Notes or Pari Passu Indebtedness, as the case may be, will be repurchased in an unauthorized denomination. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether there are any remaining Excess Proceeds upon such completion), and in the case of an Advance Offer, the Advance Portion shall be excluded in subsequent calculations of Excess Proceeds.

(d) Pending the final application of an amount equal to the Applicable Proceeds pursuant to this Section 4.10, the holder of such Applicable Proceeds may apply any Applicable Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility (including under the Senior Credit Facilities) or otherwise invest such Applicable Proceeds in any manner not prohibited by this Indenture. The Issuer (or any Restricted Subsidiary, as the case may be) may elect to invest in Additional Assets prior to receiving the Applicable Proceeds attributable to any given Asset Sale (provided that such investment shall be made no earlier than the earliest of notice to the Trustee of the relevant Asset Sale, execution of a definitive agreement for the relevant Asset Sale and consummation of the relevant Asset Sale) and deem the amount so invested to be applied pursuant to and in accordance with clause (b) of this Section 4.10 with respect to such Asset Sale. For the avoidance of doubt, the Holder of any Retained Asset Sale Proceeds may apply any Retained Asset Sale Proceeds in any manner not prohibited by this Indenture and such Retained Asset Sale Proceeds shall in no event and under no circumstances constitute Excess Proceeds.

(e) Notwithstanding anything in this Indenture to the contrary, for so long as the repatriation, distribution or dividend to the Issuer of any Net Proceeds of an Asset Sale by a Restricted Subsidiary that is not a Guarantor would (i) be prohibited, delayed or restricted under any Requirements of Law or conflict with the fiduciary duties of the directors of the applicable Restricted Subsidiary that is not a Guarantor, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager, member of management, member, partner, independent contractor or consultant of such Restricted Subsidiary (the Issuer hereby agreeing to cause the applicable Restricted Subsidiary that is not a Guarantor to promptly take all commercially reasonable actions available under applicable Requirements of Law to permit such repatriation or to remove such prohibition); (ii) be prohibited, delayed or restricted under the organizational documents governing the applicable Restricted Subsidiary that is not a Guarantor; or (iii) as determined in good faith by the Issuer, result in a material adverse tax liability (taking into account any tax dividend, deemed dividend pursuant to Section 956 of the Code and withholding tax obligation) to the Issuer or its Subsidiaries or any Parent Companies, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied in compliance with this Section 4.10 and shall not constitute Excess Proceeds and may be retained by the Issuer or the applicable Subsidiary; provided, that, if within 18 months following the date on which application of the portion of such Net Proceeds would otherwise have been required pursuant to this Section 4.10, such repatriation, distribution or dividend of such Net Proceeds is permitted under the applicable Requirements of Law, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the Persons described above, would no longer be prohibited, delayed or restricted under the applicable organizational documents and/or in the good faith determination of the Issuer would no longer have a material adverse tax liability, then such portion of the Net Proceeds shall be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts) in compliance with this Section 4.10.

(f) For purposes of clause (a)(2) of this Section 4.10 (and no other provision), the following shall be deemed to be cash or Cash Equivalents:

(1) the greater of the principal amount and the carrying value of any liabilities (as reflected on the most recent balance sheet of the Issuer or such Restricted Subsidiary or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the balance sheet of the Issuer or such Restricted Subsidiary or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined in good faith by the Issuer) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated in right of payment to the Notes or the Note Guarantees, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases or indemnifies the Issuer or such Restricted Subsidiary from such liabilities;

(2) the amount of any trade-in value applied to the purchase price of any replacement assets acquired in connection with such Asset Sale;

(3) any securities, notes or other obligations or assets received by the Issuer or such Restricted Subsidiary from such transferee that are converted or reasonably expected by the Issuer acting in good faith to be converted by the Issuer or such Restricted Subsidiary into cash or Cash Equivalents or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and

(4) any Designated Non-Cash Consideration received in respect of such Asset Sale having an aggregate fair market value (measured at the time of contractually agreeing to such Asset Sale and without giving effect to subsequent changes in value), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (4) that is outstanding at such time, not in excess of the greater of $105.0 million and 20.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries, in each case, shall be deemed to be cash.

(g) To the extent that any portion of Applicable Proceeds payable in respect of the Notes is denominated in a currency other than U.S. dollars, the amount thereof payable in respect of the Notes shall not exceed the net amount of funds in dollars that is actually received by the Issuer upon converting such portion into U.S. dollars.

(h) The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer or an Advance Offer. To the extent that the provisions of any securities laws or regulations conflict with the asset sale provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the asset sale provisions of this Indenture by virtue of such compliance.

(i) The provisions of this Indenture relating to the Issuer’s obligation to make an offer to repurchase the Notes as a result of an Asset Sale may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding. An Asset Sale Offer or Advance Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Note Guarantees so long as the tender of the Notes by a Holder is not conditioned upon the delivery of consents by such Holder.

SECTION 4.11. Transactions with Affiliates.

The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of (at the time of the relevant transaction) the greater of $80.0 million and 15.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period, unless:

(1) such Affiliate Transaction is on terms, taken as a whole, that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis or, if in the good faith judgment of the Issuer, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to the Issuer or such Restricted Subsidiary from a financial point of view and when such transaction is taken in its entirety; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of the greater of $155.0 million and 30.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended Test Period, a resolution adopted by the Board of Directors of the Issuer (or any Parent Company of the Issuer) approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The provisions of the first paragraph of this Section 4.11 shall not apply to the following:

(a) any transaction between or among any Parent Company, the Issuer, one or more Restricted Subsidiaries (including Excluded Project Subsidiaries and Development Subsidiaries) and/or one or more joint ventures with respect to which the Issuer or any of its Restricted Subsidiaries holds Equity Interests (or any entity that becomes a Restricted Subsidiary or a joint venture, as applicable, as a result of such transaction) to the extent not prohibited by this Indenture;

(b) any issuance, sale or grant of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Issuer or any Parent Company (but, excluding for the avoidance of doubt, the portion of any such arrangements, if any, attributable to the ownership of operations of any Subsidiary of any Parent Company other than the Issuer and/or its Subsidiaries);

(c) (i) any collective bargaining, employment or severance agreement or compensatory (including profit sharing) arrangement entered into by the Issuer or any of its Restricted Subsidiaries with their respective current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors or those of any Parent Company or any Equityholding Vehicle (but, excluding for the avoidance of doubt, the portion of any such arrangements, if any, attributable to the ownership of operations of any Subsidiary of any Parent Company other than the Issuer and/or its Subsidiaries), (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors, (iii) transactions pursuant to any employee compensation, benefit plan, stock option plan or arrangement, any supplemental executive retirement benefit plan, any health, disability or similar insurance plan that covers current or former officers, directors, members of management, managers, employees, members, partners, consultants or independent contractors or any employment contract or arrangement and (iv) any transaction with an Immediate Family Member or Equityholding Vehicle of a current or former officer, director, member of management, manager, employee, member, partner, consultant or independent contractor of the Issuer, any of its Restricted Subsidiaries or any Parent Company, in connection with any agreement, arrangement or transaction described in the foregoing clauses (i) through (iii);

(d) (i) Restricted Payments permitted by Section 4.07 (other than pursuant to Section 4.07(b)(ix)) and the definition of “Permitted Investments” (other than clause (ll) of such definition) and (ii) issuances of Equity Interests and issuances and incurrences of Indebtedness, Disqualified Stock and Preferred Stock not restricted by this Indenture;

(e) transactions in existence on the Issue Date and any amendment, modification or extension thereof to the extent such amendment, modification or extension, taken as a whole, is not (i) materially adverse to the Holders or (ii) more disadvantageous, in any material respect, to the Holders than the relevant transaction in existence on the Issue Date;

(f) (i) so long as no Event of Default described under clause (1), (2) or (6) of Section 6.01(a) then exists or would result therefrom, the payment of management, monitoring, consulting, advisory, subsequent transaction, exit and similar fees (including any such cash lump sum or present value fee upon the consummation of a corporate event, including an initial public offering) to Investors in an aggregate amount not to exceed the greater of $10.0 million and 2.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries per fiscal year and (ii) the payment of all indemnification obligations and expenses owed to any Investor and any of their respective directors, officers, members of management, managers, employees, members, partners, independent contractors and consultants (or any Immediate Family Member of the foregoing) in connection with such management, monitoring, consulting, advisory or similar services provided by them, in each case of clauses (i) and (ii), whether currently due or paid in respect of accruals from prior periods;

(g) the Transactions, including the payment of the Transaction Consideration and Transaction Costs and other payments required under the Transaction Agreement as in effect on the Issue Date;

(h) compensation to Affiliates in connection with financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities and other transaction fees, including, without limitation, in connection with any acquisitions or divestitures, which payments are approved by the majority of the members of the Board of Directors or a majority of the disinterested members of the Board of Directors of the Issuer (or any Parent Company of the Issuer) in good faith;

(i) guarantees permitted by Section 4.07, Section 4.09 or the definition of “Permitted Investments”;

(j) (x) the continuation or replacement of any guarantees, letters of credit, performance bonds or equivalent given, granted, issued or procured by Covanta or any of its Affiliates to, in favor of, on behalf of, or for the benefit of any Covanta UK&I Entity, including the Specified UK&I Guarantees; and (y) any Covanta UK&I Entity indemnifying or holding-harmless Covanta or any of its Affiliates in respect of any liability incurred or which may be incurred in the future by Covanta or any of its Affiliates in connection with the continuation after the consummation of the Specified Asset Sale of any obligation referred to in paragraph (x) above;

(k) the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of, members of the Board of Directors, officers, employees, members of management, managers, members, partners, consultants and independent contractors (or any Immediate Family Members of the foregoing) of the Issuer, any of its Restricted Subsidiaries and/or any Parent Company, including in connection with the Transactions;

(l) transactions with customers, clients, suppliers, joint ventures, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business, consistent with past practice or consistent with industry norm, which are (i) fair to the Issuer and/or its applicable Restricted Subsidiary in the good faith determination of the Board of Directors of the Issuer or the senior management thereof (or, in each case, of any Parent Company of the Issuer) or (ii) on terms, taken as a whole, that are not materially less favorable to the Issuer and/or its applicable Restricted Subsidiary as might reasonably have been obtained at such time from a Person other than an Affiliate;

(m) (i) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, the Transaction Agreement, any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto) to which it (or any Parent Company) is a party as of the Issue Date or entered into in connection with the Transactions and any similar agreements which it (or any Parent Company) may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries (or such Parent Company) of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (m) to the extent that the terms of any such amendment or new agreement are not otherwise materially disadvantageous in the good faith judgment of the Board of Directors or the senior management of the Issuer (or any Parent Company of the Issuer) to the Issuer when taken as a whole as compared to the applicable agreement as in effect on the Issue Date or entered into in connection with the Transactions and (ii) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equityholders of the Issuer, any Parent Company thereof or any Equityholding Vehicle pursuant to any equityholders agreement, investor rights agreement or the equivalent (including any registration rights agreement or purchase agreement related thereto);

(n) (i) any purchase by any Parent Company of the Equity Interests of (or contribution to the equity capital of) the Issuer and (ii) any intercompany loan made by Holdings to the Issuer or any Restricted Subsidiary not prohibited by Section 4.09;

(o) any transaction in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable, when taken as a whole, to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s length basis;

(p) transactions in connection with any Permitted Receivables Financing;

(q) (i) Affiliate purchases of the loans or commitments under the Senior Credit Facilities to the extent permitted under agreements governing the Senior Credit Facilities and of the Notes to the extent permitted under this Indenture , the holding of such loans, commitments, Notes and the payments and other related transactions in respect thereof (including any payment of out-of-pocket expenses incurred by such Affiliate in connection therewith), (ii) other investments by Permitted Holders in securities or loans of the Issuer or any of its Restricted Subsidiaries (and any payment of out-of-pocket expenses incurred by such Permitted Holders in connection therewith) so long as the investment is being offered generally to other investors on the same terms or on terms that are more favorable to the Issuer, and (iii) payments to Permitted Holders in respect of securities or loans of the Issuer or any of its Restricted Subsidiaries contemplated in the foregoing subclause (ii) or that were acquired from Persons other than the Issuer and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans;

(r) transactions undertaken pursuant to a shared services agreement or pursuant to a membership in a purchasing consortium;

(s) payment to any Permitted Holder of out of pocket expenses incurred by such Permitted Holder in connection with any direct or indirect Investment in the Issuer and its Subsidiaries;

(t) the issuance or transfer of (i) Equity Interests (other than Disqualified Stock) of the Issuer and the granting and performing of customary registration rights and (ii) directors’ qualifying shares and shares issued to foreign nationals as required by applicable law;

(u) transactions with a Person (other than an Unrestricted Subsidiary) that is an Affiliate of the Issuer arising solely because the Issuer or any Restricted Subsidiary owns any Equity Interests in, or controls, such Person;

(v) any lease entered into between the Issuer or any Restricted Subsidiary, on the one hand, and any Affiliate of the Issuer, on the other hand, which is approved by the Board of Directors of the Issuer (or any Parent Company of the Issuer) or is entered into in the ordinary course of business;

(w) intellectual property licenses entered into in the ordinary course of business, consistent with past practice or consistent with industry norm;

(x) transactions between the Issuer or any Restricted Subsidiary and any other Person that would constitute an Affiliate solely because a director of such other Person is also a director of the Issuer or any Parent Company; provided, however, that such director abstains from voting as a director of the Issuer or such Parent Company, as the case may be, on any matter including such other Person;

(y) pledges of Equity Interests of Unrestricted Subsidiaries;

(z) any transition services arrangement, supply arrangement or similar arrangement entered into in connection with or in contemplation of the disposition of assets or Equity Interests in any Restricted Subsidiary not in violation of Section 4.10 that the Board of Directors of the Issuer determines is either fair to the Issuer or otherwise on customary terms for such type of arrangements in connection with similar transactions;

(aa) transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in anticipation of such Unrestricted Subsidiary becoming or being redesignated as a Restricted Subsidiary;

(bb) payments by the Issuer and any Parent Company and their respective Subsidiaries pursuant to tax sharing agreements among the Issuer and any Parent Company and their respective Subsidiaries on customary terms; provided that such payments shall not exceed the excess (if any) of the amount of taxes that the Issuer and its Subsidiaries would have paid on a stand-alone basis over the amount of such taxes actually paid by the Issuer and its Subsidiaries directly to governmental authorities;

(cc) payments to and from, and transactions with, any joint ventures or Unrestricted Subsidiary entered into in the ordinary course of business, consistent with past practice or consistent with industry norm (including, without limitation, any cash management activities related thereto); and

(dd) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Issuer in an Officer’s Certificate) for the purposes of improving the consolidated tax efficiency of the Issuer and its Subsidiaries and not for the purpose of circumventing any covenant set forth in this Indenture.

SECTION 4.12. Limitation on Liens.

(a) The Issuer shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness on any asset or property of the Issuer or any Subsidiary Guarantor, unless the Notes (or the related Note Guarantee in the case of Liens on assets or property of a Subsidiary Guarantor) are equally and ratably secured with (or, at the Issuer’s option or if such Subject Lien secures Subordinated Indebtedness, on a senior basis to) the Obligations secured by such Subject Lien.

(b) Any Lien created for the benefit of the Holders pursuant to clause (a) of this Section 4.12 shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to secure the Notes. In addition, in the event that a Subject Lien is or becomes a Permitted Lien, the Issuer may, at its option and without consent from any Holder, elect to release and discharge any Lien created for the benefit of the Holders pursuant to Section 4.12(a) in respect of such Subject Lien.

(c) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

SECTION 4.13. Organizational Existence.

Subject to Article 5, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its organizational existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary and (ii) the rights (charter and statutory), licenses and franchises of the Issuer and its Restricted Subsidiaries; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Issuer and its Restricted Subsidiaries will be permitted to change their organizational form; provided that for so long as the Issuer is organized as a partnership or a limited liability company, it will maintain a corporate co-issuer of the Notes.

SECTION 4.14. Offer to Repurchase Upon Change of Control.

(a) If a Change of Control Triggering Event occurs after the Issue Date, unless, prior to or concurrently with the time the Issuer is required to make a Change of Control Offer, the Issuer or a third-party has mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all the outstanding Notes as described under Article 3 or Article 11, the Issuer shall make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof (or such higher amount as the Issuer may determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of record of the Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Change of Control Payment Date (as defined below). Within 60 days following any Change of Control Triggering Event, the Issuer shall send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee and the paying agent, to each Holder of Notes to the address of such Holder appearing in the security register or otherwise deliver in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided, that the Change of Control Payment Date shall be delayed until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (8) below shall be satisfied or waived;

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment plus accrued and unpaid interest on all properly tendered Notes, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the procedures of DTC, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) until the close of business on the tenth Business Day after the date such notice is sent (or such later time and date as the Issuer may decide in its sole discretion) (such time and date, the “withdrawal deadline”), that Holders shall be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes; provided that the paying agent receives, not later than the withdrawal deadline, as electronic transmission (in PDF), a facsimile transmission or letter or other communication in accordance with the procedures of DTC setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if less than all of such Holder’s Notes are tendered for purchase, such Holder will be issued new Notes (or, in the case of Global Notes, such Notes shall be reduced by such amount of Notes that the Holder has tendered) and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered (the unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof);

(8) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event or such other conditions specified therein and describing each such condition, and, if applicable, stating that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is mailed or delivered) as any or all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Issuer reasonably believes that any or all such conditions (including the occurrence of such Change of Control Triggering Event) will not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(9) such other instructions, as determined by the Issuer, consistent with this Section 4.14, that a Holder must follow.

If a notice relating to a Change of Control Offer that is subject to one or more conditions precedent (other than the occurrence of a Change of Control Triggering Event) is later rescinded as described in clause (8) above as a result of the failure of such condition(s) to be satisfied or waived (or as a result of the Issuer reasonably believing that such will be the case), the offer described in such notice will not be deemed a valid “Change of Control Offer” for purposes of this Section 4.14.

While the Notes are in global form and the Issuer makes an offer to purchase all of the Notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the Notes through the facilities of DTC, subject to its rules and regulations.

The notice, if sent in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is sent in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect.

The Issuer shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

(b) On the Change of Control Payment Date, the Issuer shall, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered, plus accrued and unpaid interest thereon, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

(c) The Issuer shall not be required to make a Change of Control Offer if a third party approved in writing by the Issuer makes the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event and such other conditions specified therein, if a definitive agreement is in place for the Change of Control Triggering Event at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Issuer, or any third party approved in writing by the Issuer making a Change of Control Offer in lieu of the Issuer as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Issuer or such third party will have the right, upon not less than 10 nor more than 60 days’ prior notice to the Holders and the Trustee (except that such notice may be delivered or mailed more than 60 days prior to the Redemption Date or purchase date if the notice is subject to one or more conditions precedent as described under Section 3.03), given not more than 60 days following such purchase pursuant to the Change of Control Offer described above, to redeem (with respect to the Issuer) or purchase (with respect to a third party) all of the Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment in respect of the Second Change of Control Payment Date, including, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Second Change of Control Payment Date, subject to the right of Holders of record of Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Second Change of Control Payment Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes have validly tendered and not validly withdrawn Notes in a Change of Control Offer, Notes owned by an Affiliate of the Issuer, by portfolio companies or funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, or by Debt Fund Affiliates shall be deemed to be outstanding.

(e) The provisions of this Section 4.14, including the definition of “Change of Control Triggering Event,” may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding.

(f) A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes and/or the Note Guarantees so long as the tender of Notes by a Holder is not conditioned upon the delivery of consents by such Holder. In addition, the Issuer or any third party approved in writing by the Issuer that is making the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may, subject to applicable law, increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in its sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the Notes being repurchased, plus accrued and unpaid interest thereon.

SECTION 4.15. Additional Note Guarantees.

The Issuer shall not permit any of its Domestic Subsidiaries that is a Wholly-Owned Restricted Subsidiary (other than the Guarantors and any Receivables Subsidiary) to (i) borrow or guarantee the payment of any Indebtedness under the Senior Credit Facilities, (ii) guarantee the payment of any Indebtedness under any Credit Facility incurred by the Issuer or any Guarantor under clause (a) of the second paragraph of Section 4.09 in an aggregate principal amount in excess of $350.0 million, or (iii) guarantee the payment of any Indebtedness under any other capital markets debt securities of the Issuer or any Guarantor in an aggregate principal amount in excess of $350.0 million, unless such Subsidiary within 60 days executes and delivers a supplemental indenture to this Indenture, substantially in the form attached as Exhibit D hereto, providing for a Note Guarantee by such Subsidiary; provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor to become a Guarantor (and no 60-day period described in the foregoing sentence shall apply to such Subsidiary).

SECTION 4.16. Effectiveness of Covenants.

(a) If on any date following the Issue Date, (i) the Notes have Investment Grade Ratings from two of three Rating Agencies and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), then, beginning on such date and continuing until the Reversion Date, the Issuer and its Restricted Subsidiaries shall not be subject to the following provisions of this Indenture (collectively, the “Suspended Covenants”): Section 4.07, Section 4.08, Section 4.09, Section 4.10, Section 4.11, Section 4.15, clause (4) of Section 5.01(a) and Section 5.01(c).

(b) In the event that the Issuer and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) the rating assigned to the Notes by two of three of the Rating Agencies is below an Investment Grade Rating, then the Issuer and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events.

(c) The period of time between (and including) the date of the Covenant Suspension Event and the Reversion Date (but excluding the Reversion Date) is referred to in this description as the “Suspension Period.” The Note Guarantees of the Guarantors will be suspended and/or released during the Suspension Period; provided that, such Note Guarantee shall not be released for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Senior Credit Facilities, in which case, such Note Guarantees will continue during the applicable Suspension Period. In the event of any such reinstatement, no action taken or omitted to be taken by the Issuer or any of its Restricted Subsidiaries prior to such reinstatement will give rise to a Default or Event of Default with respect to the Suspended Covenants under this Indenture; provided that, (1) with respect to Restricted Payments made on or after the Reversion Date and the capacity to make Restricted Payments, the amount of Restricted Payments made and the capacity to make Restricted Payments will be calculated as though Section 4.07 had been in effect prior to, but not during, the Suspension Period (including with respect to a Limited Condition Transaction entered into during the Suspension Period) and accordingly, Restricted Payments made or deemed to be made during the Suspension Period will not reduce the amount available to be made as Restricted Payments under Section 4.07, including clause (2) of Section 4.07(a), (2) all Indebtedness incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period (or deemed incurred or issued in connection with a Limited Condition Transaction entered into during the Suspension Period) will be deemed to have been incurred or issued pursuant to clause (j) of the second paragraph of Section 4.09, (3) no Subsidiaries shall be designated as Unrestricted Subsidiaries during any Suspension Period, unless such designation would have complied with Section 4.07 as if such covenant was in effect for the purposes of designating Unrestricted Subsidiaries from the Issue Date to the date of such designation, (4) any Affiliate Transaction entered into on or after the Reversion Date pursuant to an agreement entered into during any Suspension Period shall be deemed to be permitted pursuant to clause (e) of the second paragraph of Section 4.11, (5) any encumbrance or restriction on the ability of any Restricted Subsidiary that is not a Guarantor to take any action described in clauses (1) through (3) of the first paragraph of Section 4.08 that becomes effective during any Suspension Period shall be deemed to be permitted pursuant to clause (i) of the second paragraph of Section 4.08 and (6) all Investments made during the Suspension Period (or deemed made in connection with a Limited Condition Transaction entered into during the Suspension Period) will be classified as having been made pursuant to clause (f) of the definition of “Permitted Investments.” On the Reversion Date, the amount of Excess Proceeds shall be reset at zero. Upon any Reversion Date, the obligation to grant Note Guarantees pursuant to Section 4.15 will be reinstated and such Reversion Date will be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of such covenant, such that a Restricted Subsidiary shall have 60 days from such Reversion Date to provide a Note Guarantee that would have been required to have been provided during the Suspension Period had such covenant not been suspended.

(d) During the Suspension Period, the Issuer and its Restricted Subsidiaries will be entitled to incur Liens permitted under Section 4.12 (including, without limitation, Permitted Liens). To the extent such covenant and any Permitted Liens refer to one or more Suspended Covenants, such covenant or definition shall be interpreted as though such applicable Suspended Covenant(s) continued to be applicable during the Suspension Period (but solely for purposes of Section 4.12 and the “Permitted Liens” definition and for no other covenant).

(e) Notwithstanding that the Suspended Covenants may be reinstated after the Reversion Date, (1) no Default, Event of Default or breach of any kind will be deemed to exist or have occurred under the Notes, the Note Guarantees or this Indenture with respect to the Suspended Covenants, and none of the Issuer or any of its Subsidiaries shall bear any liability for any actions taken or events occurring during the Suspension Period (including any Limited Condition Transaction entered into during the Suspension Period), or any actions taken at any time pursuant to any contractual obligation entered into or arising during any Suspension Period, in each case as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or, upon termination of the Suspension Period or after that time, as a result of any action taken or event that occurred during the Suspension Period), and (2) following a Reversion Date, the Issuer and each Restricted Subsidiary will be permitted, without causing a Default or Event of Default, to honor, comply with or otherwise perform any contractual commitments or obligations arising during any Suspension Period and to consummate the transactions contemplated thereby (including any Limited Condition Transaction entered into during the Suspension Period).

(f) The Issuer shall deliver promptly to the Trustee an Officer’s Certificate notifying it of any such occurrence under this Section 4.16. The Trustee shall have no duty to monitor, inquire as to or ascertain compliance with the covenants described above or to determine whether a Covenant Suspension Event or Reversion Date has occurred or notify Holders of the same.

ARTICLE 5

SUCCESSORS

SECTION 5.01. Merger, Consolidation, Amalgamation or Sale of All or Substantially All Assets.

(a) The Issuer shall not merge, consolidate or amalgamate with or into or wind up into, consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Issuer and its Restricted Subsidiaries, taken as a whole, in one or more related transactions, to any Person (other than pursuant to the Transactions) unless:

(1) the Issuer is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation, winding up or Division (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia (the Issuer or such Person, as the case may be, being herein called the “Successor Company”); provided that in the case where the Successor Company of the Issuer is not a corporation, a co-issuer of the Notes is a corporation;

(2) the Successor Company (if other than the Issuer) expressly assumes all of the obligations of the Issuer under this Indenture and the Notes, in each case, pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Event of Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the Test Period,

(i) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to either (x) the Fixed Charge Coverage Ratio test or (y) the Consolidated Total Debt Ratio test, in each case, set forth in the first paragraph of Section 4.09, or

(ii) either (x) the Fixed Charge Coverage Ratio or (y) the Consolidated Total Debt Ratio, in each case, immediately after such transaction would be equal to or greater than the Fixed Charge Coverage Ratio or equal to or less than the Consolidated Total Debt Ratio, as applicable, of the Issuer immediately prior to such transaction; and

(5) the Successor Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, winding up, Division, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indentures or other documents or instruments, if any, comply with this Indenture.

(b) The Successor Company will succeed to and be substituted for the Issuer under this Indenture and the Notes and the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes. Notwithstanding clauses (3) and (4) of Section 5.01(a),

(1) any Restricted Subsidiary may merge, consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties and assets to the Issuer or any Restricted Subsidiary, and

(2) the Issuer may merge, consolidate or amalgamate with or into, wind up into, or consummate a Division as the Dividing Person with, an Affiliate of the Issuer solely for the purpose of reincorporating the Issuer in the United States, any state or territory thereof or the District of Columbia.

(c) Subject to the provisions described in this Indenture governing release of a Note Guarantee, no Subsidiary Guarantor shall, and the Issuer shall not permit a Subsidiary Guarantor to, merge, consolidate or amalgamate with or into or wind up into, consummate a Division as the Dividing Person (whether or not the Issuer or a Guarantor is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its and its Restricted Subsidiaries’ properties or assets, taken as a whole, in one or more related transactions, to any Person (other than pursuant to the Transactions) unless:

(1) (A) such Subsidiary Guarantor is the surviving Person or the Person formed by or surviving any such merger, consolidation, amalgamation, winding up or Division (if other than such Subsidiary Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or the laws of the United States, any state or territory thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”); and

(B) the Successor Guarantor, if other than such Subsidiary Guarantor, expressly assumes all the obligations of such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s related Note Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(C) the Successor Guarantor shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such merger, consolidation, amalgamation, winding up, Division, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture or other documents or instruments, if any, comply with this Indenture; or

(2) the transaction is not prohibited by Section 4.10.

(d) The Successor Guarantor will succeed to, and be substituted for, such Subsidiary Guarantor under this Indenture and such Subsidiary Guarantor’s Note Guarantee and such Subsidiary Guarantor will automatically be released and discharged from its obligations under this Indenture and such Subsidiary Guarantor’s Note Guarantee. Notwithstanding the foregoing, any Subsidiary Guarantor may (i) merge, consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose of all or part of its properties or assets to another Guarantor or the Issuer, (ii) merge, consolidate or amalgamate with or into, wind up into or consummate a Division as the Dividing Person with or into the Issuer or an Affiliate of the Issuer solely for the purpose of reincorporating or reorganizing such Subsidiary Guarantor in the United States, any state or territory thereof or the District of Columbia, (iii) convert into a corporation, partnership, limited partnership, limited liability company, trust or other entity organized or existing under the laws of the jurisdiction of organization of such Subsidiary Guarantor or a jurisdiction in the United States, any state or territory thereof or the District of Columbia or (iv) liquidate or dissolve or change its legal form if the Board of Directors or the senior management of the Issuer (or any Parent Company of the Issuer) determines in good faith that such action is in the best interests of the Issuer and is not materially disadvantageous to the Holders, in each case, without regard to the requirements set forth in Section 5.01(c).

SECTION 5.02. Assumption.

Notwithstanding anything to the contrary in this Article 5, the Transactions (including, without limitation, the Merger) shall be permitted under this Indenture with the only requirements under this Article 5 being that, on the date hereof, upon the consummation of the Merger, Merger Sub will merge with and into Covanta, with Covanta continuing as the surviving entity and assuming the obligations of Merger Sub under this Indenture by operation of law and pursuant to this Indenture, and upon consummation of the Merger, (i) Covanta hereby expressly assumes all of Merger Sub’s Obligations under the Notes and this Indenture on the terms and subject to the conditions set forth in this Indenture, and hereby agrees to be bound by all other applicable provisions of this Indenture applicable to the Issuer and to perform all of the obligations and agreements of the Issuer under this Indenture, (ii) Covanta is hereby substituted for, and may exercise every right and power of, Merger Sub and the Issuer, as applicable, under this Indenture with the same effect as if Covanta had been named as the initial Issuer in this Indenture, and Covanta is a successor corporation under this Indenture, and (iii) each of the Guarantors party hereto will hereby become parties to this Indenture, following which, each Guarantor shall fully and unconditionally guarantee on a senior unsecured basis, jointly and severally, all of the Issuer’s Obligations under this Indenture and the Notes, on the terms and subject to the conditions set forth in this Indenture, including but not limited to Article 10 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

SECTION 6.01. Events of Default.

(a) An “Event of Default” wherever used herein, means any one of the following events:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest on or with respect to the Notes;

(3) failure by the Issuer or any Restricted Subsidiary for 60 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in principal amount of the Notes then outstanding (with a copy to the Trustee) to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) or (2) above) contained in this Indenture or the Notes; provided that in the case of a failure to comply with Section 4.03, such period of continuance of such default or breach shall be 180 days after written notice described in this clause (3) has been given;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries (other than Indebtedness owed to the Issuer or a Restricted Subsidiary, any Permitted Receivables Financing or, with respect to Indebtedness consisting of Hedging Obligations, termination events or equivalent events pursuant to the terms of the relevant Hedge Agreement which are not the result of any default thereunder by the Issuer or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(i) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated final maturity; and

(ii) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, is in the aggregate equal to the greater of $100.0 million and 20.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries (or its foreign currency equivalent);

provided, that, this clause (4) shall not apply to Non-Recourse Debt of the Issuer or any of its Restricted Subsidiaries (except to the extent that the Issuer or any of its Restricted Subsidiaries that are not parties to such Non-Recourse Debt are directly liable for such Indebtedness (including pursuant to a guarantee, but excluding any Performance Guaranty), which individually or in the aggregate, exceeds the amount set forth under subclause (ii) above);

(5) failure by the Issuer or any Restricted Subsidiary that is a Significant Subsidiary (other than any Receivables Subsidiary) (or group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary, other than any Receivables Subsidiary) to pay final non-appealable judgments aggregating in excess of the greater of $100.0 million and 20.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied its obligation), which final non-appealable judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final and non-appealable, and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) (A) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary, other than a Receivables Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(i) commences proceedings to be adjudicated bankrupt or insolvent;

(ii) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(iii) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property; or

(iv) makes a general assignment for the benefit of its creditors;

(B) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief against the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Receivables Subsidiary), in a proceeding in which the Issuer or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Receivables Subsidiary, is to be adjudicated bankrupt or insolvent;

(ii) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Receivables Subsidiary), or for all or substantially all of the property of the Issuer or any such Significant Subsidiary or any such group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Receivables Subsidiary; or

(iii) orders the liquidation of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary other than a Receivables Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(7) any Note Guarantee of Holdings or any Subsidiary Guarantor that is a Significant Subsidiary (or group of Subsidiary Guarantors that together (as determined as of the most recent consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03) would constitute a Significant Subsidiary) ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or Holdings or any such Subsidiary Guarantor or such group of Subsidiary Guarantors denies or disaffirms its obligations under its Note Guarantee (other than by reason of the satisfaction in full of all obligations under this Indenture and discharge of this Indenture or the release of such Note Guarantee in accordance with the terms of this Indenture).

(b) In the event of any Event of Default specified in clause (4) of Section 6.01(a), such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 30 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) the requisite holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured.

(c) For the avoidance of doubt, failure to achieve one or more Sustainability Performance Targets shall not constitute a Default or an Event of Default with respect to the Notes.

SECTION 6.02. Acceleration; Noteholder Direction.

(a) If any Event of Default (other than an Event of Default specified in clause (6) of Section 6.01(a) with respect to the Issuer) occurs and is continuing under this Indenture, the Trustee (by notice to the Issuer) or the Holders of at least 30% in aggregate principal amount of the then total outstanding Notes (by Notice to the Issuer and the Trustee) may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately. Notwithstanding anything in this Indenture to the contrary, a notice of Default may not be given with respect to any action taken, any inaction that occurred or any event that took place and, in each case, was either reported publicly or reported to Holders, more than two years prior to such notice of Default. Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its direction to the Trustee.

(b) If, following the delivery of a Noteholder Direction, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officer’s Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of a Noteholder Direction, but prior to the acceleration of the Notes, the Issuer provides to the Trustee an Officer’s Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default shall be automatically stayed and the cure period with respect to any Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default.

(c) Notwithstanding anything in clause (a) or (b) of this Section 6.02 to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the third and fourth sentences of clause (a) of this Section 6.02.

(d) Upon the effectiveness of a declaration described in clause (a) of this Section 6.02, such principal and interest shall be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of Section 6.01(a) with respect to the Issuer, the principal of and interest on all outstanding Notes shall become due and payable without further action or notice. The Trustee shall have no obligation to accelerate the Notes if in the reasonable judgment of the Trustee, acceleration is not in the interest of the Holders.

(e) The Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Section 6.02, shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officer’s Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability or responsibility to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction or to determine whether or not any Holder has delivered a Position Representation or that such Position Representation conforms with this Indenture or any other agreement.

(f) (i) If a Default for a failure to report or failure to deliver a required certificate in connection with another default (such other default, the “Initial Default”) occurs, then at the time such Initial Default is cured, the Default for a failure to report or failure to deliver a required certificate in connection with the Initial Default will also be cured without any further action and (ii) any Default or Event of Default for the failure to comply with the time periods prescribed under Section 4.03 or otherwise to deliver any notice or certificate pursuant to any other provision of this Indenture shall be deemed to be cured upon the delivery of any such report required by Section 4.03 or such notice or certificate, as applicable, even though such delivery is not within the prescribed period specified in this Indenture. Any time period specified in this Indenture to cure any actual or alleged Default or Event of Default may be extended or stayed by a court of competent jurisdiction.

SECTION 6.03. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.04. Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under this Indenture, except a continuing Default or Event of Default in the payment of the principal of, premium, if any, or interest on, any Note held by a non-consenting Holder, and may rescind any acceleration and its consequences with respect to the Notes; provided such rescission would not conflict with any judgment of a court of competent jurisdiction. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.05. Control by Majority.

Holders of a majority in aggregate principal amount of the outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability (it being understood that the Trustee has no duty to determine whether any action is prejudicial to any Holder). Prior to taking any action under this Indenture, the Trustee will be entitled to indemnification or security satisfactory to it against all fees, losses, liabilities and expenses caused by taking or not taking any action.

SECTION 6.06. Limitation on Suits.

Subject to Sections 6.07 and 7.01, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered, and, if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense. No Holder may pursue any remedy with respect to the Notes or this Indenture unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 30% in aggregate principal amount of the total outstanding Notes have requested the Trustee in writing to pursue the remedy;

(3) Holders have offered and, if requested, provided to the Trustee indemnity or security reasonably satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the total then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

SECTION 6.07. Rights of Holders to Receive Payment.

Notwithstanding any other provision of this Indenture (including, without limitation, Section 6.06), the contractual right expressly set forth in this Indenture or the Notes of any Holder to receive payment of principal of, premium, if any, or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or purchase date expressed in this Indenture or the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be amended without the consent of such Holder.

SECTION 6.08. Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a)(1) or (2) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.09. Restoration of Rights and Remedies.

If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.10. Rights and Remedies Cumulative.

Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.11. Delay or Omission Not Waiver.

No delay or omission of the Trustee or of any Holder to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

SECTION 6.12. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including the Guarantors), its creditors or its property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.13. Priorities.

If the Trustee collects any money or property pursuant to this Article 6 or, after an Event of Default, any money or other property distributable in respect of the Issuer’s obligations under this Indenture, it shall pay out the money or property in the following order:

(i) first to the Trustee (including any predecessor trustee) and its agents and attorneys for amounts due under Section 7.07, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

(ii) to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(iii) to the Issuer or to such party as a court of competent jurisdiction shall direct, including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

SECTION 6.14. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE 7

TRUSTEE

SECTION 7.01. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing (which shall not be cured and which shall actually be known to a Responsible Officer of the Trustee), the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) Except during the continuance of an Event of Default:

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts, statements, opinions or conclusions stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this Section 7.01(c) does not limit the effect of Section 7.01(b) or 7.01(g);

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.01.

(e) The Trustee shall be under no obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense, with respect to such exercise.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(g) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it.

SECTION 7.02. Rights of Trustee.

Subject to the provisions of Section 7.01:

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee shall not be bound to make any investigation into any fact or matter stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficient if signed by an Officer of the Issuer. Any request or direction of the Issuer mentioned herein shall be sufficiently evidenced by an Issuer Order.

(f) The Trustee shall not be deemed to have notice of any Default or Event of Default unless written notice of any event which is in fact such a Default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture.

(g) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(h) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(i) The Trustee may request that the Issuer and any Guarantor deliver a certificate setting forth the names of the individuals and/or titles of Officers (with specimen signatures) authorized at such times to take specific actions pursuant to this Indenture, which certificate may be signed by any person specified as so authorized in any certificate previously delivered and not superseded.

(j) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(k) The permissive rights of the Trustee to take or refrain from taking any actions enumerated herein shall not be construed as a duty.

SECTION 7.03. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate such conflict within 90 days or resign as Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11.

SECTION 7.04. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity, sufficiency or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication. The Trustee shall not be responsible to make any calculation with respect to any matter under this Indenture. The Trustee shall have no duty to monitor or investigate the Issuer’s compliance with or the breach of, or cause to be performed or observed, any representation, warranty, or covenant, or agreement of any Person, other than the Trustee, made in this Indenture or to determine whether a Covenant Suspension Event or Reversion Date has occurred or notify Holders of the same.

The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuer or any Guarantor under this Indenture. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture; the validity, enforceability or collectability of any Obligations under this Indenture; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture.

SECTION 7.05. Notice of Defaults.

If a Default occurs and is continuing and if it is actually known to a Responsible Officer of the Trustee, the Trustee shall send to Holders a notice of the Default within 90 days after it is known to the Trustee. Except in the case of a Default relating to the payment of principal, premium, if any, or interest on any Note, the Trustee may withhold from the Holders notice of any continuing Default if it in good faith determines that withholding the notice is in the interests of the Holders.

SECTION 7.06. Reports by Trustee to Holders.

Within 60 days after each May 15, beginning with May 15, 2022, and for so long as Notes remain outstanding, the Trustee shall send to the Holders a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) (but if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with Trust Indenture Act Section 313(b)(2). The Trustee shall also send all reports as required by Trust Indenture Act Section 313(c).

A copy of each report at the time it is sent to the Holders shall be sent to the Issuer and filed with the SEC and each stock exchange (if any) on which the Notes are listed in accordance with Trust Indenture Act Section 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange and of any delisting thereof.

SECTION 7.07. Compensation and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify each of the Trustee or any predecessor Trustee and their officers, agents, directors and employees for, and hold them harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses), including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the costs and expenses of enforcing this Indenture against the Issuer or any of the Guarantors (including this Section 7.07) or defending itself against any claim whether asserted by any Holder, the Issuer, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder). The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder and the Trustee shall not incur any liability it if fails to so notify. The Issuer shall defend the claim and the Trustee may have separate counsel and the Issuer shall pay the fees and expenses of such counsel. The Issuer need not reimburse any expense or indemnify against any loss, liability or expense determined to have been caused by the Trustee’s own willful misconduct or gross negligence.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.07, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal and interest on particular Notes.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(6) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

The Trustee shall comply with the provisions of Trust Indenture Act Section 313(b)(2) to the extent applicable.

“Trustee” for purposes of this Section 7.07 shall include any predecessor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

The provisions of this Section 7.07 shall survive the satisfaction and discharge of this Indenture, the earlier resignation or removal of the Trustee or the termination for any reason of this Indenture.

SECTION 7.08. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall send a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Issuer’s obligations under Section 7.07 shall continue for the benefit of the retiring Trustee.

SECTION 7.09. Successor Trustee by Merger, etc.

Any organization or entity into which the Trustee may be merged or converted or with which it may be consolidated, or any organization or entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any organization or entity succeeding to all or substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such organization or entity shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a Person organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of Trust Indenture Act Sections 310(a)(1), (2) and (5). The Trustee is subject to Trust Indenture Act Section 310(b).

SECTION 7.11. Preferential Collection of Claims Against Issuer.

The Trustee is subject to Trust Indenture Act Section 311(a), excluding any creditor relationship listed in Trust Indenture Act Section 311(b). A Trustee who has resigned or been removed shall be subject to Trust Indenture Act Section 311(a) to the extent indicated therein.

SECTION 7.12. Certain Tax Matters.

In order to comply with applicable tax laws (inclusive of rules, regulations and interpretations promulgated by competent authorities) related to this Indenture in effect from time to time (“Applicable Law”) that a foreign financial institution, issuer, trustee, paying agent or other party is or has agreed to be subject to, the Issuer agrees (i) to use commercially reasonable efforts to provide to the Trustee sufficient information about the parties and/or transactions related to this Indenture and the Notes (including any modification to the terms of such transactions) so the Trustee can determine whether it has tax related obligations under Applicable Law, and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments to the extent necessary to comply with Applicable Law for which the Trustee shall not have any liability. The terms of this Section 7.12 shall survive the termination of this Indenture.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.01. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at its option and at any time, elect to have either Section 8.02 or 8.03 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article 8.

SECTION 8.02. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their Obligations with respect to all outstanding Notes, this Indenture and Note Guarantees on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (a) and (b) below, and to have satisfied all its other Obligations under such Notes and this Indenture, and to have the Obligations of each of the Guarantors discharged with respect to its Note Guarantee (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same) and to have cured all then existing Events of Default, except for the following provisions which shall survive until otherwise terminated or discharged under this Indenture:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04;

(b) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuer may exercise its option under this Section 8.02 notwithstanding the prior exercise of their option under Section 8.03.

SECTION 8.03. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their obligations under the covenants contained in Sections 4.03, 4.04, 4.05, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14 and 4.15 and clauses (3), (4) and (5) of Section 5.01(a), Section 5.01(c) and Section 5.01(d) with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 are satisfied (“Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes under this Indenture (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer and its Restricted Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(a)(3), 6.01(a)(4), 6.01(a)(5), 6.01(a)(6) (solely with respect to Restricted Subsidiaries that are Significant Subsidiaries and any group of Restricted Subsidiaries that taken together would constitute a Significant Subsidiary) and 6.01(a)(7) shall not constitute Events of Default.

SECTION 8.04. Conditions to Legal or Covenant Defeasance.

The following shall be the conditions to the application of either Section 8.02 or 8.03 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in such amounts (including scheduled payments thereon) as will be sufficient, in the opinion of an Independent Financial Advisor, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular Redemption Date; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium calculated as of the date of the notice of redemption, with any deficit as of the date of redemption (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel from counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness, and, in each case the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith);

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

SECTION 8.05. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06, all money and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of an Independent Financial Advisor expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.06. Repayment to Issuer.

Subject to applicable abandoned property law, the Trustee and each Paying Agent shall promptly turn over to the Issuer upon receipt of an Issuer Order any excess money or securities held by them upon payment of all the obligations under this Indenture. Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium or interest on any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall be paid to the Issuer on its request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.07. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuer’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided that, if the Issuer makes any payment of principal of, premium or interest on any Note following the reinstatement of their obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.01. Without Consent of Holders.

Notwithstanding Section 9.02, the Issuer, any Guarantor (only with respect to its Note Guarantee and excluding any amendment or supplement the sole purpose of which is to add an additional Guarantor) and the Trustee, without the consent of any Holders, may amend the Notes, the Note Guarantee or this Indenture, for any of the following purposes:

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to comply with Article 5;

(4) to provide for the assumption of the Issuer’s or any Guarantor’s obligations to the Holders pursuant to the terms of this Indenture;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(8) to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act, if applicable;

(9) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee or a successor paying agent hereunder pursuant to the requirements hereof;

(10) to add a Guarantor, a guarantee of a Parent Company or a co-obligor of the Notes under this Indenture;

(11) to conform the text of this Indenture, the Notes or the Note Guarantees to any provision of the “Description of the Notes” section of the Offering Memorandum to the extent that such provision in such “Description of the Notes” section was intended to be a verbatim recitation of a provision of this Indenture, the Notes or the Note Guarantees;

(12) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(13) to secure the Notes and/or the related Note Guarantees;

(14) to release any Guarantor from its Note Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(15) to release and discharge any Lien securing the Notes when permitted by this Indenture (including pursuant to Section 4.12(b) and including any release of any Lien that is not then otherwise required by this Indenture to be pledged as security for the Notes); or

(16) to comply with the rules of any applicable securities depositary.

Upon the request of the Issuer, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Issuer and the Guarantors in the execution of any amended or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affect its own rights, duties or immunities under this Indenture or otherwise. Notwithstanding the foregoing, neither an Opinion of Counsel nor an Officer ‘s Certificate shall be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor and the Trustee of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

SECTION 9.02. With Consent of Holders.

Except as provided below in this Section 9.02, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes and any Note Guarantee with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents or waivers obtained in connection with a purchase or tender offer (including a Change of Control Offer) or exchange offer for, or purchase of, the Notes), and, subject to Sections 6.04 and 6.07, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, the Notes or any Note Guarantee may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including Additional Notes, if any) voting as a single class (including, without limitation, consents or waivers obtained in connection with a purchase or tender offer (including a Change of Control Offer) or exchange offer for, or purchase of, the Notes). Section 2.08 and Section 2.09 shall determine which Notes are considered to be “outstanding” for the purposes of this Section 9.02.

Upon the request of the Issuer and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Issuer in the execution of such amended or supplemental indenture unless such amended or supplemental indenture directly affect the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall deliver to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to deliver such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder, an amendment or waiver under this Section 9.02 may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or reduce the premium payable upon the redemption of such Notes or change the time at which such Notes may be redeemed under Section 3.07; provided that any amendment to the minimum notice requirement may be made with the consent of the Holders of a majority in aggregate principal amount of the Notes then outstanding;

(3) reduce the rate of or change the time for payment of interest on any Note (excluding the Additional Sustainability Premium);

(4) waive a Default or Event of Default in (a) the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the outstanding Notes and a waiver of the payment default that resulted from such acceleration, or (b) in respect of a covenant or provision contained in this Indenture or any Note Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in these amendment and waiver provisions;

(8) amend the contractual right expressly set forth in this Indenture or any Note of any Holder to institute suit for the enforcement of any payment of principal, premium, if any, and interest on such Holder’s Notes on or after the due dates therefor;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by this Indenture, modify the Note Guarantees of any Significant Subsidiary in any manner materially adverse to the Holders.

SECTION 9.03. [Reserved].

SECTION 9.04. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

SECTION 9.05. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.06. Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment, supplement or waiver until its Board approves it. In executing any amendment, supplement or waiver, the Trustee shall receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 13.03, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuer and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof.

ARTICLE 10

GUARANTEES

SECTION 10.01. Guarantee.

Subject to this Article 10, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, as primary obligor and not merely as surety, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuer hereunder or thereunder, that: (a) the principal of, interest and premium on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuer to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection.

The Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives (to the extent permitted by law) diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Note Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder or the Trustee is required by any court or otherwise to return to the Issuer, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuer or the Guarantors, any amount paid either to the Trustee or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantees.

Each Note Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against the Issuer for liquidation or reorganization, should the Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of the Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Notes are, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Note Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Note Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Note Guarantee issued by any Guarantor shall be a general senior obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor (including its guarantee of all Obligations under the Senior Credit Facilities and the Existing Notes).

Each payment to be made by a Guarantor in respect of its Note Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

SECTION 10.02. Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Note Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law. Each Guarantor that makes a payment under its Note Guarantee shall be entitled upon payment in full of all guaranteed Obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

SECTION 10.03. Execution and Delivery.

In order evidence its Note Guarantee set forth in Section 10.01, (x) on the date hereof, each Guarantor party hereto agrees to execute and deliver this Indenture on behalf of such Guarantor by one of its authorized officers, and (y) from and after the date hereof, each subsequent Guarantor hereby agrees that a supplemental indenture substantially in the form of Exhibit D hereto shall be executed on behalf of such Guarantor by one of its authorized officers.

.

The provisions set forth in this Article 10 will only become operative concurrently with the consummation of the Merger and the execution and delivery of this Indenture. Each Guarantor hereby agrees that its Note Guarantee set forth in Section 10.01 shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

If an Officer whose signature is on this Indenture no longer holds that office at the time the Trustee authenticates the Note, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15, the Issuer shall cause any Domestic Subsidiary to comply with the provisions of Section 4.15 and this Article 10, to the extent applicable.

SECTION 10.04. Subrogation.

Each Guarantor shall be subrogated to all rights of Holders against the Issuer in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuer under this Indenture and the Notes shall have been paid in full.

SECTION 10.05. Benefits Acknowledged.

Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Note Guarantee are knowingly made in contemplation of such benefits.

SECTION 10.06. Release of Note Guarantees.

A Note Guarantee by a Guarantor shall be automatically and unconditionally released and discharged, and no further action by such Guarantor, the Issuer or the Trustee is required for the release of such Guarantor’s Note Guarantee:

(a) in the case of a Subsidiary Guarantor, upon any sale, exchange, issuance, transfer or other disposition (by merger, consolidation, amalgamation, dividend, distribution or otherwise) of (i) the Capital Stock of such Subsidiary Guarantor, after which such Subsidiary Guarantor is no longer a Restricted Subsidiary, or (ii) all or substantially all of the assets of such Subsidiary Guarantor, in each case, if such sale, exchange, issuance, transfer or other disposition is not prohibited by the applicable provisions of this Indenture;

(b) (A) upon the release or discharge of the guarantee by such Guarantor of the obligations under the Senior Credit Facilities, (B) upon the release or discharge of such other guarantee that required such Guarantor to provide such Note Guarantee pursuant to Section 4.15 or (C) in the case of a Note Guarantee required to be provided pursuant to clause (ii) or (iii) of Section 4.15, upon a reduction in aggregate principal amount of the Indebtedness or capital markets debt securities, as the case may be, being guaranteed by such Guarantor that resulted in such Guarantor providing such Note Guarantee to $350.0 million or less, except (x) in the case of clauses (A) and (B), a discharge or release by or as a result of payment under such guarantee after the occurrence of a payment default or acceleration thereunder (it being understood that a release subject to a contingent reinstatement is still a release) and (y) in all cases, if at the time of the release and discharge of such Note Guarantee, such Guarantor would be required to guarantee the Notes pursuant to any of the provisions of Section 4.15;

(c) in the case of a Subsidiary Guarantor, upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture;

(d) upon the Issuer exercising its Legal Defeasance option or Covenant Defeasance option in accordance with Article 8 or the Issuer’s obligations under this Indenture being discharged in accordance with the terms of this Indenture;

(e) in the case of a Subsidiary Guarantor, upon the merger, amalgamation, consolidation or winding up of such Subsidiary Guarantor with and into the Issuer or another Guarantor that is the surviving Person in such merger, amalgamation, consolidation or winding up, or upon the liquidation of such Subsidiary Guarantor;

(f) in the case of a Subsidiary Guarantor, upon the occurrence of a Covenant Suspension Event; provided that (i) such Note Guarantee shall not be released pursuant to this clause (f) for so long as such Subsidiary Guarantor is an obligor with respect to any Indebtedness under the Senior Credit Facilities and (ii) such Note Guarantee shall be reinstated upon the occurrence of the Reversion Date;

(g) in the case of a Parent Guarantor, upon (i) such Parent Guarantor becoming “Previous Holdings” in accordance with clause (ii) of the definition of “Holdings” and (ii) the assumption by the applicable New Holdings of all obligations of such Previous Holdings under this Indenture pursuant to a supplemental indenture or other applicable documents or instruments; or

(h) as described under Article 9 hereof.

SECTION 10.07. Effectiveness of Guarantees.

This Indenture shall be effective upon its execution and delivery by the parties hereto. The provisions set forth in this Article 10 will only become operative concurrently with the consummation of the Merger and the execution and delivery of this Indenture.

ARTICLE 11

SATISFACTION AND DISCHARGE

SECTION 11.01. Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes when:

(1) either:

(i) all Notes theretofore authenticated and delivered (except mutilated, destroyed, lost or stolen Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust) have been delivered to the Trustee for cancellation; or

(ii) (A) all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable by reason of the making of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer;

(B) the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, U.S. Government Obligations, or a combination thereof, in an amount (including scheduled payments thereon) sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and accrued interest to the date of such deposit (in the case of Notes which have become due and payable) or to the date of maturity or redemption, as the case may be; provided, that upon any redemption that requires the payment of the Applicable Premium, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the Applicable Premium, calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the date of redemption. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee simultaneously with the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(C) no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit or any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under any, material agreement or material instrument (other than this Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound (other than that resulting from borrowing funds to be applied to make such deposit and any similar and simultaneous deposit relating to other Indebtedness and, in each case, the granting of Liens in connection therewith); and

(D) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the Redemption Date, as the case may be.

(2) the Issuer has paid or caused to be paid all other sums payable by it under this Indenture; and

(3) the Issuer has delivered an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) to the Trustee stating that all conditions precedent to satisfaction and discharge have been complied with. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (ii)(A), (B), (C) and (D) above.

Notwithstanding the satisfaction and discharge of this Indenture, if money shall have been deposited with the Trustee pursuant to subclause (ii)(B) of clause (1) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 shall survive.

SECTION 11.02. Application of Trust Money.

Subject to the provisions of Section 8.06, all money deposited with the Trustee pursuant to Section 11.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Issuer acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal, premium and interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Obligations in accordance with Section 11.01 by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01; provided that if the Issuer has made any payment of principal of, premium or interest on any Notes because of the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE 12

[RESERVED]

ARTICLE 13

MISCELLANEOUS

SECTION 13.01. Notices.

Any notice or communication by the Issuer, any Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), fax or overnight air courier guaranteeing next day delivery, to the others’ address, or given electronically:

If to the Issuer and/or any Guarantor:

Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Attention: General Counsel

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Kirkland & Ellis LLP

601 Lexington Avenue

New York, New York 10022

Facsimile: (212) 455-2502

Attention: Michael Kim, P.C. and Jennifer L. Baumgarten

Email: michael.kim@kirkland.com; jennifer.baumgarten@kirkland.com

If to the Trustee:

U.S. Bank National Association

EP-MN-WS3C

60 Livingston Avenue

Saint Paul, Minnesota 55107

Fax No.: (651) 466-7430

Attention: Global Corporate Trust

The Issuer, any Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

Notices given by publication (including posting of information as contemplated by the provisions described under Section 4.03) will be deemed given on the first date on which publication is made, notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing or transmitting, notices sent by overnight delivery service will be deemed given on the next Business Day after timely delivery to the courier and notices given electronically will be deemed given when sent. Notice given in accordance with the procedures of DTC will be deemed given on the date sent to DTC. Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee at the same time.

The Trustee agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods. If the Issuer, any Guarantor or any Holder elects to give the Trustee e-mail or facsimile instructions (or instructions by a similar electronic method) and the Trustee in its discretion elects to act upon such instructions, the Trustee’s understanding of such instructions shall be deemed controlling. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such instructions notwithstanding if such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 13.02. Communication by Holders with Other Holders.

Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

SECTION 13.03. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer or any of the Guarantors to the Trustee to take any action under this Indenture, the Issuer or such Guarantor, as the case may be, shall furnish to the Trustee:

(a) An Officer’s Certificate (which shall include the statements set forth in Section 13.04) stating that, in the opinion of the signatory thereto, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b) An Opinion of Counsel (which shall include the statements set forth in Section 13.04) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been complied with.

SECTION 13.04. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

SECTION 13.05. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION 13.06. No Personal Liability of Directors, Managers, Officers, Employees and Stockholders.

No past, present or future director, manager, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies or entities, as such, shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Note Guarantees or this Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

SECTION 13.07. Governing Law; Jurisdiction.

THIS INDENTURE, THE NOTES AND ANY NOTE GUARANTEE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS INDENTURE AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE RESIDING IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS INDENTURE, EACH OF THE PARTIES HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS INDENTURE BROUGHT IN THE COURTS REFERRED TO ABOVE AND TO THE FULLEST EXTENT IT MAY DO SO UNDER APPLICABLE LAW HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

SECTION 13.08. Waiver of Jury Trial.

EACH OF THE ISSUER, THE GUARANTORS AND THE TRUSTEE, AND EACH HOLDER BY ITS ACCEPTANCE THEREOF, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 13.09. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, epidemics, pandemics, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services.

SECTION 13.10. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or the Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 13.11. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors.

SECTION 13.12. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 13.13. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterpart of a signature page to this Indenture by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) (including any electronic signature complying with the New York Electronic Signatures and Records Act (N.Y. State Tech. §§ 301-309), as amended from time to time, or other applicable law) shall be effective as delivery of a manually executed counterpart thereof. The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based recordkeeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Further, all notices, approvals, consents, requests and any communications hereunder must be in writing, provided that any communication sent to the Trustee that is required to be signed must be in the form of a documents that is signed manually or by way of a digital signature provided by DocuSign, AdobeSign or such other digital signature provider as specified by the Issuer to the Trustee.

SECTION 13.14. Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 13.15. USA PATRIOT Act.

The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Issuer agrees that it will provide the Trustee with information about the Issuer as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.

COVERT MERGECO, INC.

By:	/s/ Nathalie Brabers
	Name:	Nathalie Brabers
	Title:	President

By:	/s/ Ivana Milos
	Name:	Ivana Milos
	Title:	Secretary

COVERT INTERMEDIATE, INC.

By:	/s/ Nathalie Brabers
	Name:	Nathalie Brabers
	Title:	President

By:	/s/ Ivana Milos
	Name:	Ivana Milos
	Title:	Secretary

COVANTA HOLDING CORPORATION, as Company

By:	/s/ Bradford Helgeson
	Name:	Bradford Helgeson
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

COVANTA HUNTSVILLE, INC.
ENVIRONMENTAL PHARMACEUTICALS, LLC COVANTA STANISLAUS, INC.
COVANTA BRISTOL, INC.
CHESAPEAKE WASTE SOLUTIONS, LLC
COVANTA 4RECOVERY TRANSFER SYSTEMS LLC COVANTA ABINGTON TRANSFER SOLUTIONS LLC
COVANTA ARC LLC
COVANTA CAMDEN GP, LLC
COVANTA COMPANY OF SEMASS, LLC
COVANTA DELAWARE VALLEY II, LLC
COVANTA DELAWARE VALLEY OP, LLC
COVANTA ENERGY AMERICAS, INC.
COVANTA ENERGY GROUP, LLC
COVANTA ENERGY MARKETING LLC
COVANTA ENERGY, LLC
COVANTA ENVIRONMENTAL SOLUTIONS, LLC COVANTA ESSEX II, LLC
COVANTA ESSEX LLC
COVANTA HARRISBURG, INC.
COVANTA HEMPSTEAD II, LLC
COVANTA HUNTINGTON, LLC
COVANTA LONG BEACH RENEWABLE ENERGY CORP.
COVANTA METALS MARKETING LLC COVANTA NIAGARA I, LLC
COVANTA PLYMOUTH RENEWABLE ENERGY, LLC
COVANTA POWER INTERNATIONAL HOLDINGS, INC.
COVANTA PROJECTS, LLC
COVANTA SECONN LLC
COVANTA SUSTAINABLE SOLUTIONS, LLC COVANTA TULSA RENEWABLE ENERGY, LLC COVANTA YORK RENEWABLE ENERGY LLC
MSW ENERGY FINANCE CO. II, INC. each as a Guarantor

By:	/s/ Bradford Helgeson
Name:	Bradford Helgeson
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

COVANTA DADE METALS RECOVERY LLC
COVANTA DADE RENEWABLE ENERGY, LLC
COVANTA HILLSBOROUGH, INC.
COVANTA LAKE II, INC.
COVANTA LEE, INC.
COVANTA PASCO, INC.
WASTE RECOVERY SOLUTIONS, LLC
COVANTA HONOLULU RESOURCE RECOVERY VENTURE, LLC
COVANTA INDIANAPOLIS, INC.
COVANTA MONTGOMERY, INC.
COVANTA HAVERHILL ASSOCIATES, LLC
COVANTA HAVERHILL, INC.
PEABODY MONOFILL ASSOCIATES, INC.
COVANTA KENT, INC.
COVANTA OPERATIONS OF UNION, LLC
COVANTA BABYLON, INC.
COVANTA MACARTHUR RENEWABLE ENERGY, INC.
INDUSTRIAL OIL TANK SERVICE CORPORATION GARCO, INC.
COVANTA MARION LAND CORP.
COVANTA MARION, INC.
COVANTA LANCASTER, INC.
COVANTA ALEXANDRIA/ARLINGTON, LLC COVANTA FAIRFAX, LLC
ADVANCED WASTE SERVICES OF INDIANA, LLC
COVANTA ENVIRONMENTAL SOLUTIONS CARRIERS II, LLC. each as a Guarantor

By:	/s/ Bradford Helgeson
Name:	Bradford Helgeson
Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

SEMASS PARTNERSHIP

By: Covanta Company of SEMASS, LLC, its General Partner

By:	/s/ Bradford Helgeson
	Name:	Bradford Helgeson
	Title:	Executive Vice President and Chief Financial Officer

CAMDEN COUNTY ENERGY
RECOVERY ASSOCIATES, L.P.

By: Covanta Camden GP, LLC, its General Partner

By:	/s/ Bradford Helgeson
	Name:	Bradford Helgeson
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

COVANTA HEMPSTEAD COMPANY

By: Covanta ARC LLC, its partner

By:	/s/ Bradford Helgeson
	Name:	Bradford Helgeson
	Title:	Executive Vice President and Chief Financial Officer

By: Covanta Hempstead II, LLC, its partner

By:	/s/ Bradford Helgeson
	Name:	Bradford Helgeson
	Title:	Executive Vice President and Chief Financial Officer

COVANTA DELAWARE VALLEY, L.P.

By: Covanta ARC LLC, its General Partner

By:	/s/ Bradford Helgeson
	Name:	Bradford Helgeson
	Title:	Executive Vice President and Chief Financial Officer

COVANTA ESSEX COMPANY

By: Covanta Essex LLC, its General Partner

By:	/s/ Bradford Helgeson
	Name:	Bradford Helgeson
	Title:	Executive Vice President and Chief Financial Officer

By: Covanta Essex II, LLC, its General Partner

By:	/s/ Bradford Helgeson
	Name:	Bradford Helgeson
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joshua A. Hahn
	Name:	Joshua A. Hahn
	Title:	Vice President

[Signature Page to Indenture]

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

Exh. A-1

CUSIP [                ]1

ISIN [                ]2

[RULE 144A][REGULATION S] GLOBAL NOTE

4.875% Sustainability-Linked Senior Notes due 2029

No. ___	[$______________]

COVERT MERGECO, INC.

to be merged with and into

COVANTA HOLDING CORPORATION

             promises to pay to CEDE & CO. or registered assigns, the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto]3 [of _______________ United States Dollars]4 on December 1, 2029.

Interest Payment Dates: June 1 and December 1

Record Dates: May 15 and November 15

[1]	Rule 144A Note CUSIP: 22303X AA3
Regulation S Note CUSIP: U2202C AA0
[2]	Rule 144A Note ISIN: US22303XAA37
Regulation S Note ISIN: USU2202CAA00
[3]	Use bracketed language for a Global Note.
[4]	Use bracketed language for a Definitive Note

Exh. A-2

IN WITNESS HEREOF, the Issuer has caused this instrument to be duly executed.

Dated:

COVERT MERGECO, INC.

By:
Name:
Title:

Exh. A-3

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Notes referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Exh. A-4

[Back of Note]

4.875% Sustainability-Linked Senior Notes due 2029

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. INTEREST. The Issuer promises to pay interest on the principal amount of this Note at 4.875% per annum (the “Original Interest Rate”) from November 30, 20215 until maturity; provided, that the interest rate shall be subject to adjustment as described in the immediately following paragraph. As used herein, the term “Issuer” shall refer to, (i) prior to the consummation of the Merger, Merger Sub and not any of its Subsidiaries and (ii) from and after the consummation of the Merger, Covanta and not any of its Subsidiaries, or in each case, its respective successors.

From and including June 1, 2026 (the “Step-up Date”), the first day of the next interest period following the Certification Date, the interest rate payable on this Note shall increase by: (1) 0.125% per annum unless the Issuer has achieved the Sustainably Processed Waste Target as of the Testing Date; and (2) 0.125% per annum unless the Issuer has achieved the Waste Recycled/Reused Target as of the Testing Date (such interest rate, the “Subsequent Rate of Interest”), in each case, as certified by the Issuer to the Trustee in an Officer’s Certificate (which shall include the Limited Assurance Letter as an exhibit thereto) on or prior to the Certification Date; provided, that, for the avoidance of doubt: (1) the interest rate on this Note shall not increase from the Original Interest Rate on the Step-up Date if the Issuer has achieved the two Sustainability Performance Targets as of the Testing Date and certified to such on or prior to the Certification Date; (2) the increase in the interest rate on this Note on the Step-up Date shall not exceed a total of 0.125% if the Issuer has achieved one of the two Sustainability Performance Targets as of the Testing Date and certified to such on or prior to the Certification Date; and (3) in no event shall the total increase in the interest rate on this Note on the Step-up Date exceed 0.250% (this being the consequence of the Issuer failing to achieve any of the two Sustainability Performance Targets on the Testing Date and failing to certify to achievement on or prior to the Certification Date). Whenever in this Note there is mentioned, in any context, the payment of amounts based upon the principal amount of this Note or of principal, interest or of any other amount payable under, or with respect to, this Note, such mention shall be deemed to include mention of the payment of interest for this Note calculated at the Subsequent Rate of Interest, as context may require, to the extent that, in such context, interest calculated at the Subsequent Rate of Interest is, was or would be payable in respect thereof.

The Issuer will pay interest semi-annually in arrears on June 1 and December 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance; provided that the first Interest Payment Date shall be June 1, 20224. The Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the Notes; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the interest rate on the Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. METHOD OF PAYMENT. The Issuer will pay interest on the Notes to the Persons who are registered Holders of Notes at the close of business on the May 15 or November 15 (whether or not a Business Day), as the case may be, next preceding the Interest Payment Date, even if such Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders or by wire transfer; provided that all payments of principal of and interest and premium, if any, on all Global Notes shall be made in accordance with the Depositary’s Applicable Procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. If a payment date is not a Business Day at the place of payment, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period. If a regular record date is not a Business Day, the record date shall not be affected.

[5]	With respect to the Initial Notes.

Exh. A-5

3. PAYING AGENT AND REGISTRAR. Initially, U.S. Bank National Association, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuer issued the Notes under an Indenture, dated as of November 30, 2021 (the “Indenture”), among the Issuer, the Guarantors party thereto from time to time and the Trustee. This Note is one of a duly authorized issue of notes of the Issuer designated as its 4.875% Sustainability-Linked Senior Notes due 2029. The Issuer shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.09 of the Indenture. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The Notes are subject to optional redemption, and may be the subject of a Change of Control Offer and an Asset Sale Offer (or an Alternate Offer or Advance Offer, as applicable), as further described in the Indenture. The Issuer shall not be required to make any mandatory or sinking fund payments with respect to the Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer need not exchange or register the transfer of any Note or portion of a Note selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Asset Sale Offer, Alternate Offer, Advance Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Note being redeemed in part. Also, the Issuer need not exchange or register the transfer of any Notes for a period of 15 days before delivering a notice of redemption of Notes to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the Note Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee and the Holders shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

11. GOVERNING LAW. THE INDENTURE, THE NOTES AND THE NOTE GUARANTEES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

12. CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP numbers to be printed on the Notes and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

Exh. A-6

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

[Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Attention: General Counsel]

Exh. A-7

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ___________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:* ____________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exh. A-8

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or 4.14 of the Indenture, check the appropriate box below:

[    ] Section 4.10                [    ] Section 4.14

If you want to elect to have only part of this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$________________

Date: __________________

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee:* ____________________________

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Exh. A-9

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $_____________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

*	This schedule should be included only if the Note is issued in global form.

Exh. A-10

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

[Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Attention: General Counsel]

U.S. Bank National Association

EP-MN-WS3C

60 Livingston Avenue

Saint Paul, Minnesota 55107

Fax No.: (651) 466-7430

Attention: Global Corporate Trust

Re:    4.875% Sustainability-Linked Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of November 30, 2021 (the “Indenture”), among Covert Mergeco, Inc., a Delaware corporation (“Merger Sub”), Covanta Holding Corporation, a Delaware corporation (“Covanta”), the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_____________ in such Note[s] or interests (the “Transfer”), to ______________ (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE 144A GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE REGULATION S GLOBAL NOTE OR A DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S under the Securities Act (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an initial purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

Exh. B-1

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S WHICH PROVISION MAY NOT BE RULE 144. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [    ] such Transfer is being effected to the Issuer or a subsidiary thereof; or

(b) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and, if applicable, in compliance with the prospectus delivery requirements of the Securities Act.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

Exh. B-2

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________________

Exh. B-3

ANNEX A TO

CERTIFICATE OF TRANSFER

1. The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP 22303X AA3), or

(ii)	[ ] Regulation S Global Note (U2202C AA0), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP 22303X AA3), or

(ii)	[ ] Regulation S Global Note (U2202C AA0), or

(iii)	[ ] Unrestricted Global Note (CUSIP [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note,

in accordance with the terms of the Indenture.

Exh. B-4

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

[Covanta Holding Corporation

445 South Street

Morristown, New Jersey 07960

Attention: General Counsel]

U.S. Bank National Association

EP-MN-WS3C

60 Livingston Avenue

Saint Paul, MN 55107

Fax No.: (651) 466-7430

Attention: Global Corporate Trust

Re: 4.875% Sustainability-Linked Senior Notes due 2029

Reference is hereby made to the Indenture, dated as of November 30, 2021 (the “Indenture”), among Covert Mergeco, Inc., a Delaware corporation (“Merger Sub”), Covanta Holding Corporation, a Delaware corporation (“Covanta”), the Guarantors from time to time party thereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $______________ in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

Exh. C-1

c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2) EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

Exh. C-2

[Insert Name of Transferor]

By:
Name:
Title:

Dated: _______________

Exh. C-3

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of [___________], by [___________], (the “Guaranteeing Subsidiary”), a subsidiary of Covanta Holding Corporation, a Delaware corporation (the “Issuer”), and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, Covert Mergeco, Inc., the Issuer, the Guarantors party thereto, and the Trustee have heretofore executed and delivered an indenture, dated as of November 30, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 4.875% Sustainability-Linked Senior Notes due 2029 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuer’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Note Guarantee”);

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture to amend or supplement the Indenture without the consent of any Holder; and

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned such terms in the Indenture.

(2) Guarantee. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Note Guarantee on the terms and subject to the conditions set forth in the Indenture, including but not limited to Article 10 thereof.

(3) Release of Guarantee. This Guarantee shall only be released in accordance with Section 10.6 of the Indenture.

(4) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Note Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Note Guarantee on the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.

Exh. D-1

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) Ratification Of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

(9) The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity, sufficiency or adequacy of this Supplemental Indenture or for or in respect of the statements or recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

Exh. D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Exh. D-3